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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125082

TO STOCKHOLDERS OF PREMCOR INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The board of directors of each of Valero Energy Corporation and Premcor Inc. has unanimously approved a merger of Premcor into Valero. We cannot complete the merger unless Premcor stockholders approve the merger by adopting the merger agreement and we obtain the necessary regulatory approvals. We are sending you this document in connection with the special meeting of Premcor stockholders to be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, NY 10019, on Tuesday, August 30, 2005 at 10:00 a.m., local time, at which adoption of the merger agreement will be considered.

        If the merger is completed, Valero will be the surviving corporation and, depending on the election that you and other Premcor stockholders make, you may become a Valero stockholder. In the merger, you will have the right to elect to receive, for each Premcor share you own, either (1) 0.99 Valero shares, plus cash in lieu of any fractional shares, or (2) $72.76 in cash. You may also elect cash for some of your Premcor shares and Valero shares for others. Your elections are subject to proration so that one-half of Premcor shares outstanding immediately prior to the merger, calculated on a diluted basis under the treasury stock method, as specified in the merger agreement, will be exchanged for cash and the balance will be exchanged for Valero shares. As a result, we cannot assure you that you will receive the particular mix of cash and stock consideration you elect. Because the exchange ratio is fixed, the value of the stock consideration will vary with the trading price of Valero shares and may be different from the value of the cash consideration.

        We expect the merger to be generally tax-free with respect to Valero shares you receive and generally taxable with respect to cash you receive.

        This document contains detailed information about the proposed merger and the special meeting. We urge you to read this document carefully. You should carefully consider the discussion in "Risk Factors" beginning on page 9. You may obtain information about Valero and Premcor from documents that Valero and Premcor have filed with the Securities and Exchange Commission.

        The Premcor board of directors has unanimously determined that the merger is advisable and in the best interests of Premcor and its stockholders. Accordingly, the Premcor board of directors has approved the merger agreement and unanimously recommends that you vote "FOR" adoption of the merger agreement at the special meeting.

        Your Vote Is Very Important. Approval of a majority of the outstanding Premcor shares entitled to vote at the special meeting is required to adopt the merger agreement. If you do not vote, it will have the same effect as a vote against adoption of the merger agreement.

Jefferson F. Allen Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulator has approved the securities to be issued in the merger, as described in this document, nor have they determined if this document is accurate or adequate. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated July 13, 2005, and is first being mailed to Premcor stockholders on or about July 15, 2005.

ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Premcor Inc. and Valero Energy Corporation from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this document by accessing the SEC's Internet website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from the appropriate company at the following addresses:

Premcor Inc. 1700 East Putnam Avenue Suite 400 Old Greenwich, CT 06870 Attention: Investor Relations (203) 698-7500	Valero Energy Corporation P.O. Box 696000 San Antonio, TX 78269-6000 Attention: Investor Relations Department (800) 531-7911

        If you would like to request documents, please do so by August 23, 2005 in order to receive them before the special meeting. If you request any documents incorporated by reference from us, we will mail them to you promptly by first-class mail, or similar means.

        See "Where You Can Find More Information."

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

        A special meeting of stockholders of Premcor Inc. will be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, NY 10019, on August 30, 2005 at 10:00 a.m., local time, to consider and vote upon the following proposals:

  •
  To adopt the Agreement and Plan of Merger, dated as of April 24, 2005, by and between Valero Energy Corporation and Premcor Inc., which provides for, among other things, the merger of Premcor into Valero.

  •
  To adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

  •
  To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

        The proposed merger is described in more detail in the accompanying document, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying document.

        The Premcor board of directors has set the close of business (5:00 p.m., Eastern time) on July 8, 2005 as the record date for determining Premcor stockholders entitled to notice of and to vote at the special meeting. Only stockholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        The Premcor board of directors has unanimously determined that the merger is advisable and in the best interests of Premcor and its stockholders. Accordingly, the Premcor board of directors has approved the merger agreement and unanimously recommends that Premcor's stockholders vote FOR adoption of the merger agreement at the special meeting.

        It is important that you sign, date and promptly return the enclosed proxy card in the enclosed envelope so that your Premcor shares will be represented at the special meeting, whether or not you plan to attend. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time. If you do not vote your Premcor shares, it will have the same effect as a vote against adoption of the merger agreement. Please do not send your stock certificates with your proxy card.

By Order of the Board of Directors,
Michael D. Gayda Executive Vice President, General Counsel and Secretary

July 13, 2005

        PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL OR ABOUT VOTING, YOU MAY CALL THE ALTMAN GROUP, INC. TOLL-FREE AT (800) 591-8254.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	88
OTHER MATTERS	89
WHERE YOU CAN FIND MORE INFORMATION	89
ANNEX A—THE MERGER AGREEMENT	A-1
ANNEX B—OPINION OF MORGAN STANLEY & CO. INCORPORATED	B-1
ANNEX C—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this document to fully understand the voting procedures for the special meeting and the procedures for making cash and stock elections.

Q:	What am I being asked to vote on?
A:	You are being asked to vote to adopt the merger agreement between Valero and Premcor, under which Premcor would merge into Valero.

If the merger is completed, you will have the right to elect to receive, for each Premcor share you own, either (1) 0.99 Valero shares, plus cash in lieu of any fractional shares or (2) $72.76 in cash. You may also elect cash for some of your Premcor shares and Valero shares for others. Your elections are subject to proration so that, in the aggregate, a number of Premcor shares equal to one-half of Premcor's outstanding shares as of completion of the merger, calculated on a diluted basis under the treasury stock method, will be converted into the right to receive the cash consideration, and the balance will be converted into the right to receive the stock consideration. Because the exchange ratio is fixed, the value of the stock consideration will vary with the trading price of Valero shares and may be different from the value of the cash consideration.
Q:	What stockholder approvals are needed to approve the merger?
A:
For Premcor, the affirmative vote of the holders of a majority of the outstanding Premcor shares entitled to vote at the special meeting is required to adopt the merger agreement and the merger. No vote of Valero stockholders is required in connection with the merger.
Q:	What do I need to do now to vote?
A:
After carefully reading and considering the information contained and referred to in this document, please vote as soon as possible so that your Premcor shares may be represented and voted at the special meeting. If you hold your Premcor shares in your own name, you may vote by following the instructions on or accompanying your proxy card. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.
Q:	If my shares are held in "street name," will my broker, bank or other nominee vote my shares for me if I don't provide voting instructions?
A:
No. If you hold your shares in "street name" and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the adoption of the merger agreement. Accordingly, your broker, bank or other nominee will vote your shares held by it in "street name" only if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of votes against the adoption of the merger agreement.

i

Q:	What happens if I do not vote my shares?
A:
That will have the same effect as a vote against adoption of the merger agreement. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of adopting the merger agreement. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against adoption of the merger agreement.
Q:	Can I change my vote after I have delivered my proxy?
A:
Yes. If you are a registered Premcor stockholder, you may revoke a properly executed proxy at any time by (1) notifying Premcor in writing to the address set forth under "Additional Information," (2) submitting a new properly completed and signed proxy to Premcor, either by mail or as described under "Additional Information" that is dated later than the proxy originally submitted or (3) voting in person at the Premcor special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote. Beneficial holders cannot revoke their proxies in person at the special meeting because the actual stockholders of record will not be present.
Q:	Should I send my stock certificates with my proxy card or form of election?
A:	Please DO NOT send your stock certificates with your proxy card. You should send your stock certificates to the exchange agent with your form of election.
Q:	How and when do I make a cash election or a stock election?
A:
A form of election will be mailed to you at a later date, which will contain instructions on how to make an election. You should carefully review and follow the instructions that will accompany the form of election. To make a cash election or a stock election, you must properly complete, sign and send the form of election and any stock certificates representing your Premcor shares to Computershare Trust Company of New York, the exchange agent, at the following address:
Computershare Trust Company of New York Wall Street Station P.O. Box 101 New York, NY 10268-1010
You should direct questions regarding the cash or stock elections to:
Georgeson Shareholder Communications Telephone (toll-free): (866) 781-5469

The exchange agent must receive your form of election and any Premcor stock certificates, a book-entry transfer of Premcor shares or a guarantee of delivery as described in the instructions which will accompany the form of election, by the election deadline to be set forth on the form of election. Although we currently do not know when the election deadline will be, we expect it to be approximately three business days before completion of the merger.

If you own Premcor shares in "street name" through a bank, broker or other financial institution and you wish to make an election, you will receive or should seek instructions from the financial institution holding your shares concerning how to make your election.
"Street name" holders may be subject to an election deadline earlier than the general election deadline. Therefore, you should carefully read any materials you receive from your broker.

Q:	Can I elect to receive the cash consideration for a portion of my shares and the stock consideration for the remainder?
A:	Yes. The form of election will allow you to make an election for the cash consideration or the stock consideration for all or any portion of your Premcor shares.
Q:	Can I change my election after I submit a form of election?
A:
Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of Premcor and other information that the exchange agent may request. If you wish to submit a new form of election, you must do so in accordance with the election procedures described in this document and the form of election. If you instructed a broker to submit an election for your shares, you must follow such person's directions for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice or materials must be received by the exchange agent by the election deadline in order for the revocation to be valid.
Q:	May I transfer Premcor shares after I have made an election?
A:
No. If you have made an election, you will have delivered your stock certificates to or made a book-entry transfer to the exchange agent and thereafter will be unable to sell or otherwise transfer your Premcor shares after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.
Q:	What if I do not make an election or my form of election is not received?
A:
If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with any Premcor stock certificates you wish to exchange, properly endorsed for transfer, a book-entry transfer of Premcor shares or a guarantee of delivery as described in the form of election, then you will not have the opportunity to specify the type of merger consideration you wish to receive. As a result, your Premcor shares may be exchanged for the cash consideration, the stock consideration, or a combination of the cash consideration and the stock consideration consistent with the proration procedures contained in the merger agreement and described under "The Merger—Procedures for Premcor Stockholders to Make Elections." Generally, if there is an oversubscription to one form of consideration, shares as to which no election has been made will be allocated to the undersubscribed form of consideration before shares as to which an election for the oversubscribed consideration has been made. You bear the risk of proper delivery of your election form and should send any form of election by courier or by hand to the appropriate addresses to be shown in the form of election.

If you do not make a valid election with respect to your Premcor shares and have not exercised your dissenter's rights, after the completion of the merger, you will receive written instructions from the exchange agent on how to exchange your Premcor stock certificates for the consideration that you are entitled to receive in the merger as a non-electing stockholder. If you do not make a valid election and the Premcor shares you hold are in book-entry form, they will be automatically converted into the consideration payable to non-electing stockholders, and you do not need to take any action.

Q:	May I submit a form of election if I vote against adoption of the merger agreement?
A:
Yes. You may submit a form of election even if you vote against adopting the merger agreement. However, any form of election submitted by a stockholder who exercises dissenter's appraisal rights under Delaware law will be invalid and will be rejected. If a dissenting stockholder ceases to be a dissenting stockholder but does not submit a valid form of election prior to the election deadline, each Premcor share held by that dissenting stockholder will be treated as a share for which the stockholder has indicated no preference as to cash or stock consideration. See "Appraisal Rights."
Q:	What happens to my future dividends?
A:
Before the completion of the merger, Premcor expects to continue to pay regular quarterly cash dividends on Premcor shares, which currently are $0.02 per share, at times and intervals consistent with its prior practice. After completion of the merger, you will only be entitled to dividends on any Valero shares you receive in the merger. While no assurances can be made as to the level of any future dividends on common stock, Valero presently pays dividends at a quarterly dividend rate of $0.10 per share of Valero common stock.
Q:	When do you expect the merger to be completed?
A:
We are working to complete the merger before the end of the third quarter of 2005. However, we cannot assure you when or if the merger will be completed. We must first obtain the necessary approval of the Premcor stockholders at the special meeting and all necessary regulatory approvals.
Q:	Who can help answer my questions?
A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document, the form of election or the enclosed proxy card, you should contact:
The Altman Group, Inc. 1275 Valley Brook Avenue Lyndhurst, NJ 07071 Telephone (toll-free): (800) 591-8254
If you have questions about making a cash or stock election, or if you need additional copies of the form of election, you should contact:
Georgeson Shareholder Communications Telephone (toll-free): (866) 781-5469

SUMMARY

        This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you.

The Merger (see pages 21—51)

        In the merger, Premcor would be merged into Valero, with Valero being the surviving corporation. We have attached the full text of the merger agreement as Annex A to this document. We urge you to carefully read the entire merger agreement, as it is the legal document that governs the merger.

Why We Are Proposing the Merger (see pages 23—27)

        The merger furthers Valero's general business strategy of increasing cash flow and earnings through the acquisition of assets or businesses that are a logical extension of its existing assets or businesses. Following the merger, we expect Valero to be the largest refiner in North America. Valero believes that the addition of Premcor's assets will increase the geographic diversity of its refining network. We also have similar strategies, in that we are both committed to expanding capacity to refine heavy, sour crude oil feedstocks, which are generally less expensive and more generally available than light, sweet crude oil feedstocks. In addition, Valero believes that Premcor's assets provide profit improvement opportunities, which Valero believes it should be able to realize given its record of increasing refining reliability, capacity and yields.

        Premcor believes that the consideration to be paid by Valero in the merger is fair to Premcor stockholders. Premcor also believes that the election mechanism afforded to Premcor stockholders in the merger enables Premcor stockholders to maintain an investment in the refining sector by electing to receive Valero shares.

You Will Receive Either 0.99 Valero Common Shares or $72.76 in Cash for Each of Your Premcor Shares in the Merger (see page 21)

        In the merger, you will have the right to elect to receive, for each Premcor share you own and subject to proration as described below, either

  •
  0.99 Valero shares, including the associated rights to purchase Valero Series I Junior Participating Preferred Stock, plus cash in lieu of any fractional shares, which we refer to as the "stock consideration," or

  •
  $72.76 in cash, which we refer to as the "cash consideration."

You may also elect to receive cash for some of your Premcor shares and Valero shares for others.

Your Elections Will be Subject to Proration (see pages 41—45)

        In the merger, one-half of the Premcor shares outstanding immediately prior to the merger, calculated on a diluted basis under the treasury stock method, will be converted into the right to receive the cash consideration, and the balance will be converted into the stock consideration. As a result, if holders of more than this number of Premcor shares elect to receive the cash consideration, these Premcor stockholders will nevertheless receive, on a pro rata basis, some stock consideration, in lieu of some of the cash consideration, for Premcor shares with respect to which they have made cash elections. Similarly, if the stock consideration is oversubscribed, Premcor stockholders who have made stock elections will nevertheless receive, on a pro rata basis, some cash consideration, in lieu of some of the stock consideration, for Premcor shares with respect to which they have made stock elections.

Premcor stockholders who do not make an election will receive the cash consideration, the stock consideration or a combination, depending on elections made by other Premcor stockholders.

        For example, if immediately prior to the merger there are 90 million Premcor shares actually outstanding and 93 million Premcor shares deemed outstanding on a diluted basis under the treasury stock method, then 46.5 million Premcor shares (half of 93 million) will be converted into the cash consideration in the merger and the balance of the actual outstanding Premcor shares, 43.5 million, will be converted into the right to receive the stock consideration. If elections for the cash or stock consideration exceed the respective limit, some Premcor shares for which elections were made for the oversubscribed form of consideration will, on a pro rata basis, instead be converted into the right to receive a combination of cash and Valero shares so that the overall conversion amounts are achieved.

Trading Prices of Valero and Premcor Shares (see pages 62—63)

        Both Valero and Premcor shares trade on the New York Stock Exchange, Valero shares under the symbol "VLO" and Premcor shares under the symbol "PCO." Valero will apply to have the Valero shares issued in the merger approved for listing on the NYSE. If the merger is completed, Premcor shares will no longer be outstanding and trade on the NYSE. The following table presents closing sales prices for Valero and Premcor shares on the NYSE on April 22, 2005, the last full trading day prior to our announcement of the signing of the merger agreement, and on July 12, 2005, the latest practicable date prior to printing this document. The following table also presents the equivalent pro forma prices for Premcor shares on those dates, as determined by multiplying the closing sales prices of Valero shares on those dates by 0.99, the fraction of a Valero share that Premcor stockholders electing to receive Valero shares would receive in the merger for each Premcor share, based on the closing price of Valero shares on such dates and assuming no proration or adjustment.

	Valero Shares	Premcor Shares	Equivalent Price Per Share
April 22, 2005	$75.04	$59.00	$74.29
July 12, 2005	$85.18	$77.17	$84.33

        The market prices of Valero and Premcor shares will fluctuate prior to completion of the merger, along with the equivalent pro forma Premcor share price. You should obtain current stock price quotations from a newspaper, on the Internet or by calling your broker.

The Merger Will Be Generally Tax-Free to Premcor Stockholders Who Receive Only Valero Shares and Generally Taxable to Premcor Stockholders Who Receive Cash (see pages 46—49)

        Neither Valero nor Premcor will be required to complete the merger unless each receives a legal opinion to the effect that the merger will qualify as a "reorganization" for United States federal income tax purposes. We expect the merger to generally be tax-free to Premcor stockholders for United States federal income tax purposes to the extent that they receive Valero shares in the merger. Those Premcor stockholders receiving solely cash for their Premcor shares will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their Premcor shares. Those Premcor stockholders receiving both Valero shares and cash for their Premcor shares will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the "amount realized" in the transaction (i.e., the fair market value of the Valero shares at the effective time of the merger plus the amount of cash received) over their tax basis in their Premcor shares. In certain circumstances, such gain or, in the case of recipients of cash only, the entire amount of cash received, could be taxable as ordinary income rather than capital gain.

The Premcor Board of Directors Unanimously Recommends Approval of the Merger Agreement (see pages 25—27)

        The Premcor board of directors believes that the merger agreement is fair to and in the best interests of Premcor and its stockholders, and unanimously recommends that Premcor stockholders vote "FOR" adoption of the merger agreement. In considering the recommendation of the Premcor board of directors, you should be aware that directors and officers of Premcor have interests in the merger that are different from, or in addition to, their interests as Premcor stockholders. The Premcor board of directors was aware of, and considered, these interests in determining to adopt the merger agreement and recommend adoption of the agreement to Premcor stockholders. See "The Merger—Interests of Premcor's Directors and Executive Officers in the Merger."

Morgan Stanley Has Provided a Fairness Opinion to the Premcor Board of Directors (see pages 27—35)

        Among other factors considered in deciding to approve the merger and the merger agreement, the Premcor board of directors received a written opinion, dated as of April 22, 2005, from its financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date of the opinion, the consideration to be received by Premcor stockholders pursuant to the merger agreement was fair from a financial point of view to Premcor stockholders. We have attached the full text of Morgan Stanley's opinion as Annex B to this document. You should carefully read the full text of the opinion to understand the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley. The opinion of Morgan Stanley does not constitute a recommendation as to how any Premcor stockholder should vote with respect to adoption of the merger agreement or as to what type of consideration any Premcor stockholder should elect to receive.

Premcor Stock Options Will Become Stock Options to Acquire Valero Common Stock (see page 46)

        In the merger, each option to purchase Premcor shares will be converted into an option to purchase Valero shares. The number of Valero shares purchasable upon exercise of the Valero option will be equal to the number of Premcor shares that were purchasable upon exercise of the Premcor option multiplied by 0.99 and rounded to the nearest whole share. The per share purchase price of the Valero option will be equal to the per share purchase price of the Premcor option divided by 0.99, rounded to the nearest whole cent. All other terms of the Premcor option will remain the same, and Valero will assume Premcor's obligations under the relevant option plans. All unvested and unexpired Premcor options will vest and become exercisable upon completion of the merger.

Completion of the Merger is Subject to Conditions (see page 59)

        Completion of the merger is subject to satisfaction of a number of conditions, including:

  •
  the adoption of the merger agreement by Premcor stockholders;

  •
  the accuracy of the representations and warranties made by Valero and Premcor, except where the failure to be accurate would not have a material adverse effect;

  •
  the performance by each of Valero and Premcor of its respective obligations under the merger agreement;

  •
  receipt by each of Valero and Premcor of a tax opinion from its respective counsel that the merger will qualify as a "reorganization" for U.S. federal income tax purposes; and

  •
  the receipt of required regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the "HSR Act."

Termination of the Merger Agreement; Termination Fee Payable (see pages 59—61)

        Premcor and Valero can mutually agree at any time to terminate the merger agreement before completing the merger, even if Premcor stockholders have already adopted the merger agreement. In addition, either Valero or Premcor, without the consent of the other, may terminate the merger agreement in a number of situations, including:

  •
  the final denial of a required regulatory approval or a final governmental order prohibiting the merger;

  •
  failure of Premcor stockholders to adopt the merger agreement; or

  •
  failure to complete the merger before March 31, 2006.

        Valero, without the consent of Premcor, may also terminate the merger agreement if:

  •
  the Premcor board of directors fails to recommend to Premcor stockholders the adoption of the merger agreement or withdraws, qualifies or modifies such recommendation in any manner adverse to Valero;

  •
  Premcor fails to hold the special meeting; or

  •
  Premcor breaches any of its representations, warranties or covenants in such a manner that the condition described above under "—Completion of the Merger is Subject to Conditions" relating to the absence of a breach of representation, warranty or covenant is not capable of being satisfied prior to March 31, 2006.

If Valero terminates the merger agreement as a result of either of the circumstances described in the first two bullet points of the immediately preceding paragraph, Premcor has agreed to pay Valero a termination fee of $150 million. Premcor must also pay Valero a $150 million termination fee if the merger agreement is terminated as a result of a breach of Premcor's representations, warranties or covenants, failure of Premcor stockholders to adopt the merger agreement or failure to complete the merger before March 31, 2006 with the Premcor special meeting not having occurred, at a time when an alternative acquisition proposal has been made and Premcor takes certain actions relating to an alternative acquisition proposal within one year of termination.

        Premcor, without the consent of Valero, may also terminate the merger agreement if Valero breaches any of its representations, warranties or covenants in such a manner that the condition described above under "—Completion of the Merger is Subject to Conditions" relating to the absence of a breach of representation, warranty or covenant is not capable of being satisfied prior to March 31, 2006.

Your Rights as a Valero Stockholder Would Be Different from Your Rights as a Premcor Stockholder (see pages 77—85)

        If you receive Valero shares in the merger, whether as a result of election or proration, you will become a Valero stockholder and, accordingly, your rights after the merger will be governed by Valero's certificate of incorporation and bylaws, which are different from Premcor's certificate of incorporation and bylaws.

You Have Appraisal Rights in Connection with the Merger (see pages 86—87)

        Under Delaware law, you will have dissenter's rights of appraisal in connection with the merger. If you properly exercise your dissenter's rights of appraisal, you will receive such consideration as may be determined under Delaware law. If you lose or fail to perfect your appraisal rights, you will receive the merger consideration that a Premcor stockholder who did not make any election would receive under the merger agreement.

The Special Meeting (see pages 19—20)

        The special meeting will be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, NY 10019, on August 30, 2005 at 10:00 a.m., local time. At the special meeting, Premcor stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated April 24, 2005, between Valero and Premcor. Only Premcor stockholders at the close of business on July 8, 2005, the record date, are entitled to notice of and to vote at the special meeting. The affirmative vote of a majority of the Premcor shares entitled to vote at the special meeting is required to adopt the merger agreement.

The Companies (see pages 64—67)

Valero Energy Corporation
One Valero Way
San Antonio, TX 78249
(210) 345-2000

        Valero is a Fortune 500 company based in San Antonio, Texas with approximately 20,000 employees and annual revenue of approximately $55 billion. Valero owns and operates 14 refineries throughout the United States, Canada and the Caribbean. Valero's refineries have a combined throughput capacity, including crude oil and other feedstocks, of approximately 2.4 million barrels per day, which represents approximately 12% of the total U.S. refining capacity. Valero is also one of the nation's largest retail operators, with more than 4,700 retail and wholesale branded outlets in the United States, Canada and the Caribbean under various brand names, including Diamond Shamrock®, Shamrock®, Ultramar®, Valero® and Beacon®.

Premcor Inc.
1700 East Putnam Avenue, Suite 400
Old Greenwich, CT 06870
(203) 698-7500

        Premcor is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. Premcor owns and operates four refineries which are located in Port Arthur, Texas, Lima, Ohio, Memphis, Tennessee and Delaware City, Delaware, with a total throughput capacity of approximately 800,000 barrels per day.

SELECTED HISTORICAL FINANCIAL INFORMATION
(Millions of dollars except per share amounts)

        We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Valero and Premcor for the years 2000 through 2004 and the unaudited financial statements of Valero and Premcor for the three months ended March 31, 2005 and 2004. This information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and have incorporated by reference in this document. See "Where You Can Find More Information."

Valero Energy Corporation

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Operating revenues	$14,953	$11,082	$54,619	$37,969	$29,048	$14,988	$14,671
Net income	534	248	1,804	622	92	564	339
Earnings per common share	2.07	0.97	7.02	2.69	0.43	4.64	2.90
Earnings per common share—assuming dilution	1.92	0.91	6.53	2.55	0.42	4.42	2.80
Total assets	20,314	17,779	19,392	15,664	14,465	14,400	4,308
Long-term debt and capital lease obligations (less current portions)	3,610	4,682	3,901	4,245	4,494	2,805	1,042
Company-obligated preferred securities of subsidiary trusts	—	—	—	—	373	373	173
Dividends per common share	0.08	0.06	0.29	0.21	0.20	0.17	0.16

Premcor Inc.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Operating revenues	$4,164	$2,552	$15,335	$8,804	$5,906	$5,985	$7,162
Income (loss) from continuing operations	127	50	484	124	(127)	171	90
Earnings (loss) per common share from continuing operations	1.42	0.67	5.73	1.70	(2.65)	5.05	2.79
Earnings (loss) per common share from continuing operations—assuming dilution	1.38	0.66	5.58	1.68	(2.65)	4.65	2.55
Total assets	5,680	3,519	5,690	3,715	2,323	2,510	2,469
Long-term debt (less current portion)	1,766	1,411	1,789	1,426	910	1,391	1,515
Exchangeable preferred stock	—	—	—	—	—	95	91
Dividends per common share	0.02	—	0.02	—	—	—	—

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following selected unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes on pages 68—75. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Valero and Premcor. This information is for illustrative purposes only.

        Valero and Premcor may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Valero will experience after the merger.

	Three Months Ended March 31, 2005	Year Ended December 31, 2004
	(millions of dollars, except per share amounts)
Operating revenues	$18,926	$69,224
Operating income(1)	1,035	3,754
Net income from continuing operations(1)	626	2,144
Earnings per common share from continuing operations(1)	2.08	7.15
Earnings per common share from continuing operations—assuming dilution(1)	1.93	6.68
March 31, 2005
(millions of dollars)
Total assets	$31,248
Long-term debt and capital lease obligations (less current portions)	8,249

(1)
None of these amounts reflect the effect of anticipated synergies expected to result from the merger that are discussed under "The Merger—Management and Operations Following the Merger."

COMPARATIVE UNAUDITED PER SHARE DATA

        Set forth below are net income, cash dividends and book value per Valero share and Premcor share on a historical basis, for Valero on a pro forma combined basis, and on a pro forma combined basis per Premcor-equivalent share. The exchange ratio is 0.99 Valero shares for each Premcor share in accordance with the merger agreement.

        The Valero pro forma combined data was derived by combining the historical consolidated financial information of Valero and the historical consolidated financial information of Premcor using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Combined Financial Information."

        The Premcor-equivalent share pro forma information shows the effect of the merger from the perspective of a Premcor stockholder. The information was computed by multiplying the Valero pro forma information by the exchange ratio of 0.99.

        You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and that we have incorporated by reference in this document. See "Where You Can Find More Information." The unaudited pro forma combined data below is for illustrative purposes only and is based on available information and assumptions that are believed to be reasonable as of the date of this document. The financial results may have been different had the companies always been combined due to, among other factors, those factors discussed under "Risk Factors." You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that Valero will experience after the merger. See "Special Note Regarding Forward-Looking Statements."

	Three Months Ended March 31, 2005	Year Ended December 31, 2004
Valero historical data, per common share:
Earnings per common share	$2.07	$7.02
Earnings per common share—assuming dilution	1.92	6.53
Cash dividends per common share	0.08	0.29
Book value per common share at end of period	30.56	N/A
Premcor historical data, per common share:
Earnings per common share from continuing operations	1.42	5.73
Earnings per common share from continuing operations—assuming dilution	1.38	5.58
Cash dividends per common share	0.02	0.02
Book value per common share at end of period	25.36	N/A
Valero pro forma combined data, per Valero common share:
Earnings per common share from continuing operations(1)	2.08	7.15
Earnings per common share from continuing operations—assuming dilution(1)	1.93	6.68
Cash dividends per common share	0.08	0.29
Book value per common share at end of period	37.84	N/A
Valero pro forma combined data, per Premcor-equivalent common share:
Earnings per common share from continuing operations	2.06	7.08
Earnings per common share from continuing operations—assuming dilution	1.91	6.61
Cash dividends per common share	0.08	0.29
Book value per common share at end of period	37.46	N/A

(1)
None of these amounts reflect the effect of anticipated synergies expected to result from the merger that are discussed under "The Merger—Management and Operations Following the Merger."

RISK FACTORS

        In addition to the other information included in this document, including the matters addressed in "Special Note Regarding Forward-Looking Statements," you should carefully consider the matters described below in determining whether to vote to adopt the merger agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of Valero and Premcor incorporated by reference into this document and listed in "Where You Can Find More Information."

Risks Related to the Merger

You may not receive the form of merger consideration that you elect for all of your Premcor shares.

        The merger agreement contains provisions that are designed to ensure that, in the aggregate, one-half of the outstanding Premcor shares immediately prior to the merger, calculated on a diluted basis under the treasury stock method, will be converted into the right to receive the cash consideration and the balance will be converted into the stock consideration. As a result, if holders of more than that number of Premcor shares elect to receive the cash consideration, these Premcor stockholders will nevertheless receive, on a pro rata basis, some stock consideration, in lieu of some of the cash consideration, for Premcor shares with respect to which they have made cash elections. Similarly, if the stock consideration is oversubscribed, Premcor stockholders who have made stock elections will nevertheless receive, on a pro rata basis, some cash consideration, in lieu of some of the stock consideration, for Premcor shares with respect to which they have made stock elections. In addition, the value of the stock consideration at the time of the merger may be higher or lower than the value of the cash consideration at that time. Accordingly, it is likely you will not receive a portion of the merger consideration in the form that you elect and that the consideration you do receive will have a different value at completion of the merger than what you elected to receive. While we expect that the receipt of solely Valero shares in the merger will generally not result in the recognition of any gain or loss by a Premcor stockholder, that will generally not be the case if all or a portion of the consideration to the Premcor stockholder is cash.

Because the exchange ratio is fixed and the market price of Valero shares will continue to fluctuate prior to completion of the merger, we cannot tell you what the value of the stock consideration will be when the merger is completed.

        Premcor stockholders who receive the stock consideration in the merger will receive a fixed number of Valero shares rather than a number of Valero shares with a particular market value. The market value of Valero shares at the time of the merger may vary significantly from the market value of Valero shares on the date the merger agreement was signed, the date of this document or the date on which Premcor stockholders vote on adoption of the merger agreement. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Valero shares and that market value will fluctuate continuously, the market value of the Valero shares issued in the merger may be higher or lower than the value on earlier dates, and may be higher or lower than the cash consideration amount of $72.76. Changes in prices of Valero's shares may result from a variety of factors that are beyond the control of each of Premcor and Valero, including changes in its businesses, operations and prospects, regulatory considerations and general and industry-specific market and economic conditions. Premcor is not permitted to terminate the merger agreement solely because of changes in the market price of Valero shares.

If you deliver your Premcor shares to the exchange agent to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline or the merger agreement is terminated.

        The deadline for making a cash or stock election for Premcor shares will be announced by Valero between five and fifteen business days in advance of that deadline. While we do not currently know what the election deadline will be, we expect that it will be approximately three business days before completion of the merger. After you submit a form of election, under the terms of the election, you will not be able to sell any Premcor shares covered by your form of election, regardless of whether those Premcor shares are held in certificated or book-entry form, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to sell your Premcor shares covered by a form of election prior to completion of the merger. While the parties have agreed to establish an election deadline that is a relatively short time before the anticipated completion date of the merger, there can be no assurance that unforeseen circumstances will not cause the completion of the merger to be delayed after the deadline has been established.

Valero may fail to realize the anticipated synergies, cost savings and other benefits expected from the merger, which could adversely affect the value of Valero shares.

        The success of the merger will depend, in part, on the ability to realize the administrative and operational synergies anticipated from combining the businesses of Valero and Premcor. Valero's management has estimated that the combined company will realize approximately $350 million in annual recurring synergies beginning in the second year following completion of the merger. To realize the benefits of the merger, Valero may be required to make capital expenditures or otherwise incur costs to achieve such anticipated synergies and must combine the businesses of the two companies in such a way as to allow realization of these synergies. However, Valero cannot assure you that it will be successful in this integration or that it will realize these synergies in the amounts, or at the times, anticipated. If Valero is not able to achieve these objectives successfully, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected, which could adversely affect the value of Valero shares.

Valero may be unable to integrate Premcor's operations successfully.

        The merger involves the integration of a company into Valero that previously has operated independently. The difficulties of combining the operations of the companies include:

  •
  the integration of separate management and information systems;

  •
  the necessity of coordinating geographically separate organizations; and

  •
  integrating personnel with diverse business backgrounds.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Valero's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of Premcor's operations into Valero could have an adverse effect on the business, results of operations or financial condition of Valero, including by delaying the time at which synergies such as cost savings can be realized and reducing management time and effort available for other business matters and strategic opportunities.

The opinion obtained by Premcor from its financial advisor will not reflect changes in circumstances before the merger.

        Morgan Stanley, Premcor's financial advisor, has delivered a "fairness opinion" to the Premcor board of directors. The opinion states that, as of April 22, 2005, the consideration to be received by Premcor stockholders pursuant to the merger agreement was fair from a financial point of view to Premcor stockholders. The opinion does not reflect changes that may occur or may have occurred after April 22, 2005, including changes to the operations and prospects of Premcor or Valero, changes in general market and economic conditions or other factors. Any such changes, or other factors on which the opinion is based, may alter the relative value of Premcor and Valero.

Premcor's officers and directors have interests in the merger that are different from, or in addition to, your interests as a Premcor stockholder.

        Premcor's officers negotiated the merger agreement with Valero, and the Premcor board of directors approved the merger agreement and is recommending that Premcor stockholders vote for adoption of the agreement. In considering these facts and the other information contained in this document, you should be aware that Premcor's officers and directors have financial interests in the merger that are different from, or in addition to, the interest that they share with you as a Premcor stockholder. As described under the heading "The Merger—Interests of Premcor's Directors and Executive Officers in the Merger," there are substantial amounts to be paid to the officers of Premcor, including Messrs. O'Malley and Allen, under the terms of employment agreements and compensation and retirement plans maintained by Premcor and due to the accelerated vesting of options to purchase Premcor shares. In addition, each non-employee member of the Premcor board of directors will, if the merger closes, receive an amount equal to 12 months of directors' fees if the director had served for fewer than two years, and 18 months of directors' fees if the director had served for two years or more.

Terms of the merger agreement could discourage a third party from proposing an alternative transaction to the merger.

        Under the terms of the merger agreement, Premcor is required to pay to Valero a termination fee of $150 million if the merger agreement is terminated under certain circumstances relating to an alternative acquisition proposal by a third party. In addition, while the merger agreement is in effect and subject to limited exceptions, Premcor is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Valero. The merger agreement may not be terminated by the Premcor board of directors if the Premcor board of directors fails to recommend to Premcor stockholders the adoption of the merger agreement or withdraws, qualifies or modifies such recommendation in any manner adverse to Valero, and requires Premcor under those circumstances to hold the special meeting for the purpose of adopting the merger agreement and approving the merger. These terms could affect the ability or willingness of third parties to make proposals to acquire or merge with Premcor. See "The Merger Agreement."

Obtaining regulatory approvals may delay or prevent completion of the merger, reduce the benefits of the merger to stockholders or result in additional transaction costs.

        The completion of the merger is conditioned upon, among other things, the expiration or earlier termination of the waiting period under the HSR Act. Valero and Premcor have not yet obtained the governmental or regulatory approvals required to complete the merger. As a result, Premcor stockholders face the following risks:

  •
  the requirement for obtaining these consents and approvals could delay the completion of the merger for a significant period after Premcor stockholders have approved the merger, including until after the March 31, 2006 outside termination date;

  •
  the merger may not be completed if the required consents and approvals are not obtained; and

  •
  conditions or restrictions governmental authorities could impose in order to obtain regulatory approval could, if the merger is nonetheless completed, adversely affect the business or financial condition of Valero following the completion of the merger.

        Any of these conditions or restrictions may result in the benefits of the merger being different from those described in this document. Any such conditions or restrictions may jeopardize or delay the completion of the merger or may reduce the anticipated benefits of the merger. A delay could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about the completion of the merger.

Failure to complete the merger could negatively impact the trading price of Premcor shares and future business and operations.

        If the merger is not completed for any reason, in addition to being required under certain circumstances relating to an alternative acquisition proposal by a third party to pay Valero a termination fee of $150 million, Premcor and its stockholders may be subject to a number of material risks, including that the trading price of Premcor shares may decline to the extent that the current trading price of Premcor shares reflects a market assumption that the merger will be completed and costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

        Further, if the merger agreement is terminated and the Premcor board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the price to be paid by Valero in the merger.

Risks Related to Valero's Business

Valero's financial results are affected by volatile refining margins.

        Valero's financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire Valero's feedstocks and the price at which it can ultimately sell refined products depend upon numerous factors beyond Valero's control. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. Earnings on a diluted basis for 2003 and 2004 were $2.55 per share and $6.53 per share, respectively. The significant fluctuation in Valero's earnings between 2003 and 2004 was primarily related to refining margins.

Compliance with and changes in environmental laws could adversely affect Valero's performance.

        Valero is subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures and characteristics and composition of gasoline and diesel fuels. If Valero violates or fails to comply with these laws and regulations, it could be fined or otherwise sanctioned. Because environmental laws and regulations are increasingly becoming more stringent and new environmental laws and regulations are continuously being enacted or proposed, such as those relating to methyl tertiary butyl ether, or "MTBE," CARB gasoline, the Tier II gasoline and distillate standards and the Maximum Available Control Technology rule, or "MACT II," under the Clean Air Act, the level of future expenditures required for environmental matters could increase in the future. In addition, any major upgrades in any of Valero's refineries could require material additional expenditures to comply with environmental laws and regulations.

        The Environmental Protection Agency's "Tier II" standards, adopted under the Clean Air Act, phase in limitations on the sulphur content of gasoline (which began in 2004) and diesel fuel sold to highway consumers (beginning in 2006). Most of Valero's refineries are being modified to comply with the Tier II gasoline and diesel standards. Valero estimates that capital expenditures of approximately $2 billion will be required through 2008 for its existing refineries to meet the Tier II specifications, of which approximately $880 million has been spent as of March 31, 2005. Valero expects that its cost estimates will change as additional engineering is completed and progress is made toward construction of these various projects.

Disruption of Valero's ability to obtain crude oil could adversely affect its operations.

        About 70% of Valero's total crude oil feedstock requirements are purchased through term crude oil feedstock contracts. The remainder of Valero's crude oil feedstock requirements are purchased on the spot market. Valero's term supply agreements include arrangements to purchase feedstocks at market-related prices that fluctuate based on prevailing commodity prices. The term agreements include contracts to purchase feedstocks from various foreign national oil companies (including feedstocks originating in Saudi Arabia, Mexico, Iraq, Kuwait, Venezuela, Ecuador and Africa) as well as international and domestic oil companies. In particular, a significant portion of Valero's feedstock requirements are satisfied through suppliers located in the Middle East, and Valero is, therefore, subject to the political, geographic and economic risks attendant to doing business with suppliers located in that area. In the event one or more of Valero's term contracts were terminated or political events disrupted its traditional crude oil supply, Valero believes that adequate alternative supplies of crude oil would be available, but it is possible that Valero would be unable to find alternative sources of supply. If Valero is unable to obtain adequate crude oil volumes or is only able to obtain such volumes at unfavorable prices, Valero's results of operations could be materially adversely affected, including reduced sales volumes of refined products or reduced margins as a result of higher crude oil costs.

Competitors that produce their own supply of feedstocks, have more extensive retail outlets or have greater financial resources may have a competitive advantage.

        The refining and marketing industry is highly competitive with respect to both feedstock supply and refined product markets. Valero competes with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for its refined products. Valero does not produce any of its crude oil feedstocks. Many of Valero's competitors, however, obtain a significant portion of their feedstocks from company-owned production and some have more extensive retail outlets than Valero has. Competitors that have their own production or extensive retail outlets (and greater brand-name recognition) are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages.

        A number of Valero's competitors also have materially greater financial and other resources than Valero possesses. Such competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In addition, Valero competes with other industries that provide alternative means to satisfy the energy and fuel requirements of its industrial, commercial and individual consumers.

A significant interruption in one or more of Valero's refineries could adversely affect its business.

        With the acquisition of the Aruba refinery and certain related businesses, Valero's refining activities are conducted at 14 refineries in Texas, Louisiana, New Jersey, California, Oklahoma, Quebec, Canada and Aruba. The refineries are Valero's principal operating assets. As a result, Valero's operations could be subject to significant interruption if one or more of the refineries were to experience a major accident, be damaged by severe weather or other natural or man-made disaster, such as an act of terrorism, or otherwise be forced to shut down. If any refinery were to experience an interruption in operations, earnings therefrom could be materially adversely affected, including as a result of lost production and repair costs.

Valero may be unable to compete successfully with other companies in the retail sector.

        The retail sector has become increasingly competitive. Valero faces strong competition from the fully integrated major oil companies and independent jobbers selling gasoline under national and private brands. Valero also competes with large grocery stores and other general merchandisers (the so-called "hypermarts") that often sell gasoline at aggressively competitive prices in order to attract customers to their sites. A number of Valero's competitors also have materially greater financial and other resources than Valero possesses. The actions of Valero's competitors could lead to lower prices and reduced margins, which could have an adverse effect on its financial position.

Valero's operations expose it to many operating risks, not all of which are insured.

        Valero's refining and marketing operations are subject to various hazards common to the industry, including explosions, fires, toxic emissions, maritime hazards and uncontrollable flows of oil and gas. They are also subject to the additional hazards of loss from severe weather conditions. As protection against operating hazards, Valero maintains insurance coverage against some, but not all, such potential losses. Valero may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. As a result of market conditions, premiums and deductibles for certain of Valero's insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If Valero were to incur a significant liability for which it was not fully insured, it could have a material adverse effect on its financial position.

Pending or future litigation involving the manufacture or use of MTBE could adversely affect Valero.

        Valero is a defendant in more than 60 cases alleging liability related to MTBE contamination in groundwater. The plaintiffs in these cases are generally water providers, governmental authorities and private water companies alleging that refiners and marketers of gasoline containing MTBE are liable for manufacturing or distributing a defective product. Valero is named in these suits together with many other refining industry companies. The suits generally seek individual, unquantified compensatory and punitive damages and attorneys' fees. Although Valero believes that it has several strong defenses to these claims and intends to vigorously defend the lawsuits, an adverse result in one or more of these suits is reasonably possible. Valero believes that an adverse result in any one of these suits would not have a material adverse effect on its results of operations or financial position. However, Valero believes that an adverse result in all or a substantial number of these cases could have a material adverse effect on Valero's results of operations and financial position.

Valero may not be successful in continuing to grow through acquisitions, and any further acquisitions may require it to obtain additional financing or could result in dilution.

        A substantial portion of Valero's growth over the last several years has been attributable to acquisitions. The ability to continue to grow through acquisitions will be dependent on a number of factors, including Valero's ability to:

  •
  identify acceptable acquisition candidates

  •
  consummate acquisitions on favorable terms

  •
  obtain financing to support Valero's growth

  •
  successfully integrate acquired businesses

        Valero may not be successful in continuing to grow through acquisitions. In addition, the financing of future acquisitions may require Valero to incur additional indebtedness, which could limit its financial flexibility, or to issue additional equity, which could result in dilution of the ownership interest of existing stockholders.

Provisions in Valero's corporate documents and Delaware law could delay or prevent a change in its control.

        The existence of some provisions in Valero's corporate documents and Delaware law could delay or prevent a change in control of Valero, even if that change might be beneficial to its stockholders. In addition, Valero has adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in Valero without advance approval of its board of directors. Delaware law imposes additional restrictions on mergers and other business combinations between Valero and any holder of 15% or more of its outstanding common stock.

A patent dispute with Unocal could adversely affect Valero.

        In 2002, Union Oil Company of California (Unocal) sued Valero alleging patent infringement. The complaint seeks a 5.75 cent per gallon royalty on all reformulated gasoline infringing on Unocal's '393 and '126 patents. These patents cover certain compositions of cleaner-burning gasoline. The complaint seeks treble damages for Valero's alleged willful infringement of Unocal's patents and Valero's alleged conduct to induce others to infringe the patents. In a previous lawsuit involving its '393 patent, Unocal prevailed against several major refiners, including Chevron Corporation and Texaco Inc., now Chevron Corporation (Chevron).

        In 2001, the Federal Trade Commission (FTC) began an antitrust investigation concerning Unocal's misconduct with a joint industry research group and regulators during the time that Unocal was prosecuting its patents at the U.S. Patent and Trademark Office (PTO). In 2003, the FTC filed a complaint against Unocal for antitrust violations. The FTC's complaint seeks an injunction against future '393 or '126 patent enforcement activity by Unocal against any person or entity with respect to gasoline to be sold in California. The evidence phase of the proceeding concluded in January 2005. Prior to a decision, the FTC proceedings were stayed after Chevron announced its proposed acquisition of Unocal on April 4, 2005. On June 10, 2005, the FTC announced a consent decree which approved the Chevron/Unocal merger and resolved the FTC antitrust complaint. Contingent on closing the merger, Chevron/Unocal agreed to desist all further efforts to enforce the Unocal patents, and the patents will be dedicated to the public. The consent decree specifically requires dismissal of Unocal's lawsuit against Valero.

        On June 23, 2005, CNOOC Ltd (CNOOC) announced an unsolicited competing offer for Unocal. In announcing its offer, CNOOC publicly committed to honor the Chevron/Unocal FTC consent decree. At this time, it appears uncertain who will succeed in acquiring Unocal. The Unocal shareholder vote for the Chevron proposal is currently scheduled for August 10, 2005. The CNOOC proposal has not developed into an agreement with Unocal and it also reportedly faces political and regulatory obstacles.

        Valero believes that it is likely that these developments will effectively end the dispute, although there can be no assurance that Chevron or CNOOC will successfully acquire Unocal. The FTC antitrust proceeding is indefinitely stayed, and if there is no merger related resolution, Valero expects that the administrative law judge would rule and the decision would likely be appealed to the full Commission. In addition to the FTC proceedings, the '393 and '126 patents are being reexamined by the PTO. The PTO has issued notices of rejection of all claims of each of these patents. These rejections are subject to additional proceedings, including administrative appeal by Unocal, followed by an appeal in federal district court or the court of appeals. Ultimate invalidation, while it cannot be assured, would preclude Unocal from pursuing claims based on the '393 or '126 patents.

        Unocal's suit against Valero has been indefinitely stayed as a result of the PTO reexamination proceedings. Notwithstanding the judgments against the other refiners in the previous litigation, Valero believes that it has several strong defenses to Unocal's lawsuit, including those arising from what Valero believes to be Unocal's misconduct, and Valero believes it will likely prevail in the lawsuit. However, due to the inherent uncertainty of litigation and the current uncertainty surrounding the proposed acquisition of Unocal, it remains reasonably possible that Valero will not prevail in the lawsuit, and an adverse result could have a material effect on Valero's results of operations and financial position. An estimate of the possible loss or range of loss from such an adverse result cannot reasonably be made at the present time.

Valero's leverage may limit its financial flexibility.

        As of March 31, 2005, Valero had total debt of approximately $4.05 billion (including capital lease obligations), stockholders' equity of approximately $7.99 billion, and cash and temporary cash investments of $686 million. Under Valero's revolving bank credit facilities, at March 31, 2005, its debt-to-capitalization ratio (net of cash) was approximately 29.6%. Valero will incur additional indebtedness in connection with the merger and may also incur additional indebtedness in the future, including in connection with other acquisitions, although its ability to do so will be restricted by existing bank credit facilities. The level of Valero's indebtedness will have several important effects on its future operations, including, among others:

  •
  a significant portion of Valero's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes;

  •
  covenants contained in Valero's existing debt arrangements require it to meet certain financial tests, which may affect its flexibility in planning for, and reacting to, changes in Valero's business, including possible acquisition opportunities;

  •
  Valero's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

  •
  Valero may be at a competitive disadvantage to its competitors that are less leveraged; and

  •
  Valero's vulnerability to adverse economic and industry conditions may increase.

        Valero's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon its future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting its operations, many of which are beyond Valero's control. Valero cannot assure you that its business will continue to generate sufficient cash flow from operations to service its indebtedness. If Valero is unable to generate sufficient cash flow from operations, it may be required to sell assets, to refinance all or a portion of its indebtedness or to obtain additional financings. Such refinancing might not be possible and additional financing might not be available on commercially acceptable terms or at all.

        Valero's bank credit facilities impose financial and other restrictions on it. Covenants contained in the credit facilities and relating to certain of Valero's other indebtedness limit, among other things, its ability and its subsidiaries' ability to incur funded indebtedness and require maintenance of a minimum coverage ratio and a maximum debt-to-capitalization ratio. Failure to comply with such covenants may result in a default with respect to the related debt under the credit facilities or such other indebtedness and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, Valero may not be able to refinance or otherwise repay such indebtedness.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including information incorporated by reference in this document, which information is described under "Where You Can Find More Information," contains estimates, predictions, projections, assumptions and other forward-looking statements that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect Premcor's or Valero's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this document. These forward-looking statements can generally be identified by the words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "budget," "forecast," "will," "could," "should," "may" and similar expressions. These forward-looking statements include, among others, statements regarding:

  •
  the synergies and accretion to reported earnings estimated to result from the merger and level of costs and expenses to be incurred by Valero in connection with the merger;

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  various actions to be taken or requirements to be met in connection with completing the merger or integrating Valero and Premcor after the merger;

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  revenue, income and operations of Valero after the merger;

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  future refining margins, including gasoline and heating oil margins;

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  future retail margins, including gasoline, diesel, home heating oil and convenience store merchandise margins;

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  expectations regarding feedstock costs, including crude oil discounts, and operating expenses;

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  anticipated levels of crude oil and refined product inventories;

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  Valero's anticipated level of capital investments, including deferred refinery turnaround and catalyst costs and capital expenditures for environmental and other purposes, and the effect of those capital investments on Valero's results of operations;

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  anticipated trends in the supply of and demand for crude oil and other feedstocks and refined products in the United States, Canada and elsewhere;

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  expectations regarding environmental and other regulatory initiatives; and

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  the effect of general economic and other conditions on refining and retail industry fundamentals.

        These statements are based on Valero's or Premcor's beliefs and assumptions derived from information available as of the time these statements are made. Differences between actual results and any future performance suggested in these forward-looking statements could result from a variety of factors, including the following:

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  expected cost savings from the merger may not be fully realized or realized within the expected time frame, and costs or expenses relating to the merger may be higher than expected;

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  revenues or margins following the merger may be lower than expected;

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  costs or difficulties related to obtaining regulatory approvals for and to completing the merger and, following the merger, to the integration of the businesses of Valero and Premcor, may be greater than expected;

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  acts of terrorism aimed at either Valero's or Premcor's facilities or other facilities that could impair Valero's or Premcor's ability to produce or transport refined products or receive feedstocks;

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  political and economic conditions in nations that consume refined products, including the United States, and in crude oil producing regions, including the Middle East and South America;

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  the domestic and foreign supplies of refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

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  the domestic and foreign supplies of crude oil and other feedstocks;

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  the ability of the members of the Organization of Petroleum Exporting Countries to agree on and to maintain crude oil price and production controls;

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  the level of consumer demand, including seasonal fluctuations;

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  refinery overcapacity or undercapacity;

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  the actions taken by competitors, including both pricing and the expansion and retirement of refining capacity in response to market conditions;

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  environmental and other regulations at both the state and federal levels and in foreign countries;

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  the level of foreign imports of refined products;

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  accidents or other unscheduled shutdowns affecting Valero's or Premcor's refineries, machinery, pipelines or equipment, or those of Valero's or Premcor's suppliers or customers;

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  changes in the cost or availability of transportation for feedstocks and refined products;

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  the price, availability and acceptance of alternative fuels and alternative-fuel vehicles;

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  cancellation of or failure to implement planned capital projects and realize the various assumptions and benefits projected for such projects or cost overruns in constructing such planned capital projects;

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  earthquakes, hurricanes, tornadoes and irregular weather, which can unforeseeably affect the price or availability of natural gas, crude oil and other feedstocks and refined products;

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  rulings, judgments or settlements in litigation or other legal or regulatory matters, including unexpected environmental remediation costs in excess of any reserves or insurance coverage;

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  legislative or regulatory action, including the introduction or enactment of federal, state or foreign legislation or rulemakings, that may adversely affect Valero's or Premcor's business or operations;

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  changes in the credit ratings assigned to Valero's debt securities and trade credit;

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  changes in currency exchange rates, including the value of the Canadian dollar relative to the U.S. dollar;

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  overall economic conditions; and

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  other economic, business, competitive or regulatory factors that may affect Valero's and Premcor's businesses generally as described in Valero's and Premcor's filings with the SEC.

        Any one of these factors, or a combination of these factors, could materially affect future results of operations and whether any forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. Neither Valero nor Premcor intends to update these statements unless it is required by law to do so.

        All subsequent written and oral forward-looking statements attributable to Valero or Premcor or persons acting on their behalf are expressly qualified in their entirety by the foregoing. Neither Valero nor Premcor undertakes any obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

Purpose, Time and Place

        This document is being furnished to you in connection with the solicitation of proxies by the Premcor board of directors from Premcor stockholders for use at the special meeting of Premcor stockholders to be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, NY 10019, on August 30, 2005 at 10:00 a.m., local time and at any adjournments or postponements of the special meeting. At the special meeting, Premcor stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement, a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement and on such other matters as may properly come before the special meeting.

Record Date; Voting Power

        The Premcor board of directors has fixed the close of business (5:00 p.m., Eastern time) on July 8, 2005 as the record date for determining Premcor stockholders entitled to notice of, and to vote at, the special meeting. Only Premcor stockholders at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

        As of the record date, approximately 89,302,759 Premcor shares were issued and outstanding and entitled to vote at the special meeting. Holders of record of Premcor shares are entitled to one vote per share on any matter that may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy.

        Premcor intends to conduct the special meeting in accordance with the rules and procedures it has used in the past with respect to its stockholder meetings. Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the special meeting. The election inspectors will determine whether or not a quorum is present.

Vote Required

        The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding Premcor shares entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting. However, if a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies. The affirmative vote of a majority of the outstanding Premcor shares entitled to vote at the special meeting is required to approve the adoption of the merger agreement.

Adjournment or Postponement

        Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of adoption of the merger. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the Premcor shares present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Premcor stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Share Ownership of Management and Certain Stockholders

        As of the record date, Premcor's directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 10,402,241 outstanding Premcor shares, collectively representing approximately 11.7% of the voting power of the common stock. It is currently expected that all directors and executive officers will vote in favor of adopting the merger agreement.

Voting of Proxies

        Shares represented by properly executed proxies (through the return of the enclosed proxy card) received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR adoption of the merger agreement. If other matters are properly presented before the special meeting, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matters. It is not expected that any matter other than as described in this document will be brought before the special meeting.

Revocability of Proxies

        The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

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  delivering, prior to the special meeting, to the Corporate Secretary of Premcor at 1700 East Putnam Avenue, Suite 400, Old Greenwich, CT 06870, a written notice of revocation bearing a later date or time than the proxy;

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  submitting another proxy by mail that is later dated and, if applicable, that is properly signed; or

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  attending the special meeting and voting in person.

        Attendance at the special meeting will not by itself constitute revocation of a proxy. If an adjournment occurs, it will have no effect on the ability of Premcor stockholders as of the record date to exercise their voting rights or to revoke any previously delivered proxies. Premcor does not expect to adjourn the special meeting for a period of time long enough to require the setting of a new record date for such meeting.

Solicitation of Proxies

        Premcor generally will bear the cost of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of Premcor and its subsidiaries may solicit proxies from Premcor stockholders by telephone, facsimile, electronic means or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Premcor will reimburse such company's custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with doing so.

        In addition, Premcor has retained The Altman Group, Inc. to assist Premcor in the solicitation of proxies from stockholders in connection with the special meeting. The Altman Group, Inc. will receive a fee that Premcor expects will not exceed $7,500 as compensation for its services and reimbursement of its out-of-pocket expenses. Premcor has agreed to indemnify The Altman Group, Inc. against certain liabilities arising out of or in connection with its engagement.

  Premcor stockholders should not send stock certificates with their proxy cards.

THE MERGER

Effect of the Merger; What You Will Receive in the Merger

        In the merger, Premcor will be merged with and into Valero with Valero being the surviving corporation. In the merger, you will have the right to elect to receive, for each Premcor share you own and subject to proration as described below, either

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  0.99 Valero shares, plus cash in lieu of any fractional shares, which we refer to as the "stock consideration," or

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  $72.76 in cash, which we refer to as the "cash consideration."

You may also elect to receive cash for some of your Premcor shares and Valero shares for others.

        The elections are subject to proration so that, in the aggregate, one-half of the outstanding Premcor shares, calculated on a diluted basis under the treasury stock method, will be converted into the right to receive the cash consideration and the balance will be converted into the right to receive the stock consideration. As a result, if more than that number of Premcor shares elect to receive the cash consideration, these Premcor stockholders will nevertheless receive, on a pro rata basis, some stock consideration, in lieu of some of the cash consideration, for Premcor shares with respect to which they have made cash elections. Similarly, if the stock consideration is oversubscribed, Premcor stockholders who have made stock elections will nevertheless receive, on a pro rata basis, some cash consideration, in lieu of some of the stock consideration, for Premcor shares with respect to which they have made stock elections. Premcor stockholders who do not make an election will receive the cash consideration, the stock consideration or a combination, depending on the elections made by other Premcor stockholders.

        Your rights as a Valero stockholder will be different from your rights as a Premcor stockholder because Valero's certificate of incorporation and bylaws are different than those of Premcor. A further description of your rights as a Valero stockholder, and how they differ from your rights as a Premcor stockholder, is set forth under "Description of Valero Capital Stock" and "Comparison of Stockholder Rights."

Background of the Merger

        Premcor's management continually explores and assesses, in light of the evolving environment in which Premcor conducts its business, and regularly discusses with the Premcor board of directors, various strategic options. These strategic options include strategies to continue to grow Premcor's business through asset acquisitions and similar transactions, and other options intended to improve Premcor's competitiveness and enhance value for its stockholders. The Premcor board of directors believes that it is important for Premcor to consider carefully the strategic options available, and Premcor, its management and board of directors have continuously focused on maximizing stockholder value. See "—Premcor's Reasons for the Merger; Recommendation of the Premcor Board of Directors." As a result of this continuing process, from time to time in the past, Premcor and Valero have exchanged information and undertaken discussions with each other about the potential merits and possible terms of a business combination transaction. Prior to the discussions with Valero that led to the merger agreement, these discussions did not result in a definitive agreement for a business combination involving Premcor.

        In January 2005, certain members of the Board of Directors of Premcor were contacted by an investment banking firm that indicated that Valero may have a potential interest in a strategic transaction with Premcor. In mid-January, these directors, without reference to the investment banking firm, discussed with Thomas D. O'Malley, Chairman of Premcor, this potential interest in a transaction with Premcor. In January 2005, Mr. O'Malley discussed at Premcor's regularly scheduled board of directors meeting potential strategic transactions involving Premcor, after which the Premcor board of directors authorized Mr. O'Malley to contact Valero to discuss a potential transaction between Valero and Premcor. In February 2005, Mr. O'Malley contacted William E. Greehey, Chairman and Chief Executive Officer of Valero. During the course of this discussion it was suggested that representatives of Valero and Premcor meet to determine whether there would be a mutually acceptable basis for a transaction. Messrs. O'Malley and Greehey did not, however, discuss the potential terms of a transaction.

        On March 22, 2005, Messrs. Greehey and O'Malley and Jefferson F. Allen, Chief Executive Officer of Premcor, along with another senior executive from Valero, met to discuss the possibility of such a transaction. During the course of this meeting, the participants generally agreed that a combination of Premcor and Valero appeared to have potential merit and that further discussions between the companies would be appropriate. Although no agreement was reached at the time, the parties discussed a general approach to the merger consideration that would consist of a mix of cash and Valero stock and would be targeted at a premium in the range of 20% to the prevailing market price level of Premcor shares. The parties determined to commence mutual due diligence investigations and entered into a mutual confidentiality agreement.

        At a meeting of the Premcor board of directors on March 28, 2005, Messrs. Allen and O'Malley updated the board on the current state of discussions with Valero. At this meeting, the Premcor board of directors met with senior management to discuss and review the proposed terms, the strategic implications and the potential benefits and risks of the proposed merger, including a discussion of required regulatory approvals. The Premcor board of directors authorized the retention of a financial advisor to be chosen by Premcor's management to provide a financial opinion. The Premcor board of directors then authorized its management, in consultation with the compensation committee with respect to employee benefits issues, and legal advisors to proceed with negotiating the proposed transaction and a merger agreement and related documents.

        During late March and early April 2005, representatives of Valero and Premcor met to continue discussions concerning the two companies, the potential strategic and operational fit between them and the possible financial and other terms of a transaction, including the exchange ratio for the Valero stock consideration and the dollar amount of the cash consideration. During this period, representatives of Valero and Premcor conducted due diligence investigations of the other and engaged in negotiations regarding the terms of a merger agreement. Also during this period, Wachtell, Lipton, Rosen & Katz, counsel to Valero, and Stroock & Stroock & Lavan LLP, counsel to Premcor, commenced drafting and negotiating the terms of a definitive merger agreement.

        On April 18, 2005, Messrs. Greehey, O'Malley and Allen had a telephone conference call, together with other senior executives of Valero, and, subject to completion of the terms of a definitive agreement and other matters related to the merger, agreed to propose to their respective boards of directors that the transaction would take the form of a part-stock, part-cash merger in which Valero would issue 0.99 Valero shares for approximately one-half of the outstanding Premcor shares and would pay cash equal to the value of 0.99 Valero shares, based on the closing trading price of Valero shares on April 20, 2005, for the remaining Premcor shares. Over the next several days, Valero and Premcor and their counsel also discussed other key terms of the merger and the merger agreement, including the non-solicitation provisions, termination rights and termination fees, and due diligence issues, including compensation, incentive and severance arrangements of Premcor and their treatment in the merger.

        In the morning of April 22, 2005, the Valero board of directors held a special meeting in San Antonio, Texas, at which, among other things, senior management and advisors of Valero reviewed their discussions and negotiations with Premcor regarding a transaction, as well as the results of their due diligence investigation of Premcor. Senior management reviewed with the Valero board of directors detailed information with respect to Premcor and the proposed transaction. Lehman Brothers, financial advisor to Valero in connection with the merger, made a presentation to the Valero board of directors about financial matters with respect to Premcor, Valero and the proposed transaction and delivered its opinion, which was subsequently confirmed on delivery of a written opinion, to the effect that as of such date, and subject to the limitations and considerations set forth therein, the merger consideration to be paid by Valero pursuant to the merger agreement was fair, from a financial point of view, to Valero. Wachtell, Lipton, Rosen & Katz reviewed with the Valero board of directors the legal principles applicable to its consideration of the proposed merger agreement, the terms of the proposed merger agreement and the board actions proposed to be undertaken in connection with the transaction. Following questions regarding the presentations and discussion among the directors, the Valero board of directors unanimously resolved to approve and adopt the merger agreement and the merger.

        In the afternoon of April 22, 2005, the Premcor board of directors held a special meeting in New York City at which, among other things, senior management and advisors of Premcor reviewed their discussions and negotiations with Valero regarding the proposed transaction and the principal terms of the draft merger agreement. Senior management reviewed with the Premcor board of directors detailed information with respect to Valero and the proposed transaction. Senior management and Morgan Stanley, financial advisor to Premcor in providing a fairness opinion in connection with the merger, reviewed with the Premcor board of directors detailed financial information with respect to Valero, Premcor and the potential transaction. Senior management also reviewed the matters related to the transaction in which certain directors or senior management had an interest which could be said to be different from or in addition to the interests of Premcor stockholders in general. Stroock & Stroock & Lavan LLP reviewed with the Premcor board of directors its duties under Delaware law in connection with its consideration of the proposed merger agreement, the terms of the proposed merger agreement and the actions necessary to approve the transaction. Morgan Stanley delivered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, to the Premcor board of directors that, as of April 22, 2005, and based on and subject to the limitations and considerations stated therein, the consideration to be paid to Premcor stockholders pursuant to the merger agreement was fair from a financial point of view to Premcor stockholders. Following questions regarding the various presentations and discussion among the directors, the Premcor board of directors unanimously resolved to approve and adopt the merger agreement and the merger and to recommend that the Premcor stockholders adopt the merger agreement.

        Thereafter, representatives of Valero and Premcor resolved final details of the merger agreement and finalized disclosure schedules. The merger agreement was executed by Valero and Premcor on April 24, 2005 and the transaction was publicly announced on the morning of Monday, April 25, 2005.

Valero's Reasons for the Merger

        Valero's general business strategy includes the acquisition of assets or businesses that are a logical extension of its existing assets or businesses in order to increase cash flow and earnings. Valero believes that the acquisition of Premcor is consistent with this strategy. Valero believes that the acquisition of Premcor will allow Valero to increase the geographic diversity of its refining network, including by allowing Valero to expand into the U.S. Midwest with the addition of Premcor's Lima, OH and Memphis, TN refineries.

        In reaching its decision to approve the merger agreement, the Valero board of directors consulted with Valero's management and its financial and legal advisors, and considered a variety of factors, including the following factors:

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  The Valero board of directors' familiarity with and review of conditions in the refining and marketing industry and Valero's business, operations, financial condition, earnings and prospects.

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  The business, operations, financial condition, earnings and prospects of Valero and Premcor, taking into account the results of Valero's due diligence review of Premcor.

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  The scale, scope and strength of Valero following the merger, including that, on a pro forma basis after the merger, it is expected to be the largest refiner in North America, as well as the fit between Valero's and Premcor's assets. The Valero board considered that Premcor's assets will enhance the geographic diversity of Valero's refining operations and that Premcor's strategy and assets are complementary with those of Valero in that both Valero and Premcor are focused on increasing capacity to refine heavy, sour crude oil.

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  The belief that Premcor's assets provide profit improvement opportunities, including optimization opportunities and strategic opportunities to upgrade units, furthering Valero's strategy of increasing refining reliability, capacity and yields at refineries it acquires. The Valero board of directors also considered Valero management's report on potential contingent liabilities associated with Premcor and its assets, including litigation, environmental and regulatory issues, and Valero management's track record of dealing with similar issues in the past.

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  The relative scarcity of quality refining assets available in the United States and the fact that the market value of such assets is approaching replacement cost, whereas in acquiring Premcor, Valero will acquire assets with a capacity of 800,000 barrels per day at approximately 70% of replacement cost.

  •
  While there can be no assurance as to future financial results, the anticipated financial impact of the proposed transaction on Valero's financial performance, including the anticipated accretive impact on Valero's earnings and cash flow per share and the expenses and costs expected to be incurred in connection with the merger.

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  The capital structure of Valero following the merger, including the anticipated impact of the transaction on Valero's credit rating, and the board of director's understanding of Valero's ability to reduce indebtedness at a satisfactory rate following the merger.

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  The expectation that the merger would result in synergies for Valero's operations, as well as the costs of achieving such synergies. The Valero board of directors noted that, although no assurances could be given that any particular level of cost synergies will be achieved, Valero's management had identified potential pretax synergies, when fully phased in, of approximately $350 million annually. See "—Management and Operations Following the Merger."

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  The structure of the merger and the financial and other terms of the merger agreement.

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  The anticipated U.S. federal income tax treatment of the merger. See "—Effect of the Merger; What You Will Receive in the Merger" and "—Material Federal Income Tax Consequences of the Merger."

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  The regulatory approvals that would be required in order to complete the merger, including the board of director's understanding of the locations of, and markets served by, Premcor's assets relative to Valero's, and its assessment of the likelihood that the transaction could be satisfactorily completed consistent with applicable antitrust laws. In this regard, the Valero board of directors noted the current political environment relating to public concern regarding the level of gasoline prices. The Valero board of directors considered that the merger agreement expressly does not require Valero to agree to divest any assets of either company in order to obtain regulatory approval.

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  The opinion of Lehman Brothers that, as of the date of and based on and subject to the matters described in the opinion, the merger consideration to be paid by Valero pursuant to the merger agreement was fair from a financial point of view to Valero, and the materials and analyses provided by Lehman Brothers in connection with its opinion.

        The foregoing discussion of the information and factors considered by the Valero board of directors is not exhaustive but does include the material factors considered by the Valero board of directors. The Valero board of directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Valero board of directors based its decision to approve the merger agreement on the totality of the information presented to and considered by it. In addition, individual members of the Valero board of directors may have given differing weights to different factors.

Premcor's Reasons for the Merger; Recommendation of the Premcor Board of Directors

        The Premcor board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of Premcor and its stockholders. The Premcor board of directors has adopted the merger agreement and unanimously recommends that Premcor stockholders vote "FOR" approval of the merger agreement and the transactions contemplated thereby, including the merger.

        In reaching its decision, the Premcor board of directors consulted with Premcor's management and its financial and legal advisors in this transaction. The Premcor board of directors considered both Premcor's short-term and long-term interests, as well as those of its stockholders. In concluding that the merger is in the best interests of, and fair to, Premcor and its stockholders, the Premcor board of directors considered a variety of factors, including the following material factors:

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  Premium. The Premcor board of directors considered that the implied blended merger consideration of $73.57 as of April 21, 2005 provided for in the merger agreement represents a premium of approximately 24.6% over the average closing price for a share of Premcor common stock for the 30 trading days ending on April 21, 2005, which was the last trading day prior to the meeting of the Premcor board of directors to approve the merger, and approximately 23.6% over the closing sale price for a share of Premcor common stock on April 21, 2005. The Premcor board of directors also considered the historical trading prices of Premcor shares and Valero shares.

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  Opportunity Both to Participate in the Combined Company and to Receive Cash in the Merger. The Premcor board of directors considered the fact that the Premcor stockholders will have the option to continue to participate in the growth and opportunities of the combined company and have an investment in the petroleum industry through a larger and more diversified enterprise, while also having the ability to realize cash for the value of their shares. The Premcor board of directors also considered its knowledge of Valero and its belief that Valero is a financially strong, growing and well-managed enterprise. In addition, the Premcor board of directors considered the fact that the market capitalization of the combined company will be significantly increased, allowing the combined company to have increased access to debt and equity markets.

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  Synergies. The Premcor board of directors reviewed the potential strategic and other benefits of the merger, including the complementary nature and related expansion of various Premcor and Valero businesses and the opportunity for significant cost savings identified by Valero's management. The Premcor board of directors noted that no assurances can be given that any particular level of cost savings or synergies will be achieved. See "—Management and Operations Following the Merger" and "Special Note Regarding Forward-Looking Statements."

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  Alternatives. The Premcor board of directors reviewed possible alternatives to a negotiated merger with Valero, including the possibility of an alternative transaction with a third party with respect to all or part of Premcor's businesses, the possibility of acquiring another company to expand or diversify Premcor's markets and operations, and the possibility of continuing to operate Premcor as an independent company. In this regard, the Premcor board of directors noted that no other potential buyer had contacted Premcor and then took into account other likely combination candidates and other potential buyers or targets. The Premcor board of directors, with its financial advisors, considered the identity of potential parties to a possible alternative transaction, but no other transaction as timely or as favorable seemed likely or presented as favorable a strategic combination of refining assets as the combination of Valero and Premcor. The Premcor board of directors considered the value to Premcor stockholders of the potential alternatives, including remaining an independent company, and the timing and likelihood of achieving additional value from these alternatives. The Premcor board of directors also considered the probability that Premcor stockholders would prefer an immediate favorable transaction rather than have Premcor continue to implement its long-term strategic plan for profitable growth, which would be impacted by the typical risks associated with implementation, as well as general market and economic risks. After considering the above matters and the advice of its financial advisors, the Premcor board of directors concluded that the merger with Valero was superior to any alternatives currently available.

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  Timing of Sale and Industry Trends. The Premcor board of directors noted Premcor's management's belief that industry fundamentals were improving and would continue to improve over the near term, but that the long term was subject to substantial uncertainty. The Premcor board of directors considered the time required to execute Premcor's long-range business and growth plans. The Premcor board of directors also considered that an immediate business combination involving the receipt by Premcor stockholders of cash and shares of Valero stock was an opportunity for Premcor's stockholders to participate partially in the benefits of Premcor's long-range business and growth opportunities after the merger by continuing to hold shares of Valero. The Premcor board of directors concluded that the combined company, which is expected to become the largest refiner in North America, together with its marketing assets and greater financial strength, would likely be better able than Premcor on its own to compete in this environment.

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  Terms of Merger Agreement. The Premcor board of directors, with the assistance of its legal advisors, considered the general terms of the merger agreement, including the following:

  —
  Closing Conditions. The Premcor board of directors considered the likelihood of satisfaction of all conditions to the consummation of the merger and the limited nature of the closing conditions included in the merger agreement, including the absence of any financing contingency and that the transaction is not subject to approval by Valero stockholders. In this regard, the Premcor board of directors considered the likelihood and timing of regulatory approval of the transaction.

  —
  Fixed Exchange Ratio. The Premcor board of directors considered the fact that the fixed exchange ratio provides certainty as to the amount of cash and the number of Valero shares that will be received by, or issued to, Premcor stockholders, but does not provide value protection for the stock portion for Premcor stockholders in the event that the price of Valero shares falls prior to the completion of the merger. On the other hand, the Premcor board of directors noted that in the event the value of Valero shares rises prior to the completion of the merger, the Premcor stockholders will share in the benefit of that rise in value. The Premcor directors also noted that the existence of a substantial amount of cash consideration, together with the proration mechanics in the merger agreement, provided an inherent hedge for Premcor stockholders against declines in the value of Valero shares prior to completion of the merger.

  —
  No Solicitation; Termination Fee. The Premcor board of directors reviewed the provisions of the merger agreement that limit Premcor's ability to solicit other offers and the requirement that Premcor pay Valero a termination fee of $150 million if the merger agreement is terminated under certain circumstances. The Premcor board of directors also noted that the payment of the $150 million termination fee is not reciprocal under any circumstances. While the Premcor board of directors recognized that these provisions would somewhat reduce the flexibility of Premcor in connection with proposals for alternative transactions, it concluded, together with its advisors, that collectively these provisions were reasonable under the circumstances.

    —
    Treatment of Premcor Employees. The Premcor board of directors considered and Valero agreed in the merger agreement to honor all Premcor employee benefit plans and, until December 31, 2006, Valero agreed to provide to all the employees of Premcor who continue to be employed by Valero and its subsidiaries after the merger compensation and employee benefits that are, in the aggregate, not less favorable to the Premcor employees than the employee benefits currently provided by Premcor.

    —
    Tax Consequences. The Premcor board of directors considered the fact that the merger was expected to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and the regulations promulgated thereunder and to generally be tax-free to Premcor stockholders for U.S. federal income tax purposes to the extent that a Premcor stockholder receives Valero shares in the merger. The Premcor board of directors noted that the merger would generally be a taxable transaction to a Premcor stockholder to the extent that the Premcor stockholder receives cash in the merger.

  •
  Opinion of Financial Advisor. The Premcor board of directors considered the opinion of Morgan Stanley, Premcor's financial advisor in providing such opinion, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to Premcor stockholders pursuant to the merger agreement was fair from a financial point of view to the stockholders of Premcor. See "—Opinion of Premcor's Financial Advisor."

        The foregoing discussion of the information and factors discussed by the Premcor board of directors is not exhaustive but does include the material factors considered by the Premcor board of directors. The Premcor board of directors did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the Premcor board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Premcor board of directors may have given different weights to different factors.

        In considering the recommendation of the Premcor board of directors to approve the merger agreement and the merger, Premcor stockholders should be aware that certain officers of Premcor, and the members of the Premcor board of directors, have financial interests in the proposed merger, including substantial severance benefits and change-in-control payments, that are different from, and in addition to, the interests of Premcor stockholders generally. These interests include the acceleration of the vesting of stock options, the acceleration of benefits and payments under Premcor's Senior Executive Retirement Plan, or "SERP," change-in-control payments to be made to certain members of management and the severance payments to be received by Premcor's officers, directors and other employees under certain circumstances. The Premcor board of directors was aware of these interests and considered them in approving the merger agreement and the merger. See "—Interests of Premcor's Directors and Executive Officers in the Merger."

        The Premcor board of directors unanimously recommends that Premcor stockholders vote "FOR" the adoption of the merger agreement.

Opinion of Premcor's Financial Advisor

        Premcor retained Morgan Stanley to provide a financial fairness opinion to the board of directors of Premcor in connection with the merger. The Premcor board of directors selected Morgan Stanley to provide a financial fairness opinion based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business of Premcor. At the meeting of the Premcor board of directors on April 22, 2005, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing that, as of April 22, 2005, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by Premcor stockholders pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's opinion, dated April 22, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex B to this document. The summary of Morgan Stanley's fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Premcor stockholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Premcor board of directors, addresses only the fairness from a financial point of view of the consideration to be received by Premcor stockholders pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley's opinion does not constitute a recommendation to any Premcor stockholders as to how such stockholders should vote with respect to the proposed transaction or what election they should make with respect to the consideration offered.

        In connection with rendering its opinion, Morgan Stanley, among other things:

i)
reviewed certain publicly available financial statements and other business and financial information of Premcor and Valero, respectively;

ii)
reviewed certain internal financial statements and other financial and operating data concerning Premcor and Valero, prepared by the managements of Premcor and Valero, respectively;

iii)
reviewed certain financial projections of Premcor and Valero prepared by the managements of Premcor and Valero, respectively;

iv)
discussed the past and current operations and financial condition and the prospects of Premcor and Valero, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Premcor and Valero, respectively;

v)
reviewed the pro forma impact of the merger on Valero's earnings per share;

vi)
reviewed the reported prices and trading activity for Premcor common stock and Valero common stock;

vii)
compared the financial performance of Premcor and Valero and the prices and trading activity of Premcor shares and Valero shares with that of certain other publicly-traded companies comparable with Premcor and Valero, respectively, and their securities;

viii)
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix)
reviewed a draft of the merger agreement and certain related documents; and

x)
considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information made available to it by Premcor and Valero for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Premcor and Valero.

        In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a "reorganization" for U.S. federal income tax purposes. Morgan Stanley is not a legal, regulatory, or tax expert and relied on the assessments provided by Premcor's advisors with respect to legal, regulatory and tax issues. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Premcor or Valero, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        Morgan Stanley was retained to provide only a financial opinion letter in connection with the merger. As a result, Morgan Stanley was not authorized to solicit and did not solicit interest from any party with respect to the acquisition of Premcor or any of its assets, nor did it negotiate with any parties, including Valero. In addition, Morgan Stanley's opinion was limited to the fairness from a financial point of view of the consideration to be received by the Premcor stockholders in the merger, and Morgan Stanley expressed no opinion as to the underlying decision by Premcor to enter into the merger. In addition, Morgan Stanley's opinion did not in any manner address the prices at which Valero shares would trade following consummation of the merger, and Morgan Stanley expressed no opinion or recommendation as to how the Premcor stockholders should vote at the special meeting of stockholders to be held in connection with the merger.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

        In arriving at its opinion regarding the consideration to be paid to Premcor stockholders, Morgan Stanley calculated the "implied blended merger consideration." This calculation was made on the basis that, in the aggregate, 50% of the consideration for Premcor shares in the merger would consist of $36.38 in cash and the other 50% would consist of 0.495 of a share of Valero common stock. As a result, Morgan Stanley calculated that the implied blended merger consideration was $73.57 per share of Premcor common stock as of April 21, 2005, which was the sum of $36.38 in cash plus $37.19 in stock (which equals 0.495 multiplied by $75.13, the closing price of Valero common stock on April 21, 2005). Morgan Stanley also calculated the "implied blended merger exchange ratio" by dividing the blended merger consideration of $73.57 by the per share closing price of Valero common stock of $75.13 on April 21, 2005 which yielded a ratio of 0.979x.

  Historical Share Price Analysis

        Morgan Stanley reviewed the price performance and trading volumes of the common stock of each of Premcor shares and Valero shares from April 21, 2004 through April 21, 2005. For this period, the intraday price of Premcor shares ranged from $32.19 to $67.00 and Valero shares ranged from $29.15 to $81.95. Morgan Stanley noted that on April 21, 2005 the closing price of Premcor shares was $59.52 per share and the closing price of Valero shares was $75.13 per share.

        The following table displays the percentage premium of the $73.57 implied blended merger consideration as of April 21, 2005 as compared to Premcor's closing common stock prices over various periods. Over the three-year period analyzed, the closing price of Premcor's common stock ranged from $13.40 to $65.00 per share.

	Per Share Merger Consideration Premium to Premcor's Common Stock Price:
Consideration Value(1)	4/21/05	1 Month Avg.	6 Month Avg.	1 Year Avg.	2 Year Avg.	3 Year Avg.	3 Year Low	3 Year High
$73.57	23.6%	23.1%	51.2%	73.4%	117.9%	146.7%	449.0%	13.2%

(1)
As of April 21, 2005

        The following table displays the 0.979 implied blended merger exchange ratio as of April 21, 2005 as compared to the exchange ratio implied by Premcor's and Valero's respective closing common stock prices over various periods. The implied exchange ratio in the following table was calculated by dividing the per share closing price of Premcor common stock by the per share closing price of Valero common stock over the various periods. The following analysis was performed to provide perspective on the historical exchange ratio of Premcor and Valero shares versus the implied blended merger exchange ratio.

	Implied Merger Exchange Ratio as Compared to Period Average Exchange Ratio:
Implied Merger Exchange Ratio(1)	4/21/05	3 Month Avg.	6 Month Avg.	1 Year Avg.	2 Year Avg.	3 Year Avg.
0.979	0.792	0.836	0.891	0.959	1.053	1.105

(1)
As of April 21, 2005

  Analyst Price Targets

        Morgan Stanley reviewed the range of publicly available equity research analyst price targets for Premcor and Valero from January 31, 2005 to April 8, 2005. This analysis resulted in a range of values of $32.00 to $70.00 per Premcor share and a range of values of $44.00 to $85.00 per Valero share.

  Comparable Company Analysis

        Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Premcor and Valero, respectively, in size and business mix. For purposes of its analysis, Morgan Stanley identified the following three publicly traded corporations as comparables of Premcor:

  •
  Sunoco, Inc.

  •
  Tesoro Corporation

  •
  Valero Energy Corporation

In addition, Morgan Stanley identified the following three publicly traded corporations as comparables of Valero:

  •
  Premcor Inc.

  •
  Sunoco, Inc.

  •
  Tesoro Corporation

        The multiples analyzed for these comparable companies included, among others, the aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments) divided by 2005 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") and aggregate market value divided by 2006 estimated EBITDA. The EBITDA estimates were based on Institutional Brokers Estimate System ("I/B/E/S") consensus estimates. Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of April 21, 2005.

        A summary of the reference range of market trading multiples of the comparable companies and those multiples calculated for Premcor are set forth below:

Metric	Comparable Companies Range of Multiples	Average	Premcor as Implied at Blended Merger Consideration
Aggregate Value/2005E EBITDA	5.5x–6.6x	6.2x	8.5x
Aggregate Value/2006E EBITDA	6.1x–7.4x	6.6x	9.8x

        Taking into account the ranges expressed above, Morgan Stanley selected for its comparable company analysis of Premcor a range of aggregate value divided by 2005E EBITDA of 6.0x to 7.0x and 2006E EBITDA of 6.5x to 7.5x. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range of $49.00 to $59.00 per Premcor share based on an aggregate value divided by 2005 estimated EBITDA multiple range and $45.00 to $54.00 based on an aggregate value divided by 2006 estimated EBITDA multiple range.

        A summary of the reference range of market trading multiples of the comparable companies and those multiples calculated for Valero are set forth below:

Metric	Comparable Companies Range of Multiples	Average	Valero
Aggregate Value/2005E EBITDA	5.5x–7.1x	6.4x	6.6x
Aggregate Value/2006E EBITDA	6.1x–8.2x	6.9x	7.4x

        Taking into account the ranges expressed above, Morgan Stanley selected for its comparable company analysis of Valero a range of aggregate value divided by 2005E EBITDA of 6.0x to 7.0x and 2006E EBITDA of 6.5x to 7.5x. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range of $67.00 to $80.00 per Valero share based on an aggregate value divided by 2005 estimated EBITDA multiple range and $64.00 to $76.00 based on an aggregate value divided by 2006 estimated EBITDA multiple range.

        Although the foregoing companies were compared to Premcor and Valero for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to either Premcor or Valero because of differences between the business mix, regulatory environment, operations and other characteristics of Premcor, Valero and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Premcor or Valero, such as the impact of competition on Premcor or Valero and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Premcor, Valero, the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  Sum-of-Parts Analysis

        Morgan Stanley analyzed operating information for each of Premcor's and Valero's substantial assets to arrive at an equity valuation for the entire Premcor and Valero businesses, respectively. Morgan Stanley valued the two businesses by averaging two methods:

  •
  Complexity valuation methodology.    Morgan Stanley used a complexity valuation methodology (which takes into consideration the relative degree of processing required to produce various outputs from a given barrel of crude oil input) based on publicly available information on Premcor's and Valero's respective refinery capacity and complexity. Morgan Stanley applied multiples of cost per daily complexity barrel implied from precedent refinery asset sales that shared characteristics with the various Premcor and Valero refineries to the product of the corresponding refinery's daily crude oil capacity and its complexity. The multiples used in this analysis ranged from $400 to $500 per daily complexity barrel.

  •
  Replacement cost valuation methodology.    Morgan Stanley also calculated the value of Premcor's and Valero's respective refining assets using a replacement cost valuation methodology. Under this method, Morgan Stanley based its replacement cost estimate for each of Premcor's and Valero's refining assets on a Solomon Associates replacement cost study. A valuation percentage was then applied to this replacement cost estimate based on precedent refinery asset sales that shared characteristics with the various refineries. The multiples used in this analysis ranged from 40% to 50% of replacement cost.

        Morgan Stanley calculated a valuation range for Premcor by adding the ranges of implied value per Premcor common stock for each refinery, averaging results of both methods, and adjusting for inventory, other assets, net working capital and net debt. Morgan Stanley calculated an implied valuation range of $33.00 to $41.00 per Premcor share.

        Morgan Stanley valued Valero's marketing businesses by applying multiples of cost per station implied from precedent marketing asset sales that shared characteristics with the various Valero marketing stations to the number of stations Valero owns. The multiples used in this analysis ranged from $850,000 to $1,150,000 for each company owned and operated station and $25,000 to $50,000 for each company branded station.

        Morgan Stanley valued Valero's limited partner interest in Valero L.P. at market price, and valued Valero's general partner interest by applying a 13.0x to 15.0x multiple to Valero L.P.'s 2005E general partner cash flow. The multiples used in this analysis were based on precedent general partner sales that share characteristics with Valero's general partner interest. The general partner cash flow estimate was based on publicly available equity research.

        Morgan Stanley calculated a valuation range for Valero by adding the ranges of implied value per Valero share for each refinery, averaging results of both methods, adding Valero's marketing and interest in Valero L.P values, and adjusting for inventory, other assets, net working capital and net debt. Morgan Stanley calculated an implied valuation range of $28.00 to $39.00 per Valero share.

  Discounted Cash Flow Method

        Morgan Stanley performed a discounted cash flow analysis assuming that Premcor and Valero each continued to operate as a stand-alone entity. This analysis was performed by adding (a) the present value of the estimated future unlevered free cash flows that Premcor and Valero could generate over the five-year period from 2005 to 2009, and (b) the present value of Premcor's and Valero's "terminal value" at the end of year 2009, and then adjusting these aggregate values to equity values by subtracting net debt. To determine the unlevered free cash flows and the terminal value for Premcor and Valero, respectively, Morgan Stanley used financial projections provided by Premcor management adjusted to reflect Valero's pricing assumptions and financial projections provided by Valero management and reflecting Valero's pricing assumptions. The "terminal value" at the end of the five-year period was determined by applying a range of multiples of estimated 12-month trailing EBITDA for 2009. Financial projections for 2009 were estimated using "mid cycle" or "normalized" commodity pricing, which was estimated as an average of actual pricing over the period from 1998 to 2004. Morgan Stanley used a multiple range of 5.5x to 6.5x and a discount rate range to discount cash flows back to present value, reflecting Premcor's and Valero's weighted average cost of capital, of 7.5% to 8.5%. Based on this analysis, Morgan Stanley estimated a valuation range of $67.00 to $74.00 per Premcor share and a valuation range of $72.00 to $81.00 per Valero share. Morgan Stanley performed a second discounted cash flow analysis for Premcor, supplementing future commodity estimates in 2005 through 2008 with forward market price estimates. Based on this analysis, Morgan Stanley estimated a valuation range of $63.00 to $70.00 per Premcor share.

  Selected Precedent Transaction Analysis

        Morgan Stanley reviewed and compared the proposed financial terms and the premium implied in the Valero/Premcor merger to corresponding publicly available financial terms and premia of selected transactions. For this analysis, Morgan Stanley reviewed corporate transactions from 1996 to the present in the energy sector's refining and marketing industry and focused on the following precedent transactions as of each transaction's respective announcement date:

  •
  March 19, 2004—Marathon Oil Corporation/Marathon Ashland Petroleum LLC

  •
  May 7, 2001—Valero Energy Corporation/Ultramar Diamond Shamrock Corporation

  •
  February 2, 2001—Phillips Petroleum Company/Tosco Corporation

  •
  April 15, 1997—Ultramar Diamond Shamrock Corporation/Total Petroleum (North America) Ltd.

  •
  March 17, 1997—Valero Energy Corporation/Basis Petroleum, Inc.

  •
  November 18, 1996—Tosco Corporation/Unocal Corporation

  •
  September 23, 1996—Ultramar Corporation/Diamond Shamrock, Inc.

        Morgan Stanley derived from the selected transactions listed above a reference range of aggregate value divided by last twelve months ("LTM") EBITDA and next twelve months ("NTM") estimated EBITDA multiple range. The aggregate value divided by LTM EBITDA multiple range ranged from 5.5x to 10.8x with a median of 6.8x. The aggregate value divided by NTM EBITDA multiple range ranged from 4.3x to 7.3x with a median of 6.1x. Morgan Stanley selected an aggregate value divided by LTM EBITDA multiple range of 6.5x to 8.0x based on the precedent transactions listed above and applied that range to Premcor 2004 (LTM) EBITDA, which resulted in a valuation range of $64.00 to $81.00. Morgan Stanley selected an aggregate value divided by NTM EBITDA multiple range of 5.5x to 7.5x based on the precedent transactions listed above and applied that range to Premcor 2005 I/B/E/S estimated (NTM) EBITDA, which resulted in a valuation range of $44.00 to $64.00.

        Morgan Stanley also derived from these selected transactions a reference range of premia paid relative to the trading share prices 30 days prior to and trading share prices one day prior to each respective transaction. The premium paid relative to the share price four weeks prior to deal announcement ranged from (5.9)% to 41.3% with a median of 21.5%, while the premium paid relative to the share price one day prior to deal announcement ranged from (13.6)% to 34.4% with a median of 13.0%. Morgan Stanley also reviewed the associated premia to unaffected stock price (the stock price four weeks prior to the earliest to occur of the announcement of the deal, announcement of competing bid and market rumors) as prepared by Thomson Financial Securities Data with respect to all public acquisitions announced during the period commencing January 1, 2004 through March 31, 2005. Based on the foregoing data, the average premium to unaffected stock price offered in all deals, regardless of consideration type, was 28% in 2004 and 24% in 2005. Morgan Stanley then selected a premia range of 15% to 30% based on both the precedent transactions listed above and public acquisitions announced in 2004 and through March 31, 2005, and applied that range to the unaffected Premcor share price of $59.52 on April 21, 2005 and $58.89 on March 22, 2005, which resulted in a valuation range of $68.00 to $77.00 per Premcor share.

        No company or transaction utilized in the selected precedent transactions analysis is identical to Premcor, Valero or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Premcor or Valero, such as the impact of competition on Premcor or Valero and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Premcor, Valero or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

  Pro Forma Analysis

        Morgan Stanley analyzed the pro forma impact of the merger on Valero's pro forma earnings per share. Such analysis considered 2005 and 2006 earnings projections for both Premcor and Valero based on I/B/E/S earnings estimates. Based on this analysis and assuming a full year impact in 2005, Morgan Stanley observed that the merger would result in a dilution in earnings per share for Valero shareholders on a GAAP basis in 2005 of 0.8%, before taking into account any one-time charges or synergies. Including pretax synergies of $350 million in 2005, the merger would result in an accretion in earnings per share for Valero shareholders of 8.9%. For 2006, Morgan Stanley observed that the merger would result in an accretion in earnings per share for Valero shareholders of 6.1%, before taking into account any one-time charges or synergies. Including pretax synergies of $350 million in 2006, the merger would result in an accretion in earnings per share for Valero shareholders of 17.1%.

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley's analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Premcor or Valero or their shares.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to the industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, Premcor or Valero. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analysis of Morgan Stanley of the fairness of the consideration to be received by Premcor stockholders pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Morgan Stanley of its oral opinion on April 22, 2005 to the Premcor board of directors, subsequently confirmed in writing.

        These analyses do not purport to be appraisals or to reflect the prices at which Premcor shares might actually trade. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

        The merger consideration was determined through arm's length negotiations between Premcor and Valero and was approved by the Premcor board of directors. Morgan Stanley did not provide advice to Premcor during these negotiations, nor did it recommend any specific merger consideration to Premcor or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

        Morgan Stanley's opinion and its presentation to the Premcor board of directors was one of many factors taken into consideration by the Premcor board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Premcor board of directors with respect to the merger consideration or of whether the Premcor board of directors would have been willing to agree to a different merger consideration.

        The Premcor board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Premcor, Valero and their affiliates or any currencies or commodities (or derivative thereof) for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for both Premcor and Valero and have received fees for the rendering of these services.

        Pursuant to its engagement letter, Premcor has agreed to pay Morgan Stanley a customary fee that was payable at the time Morgan Stanley advised Premcor that it was able or unable to render its opinion. Premcor has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Premcor has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Interests of Premcor's Directors and Executive Officers in the Merger

        In considering the recommendation of the Premcor board of directors to adopt the merger agreement, Premcor's stockholders should be aware that Premcor's directors and executive officers have financial interests in the merger and have arrangements that are different from, or in addition to, those of Premcor stockholders generally. The Premcor board of directors was aware of these interests when it considered the merger agreement and took them into account, among other matters, in reaching its decision to approve the merger agreement and to recommend that Premcor stockholders vote in favor of adopting the merger agreement. These material interests are summarized below.

  Stock Options

        The merger agreement provides that upon completion of the merger, each stock option issued by Premcor, including those held by officers and directors of Premcor, will be converted into Valero stock options based on the exchange ratio for the stock consideration in the merger. Valero and Premcor have agreed that, upon completion of the merger, each Premcor stock option will vest and become exercisable in full. Based on Premcor stock options held by executive officers and directors of Premcor as of July 1, 2005 and assuming that the merger is completed on September 30, 2005, upon completion of the merger, the following table sets forth the number of Premcor shares subject to stock options that would vest as a result of the merger. These stock options have exercise prices ranging from $13.76 to $42.17 per share.

Name	Premcor Shares Subject to Options
Thomas D. O'Malley(1)	270,000
Jefferson F. Allen	503,500
Michael D. Gayda	104,333
Henry M. Kuchta	180,000
Donald F. Lucey	96,000
Joseph D. Watson	96,000
Other Executive Officers as a Group (1 person)	36,000
Other Directors as a Group (7 persons)	33,500

(1)
Mr. O'Malley is the cousin by marriage of Mr. Lucey.

        In addition, under the terms of their existing employment agreements with Premcor, Mr. Allen will be granted an option in January 2006 at the then market price to purchase 100,000 Premcor shares and, on March 31, 2006, Mr. O'Malley will be granted a similar option to purchase 150,000 Premcor shares. The dates on which these grants are made may change if the merger is completed prior to the grant date.

  Employment Agreements

        Each of Messrs. O'Malley, Allen, Gayda, Kuchta, Lucey and Watson is party to an employment agreement with Premcor. The employment agreements for Messrs. Allen and O'Malley provide that if the executive's employment is terminated by Premcor without cause, by the executive for good reason, or, for Mr. Allen, prior to his attaining age 65, upon Premcor's election not to extend the employment term, subject to the executive's execution and non-revocation of a release of claims, the executive will be entitled to receive:

  •
  any accrued but unpaid base salary;

  •
  any unpaid annual bonus attributable to a prior fiscal year;

  •
  such employee benefits, if any, to which the executive may be entitled under the employee benefit plans of Premcor;

  •
  a pro rata bonus for the then current year through the date of termination;

  •
  subject to the executive's continued compliance with confidentiality covenants, as applicable, $2 million;

  •
  any accrued retirement benefit to which he is entitled, whether or not previously vested; and

  •
  full vesting of any outstanding stock options.

        The remaining executive employment agreements provide that if the executive's employment is terminated by Premcor without cause, by the executive for good reason or upon Premcor's election not to extend the employment term, subject to the executive's execution and non-revocation of a release of claims, the executive will be entitled to receive:

  •
  any accrued but unpaid base salary;

  •
  any unpaid annual bonus attributable to a prior fiscal year;

  •
  such employee benefits, if any, to which the executive may be entitled under the employee benefit plans of Premcor;

  •
  a pro rata bonus for the then current year through the date of termination;

  •
  subject to the executive's continued compliance with non-competition, non-solicitation, no-hire or confidentiality covenants, as applicable, three times the sum of his base salary plus base bonus;

  •
  any accrued retirement benefit to which he is entitled, whether or not previously vested; and

  •
  full vesting of any outstanding stock options.

        In the event of a change of control, such as completion of the merger, each of these executive officers will receive under the employment agreements a change-of-control payment based on the higher of

  •
  the annual bonus that would be payable for the year in which the change of control occurs under the bonus plan established by the Premcor board of directors, based on annualizing Premcor's earnings per share for quarter(s) preceding the change of control, and

  •
  the prior year's annual bonus,

but not less than the target level annual bonus under the bonus plan for the year in which the change of control occurs as established by the Premcor board of directors; however, for Mr. O'Malley such target level annual bonus is $600,000. The payment is prorated depending upon the quarter of the year in which the change of control occurs and includes a premium equal to one quarter's bonus. Mr. Allen's employment agreement also provides that the sum of the payment for the prorated annual bonus and lump-sum $2 million payment described above, together with the change-of-control payment, shall not be less than $5 million. In addition, upon a change of control such as the merger, the non-compete and non-solicit restrictions upon executives are voided. In addition, if the executive would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive will receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed.

        Immediately prior to completion of the merger, each executive officer's employment will be terminated by Premcor, and each will be paid the severance and change-of-control benefits and any other payments due to him, subject to and in accordance with the terms of their employment agreements, as if their employment had been terminated without cause immediately prior to completion of the merger. Assuming that the merger is completed on September 30, 2005 and each executive officer's employment is terminated by Premcor without cause immediately prior to completion, the following table sets forth the aggregate amount of cash severance and change-of-control bonuses (based on the executive officers earning the maximum bonus for 2005 payable under their employment agreement) that would be payable.

Name	Amount of Payment
Thomas D. O'Malley	$3,200,000
Jefferson F. Allen	$5,600,000
Michael D. Gayda	$3,187,500
Henry M. Kuchta	$4,675,000
Donald F. Lucey	$2,975,000
Joseph D. Watson	$3,612,500

  Key Employee and Other Severance Arrangements

        Premcor has an existing agreement with one of its executive officers, Dennis R. Eichholz, that provides for benefits upon termination including severance in an amount equal to two years of base salary and target bonus, a pro rata bonus for the then current year through the date of termination, outplacement services for one year and tax gross-ups for any excise tax under Section 4999 of the Internal Revenue Code imposed on Mr. Eichholz as a result of the payments made. In addition, in the event of a change of control, such as completion of the merger, Mr. Eichholz will receive under his agreement a change-of-control payment similar to the change-of-control payments the other executive officers will receive under their employment agreements in the event of a change of control.

        Immediately prior to completion of the merger, the employment of Mr. Eichholz will be terminated by Premcor without cause, and Mr. Eichholz will be paid the severance benefits subject to and in accordance with the terms of his agreement as if his employment had been terminated without cause immediately prior to completion of the merger.

        Certain employees of Premcor, including Chet Kuchta, who is the brother of Henry M. Kuchta, Premcor's president, and James O'Malley, who is the brother of Thomas D. O'Malley, Premcor's chairman of the board, will be eligible to receive enhanced severance benefits if they remain employed by Premcor through the time of the merger.

  Incentive Compensation

        Under the executive officers' employment agreements, annual bonus amounts are tied to the net earnings per share of Premcor common stock. If the merger occurs in 2005, Premcor will pay bonuses immediately prior to the closing to all participants in Premcor's annual bonus plan, including the executive officers, based on a pro rata portion of the incentive compensation for that portion of the year that the participant worked for Premcor. Valero will then be obligated to pay the remaining balance of the 2005 incentive compensation in 2006 when it releases its earnings for the remainder of 2005. No incentive compensation will be paid with regard to 2006 if the closing occurs on or before January 15, 2006. If the Closing occurs after January 15, 2006, Premcor will pay a pro rata portion of the incentive compensation for that portion of the year (starting from January 1, 2006) that the participant worked for Premcor.

  Continuation of Salary and Benefits

        Regardless of when the merger is completed, each of Premcor's executive officers will receive salary and benefit continuation until the later of March 31, 2006 or 60 days following completion of the merger. Assuming that the merger is completed on September 30, 2005, the following table sets forth the amount that would be payable under such salary and benefit continuation to Premcor's executive officers.

Name	Amount of Payment
Thomas D. O'Malley	$335,000
Jefferson F. Allen	$336,000
Michael D. Gayda	$220,000
Henry M. Kuchta	$311,000
Donald F. Lucey	$207,000
Joseph D. Watson	$246,000
Other Executive Officers as a Group (1 person)	$154,000

  Director Severance

        Each director of Premcor (other than Messrs. Allen and O'Malley) will be eligible to receive a severance benefit based upon the later of March 31, 2006 or 60 days after completion of the merger equal to 12 months of directors' fees, if the director had served for fewer than two years, and 18 months of directors' fees, if the director had served for two years or more.

  Senior Executive Retirement Plan

        Premcor maintains a Senior Executive Retirement Plan, or "SERP," covering each of Messrs. O'Malley, Allen, Gayda, Kuchta, Lucey and Watson. Benefits under the SERP vest after three years of continuous service. The annual retirement benefit payable under the SERP at a normal retirement date (as defined by the SERP) will be a single life annuity for the life of the participant equal to the lesser of

  •
  the sum of six percent (6%) of average earnings times years of service less than or equal to five, plus three percent (3%) of average earnings times years of service greater than five; or

  •
  sixty percent (60%) of average earnings.

        Any benefit payable under the SERP will be offset by benefits, if any, payable to the participant under Premcor's cash balance pension plan. Average earnings are defined for purposes of the SERP as the average of the participant's annual earnings (generally, annual base compensation plus bonus paid under an annual incentive plan) during any two full years of employment, whether or not consecutive, in which the participant has the highest aggregate earnings. A SERP participant will not accrue a benefit under Premcor's non-qualified cash balance pension restoration plan during the period in which he participates in the SERP. In addition, each participant in the SERP will be eligible to receive lifetime medical benefits upon any termination with three years of service so long as the participant continues to pay an amount generally equivalent to the amount of the medical payroll deduction applicable to the participant on the date his participation in the SERP commences. For purposes of the SERP, a participant will generally be credited with a year of service if at any time during the applicable 12-month period the participant is employed by Premcor. The SERP also provides that if a participant is terminated without cause or resigns for good reason, the participant will be entitled to an additional two years for purposes of determining his "SERP Years of Service" and "SERP Age" under the SERP.

        If the merger is completed prior to March 31, 2006, each of the executive officers will be paid their benefits under the SERP calculated as if the merger was completed on March 31, 2006, regardless of when the merger is actually completed, and that each such executive officer remained employed and covered by the SERP through March 31, 2006, except that for purposes of converting the annual payments to a lump-sum amount, each participant's actual age at the time of the payment and termination of employment will be used. In addition, appropriate provision for the participants shall be made for the health benefit continuation provisions of the Premcor SERP which may be terminating. Assuming that the merger were completed on September 30, 2005, each participant's employment is terminated by Premcor without cause immediately prior to completion and each of the participants has made an effective election to receive his SERP benefits in the form of a lump-sum payment upon termination of employment, the following table sets forth the lump-sum amounts that would be payable pursuant to the SERP:

Name	Amount of Payment
Thomas D. O'Malley	$7,957,000
Jefferson F. Allen	$5,745,000
Michael D. Gayda	$5,130,000
Henry M. Kuchta	$7,626,000
Donald F. Lucey	$4,786,000
Joseph D. Watson	$6,383,000

  Cash Balance Pension Plan and Cash Balance Pension Restoration Plan

        Premcor implemented a cash balance pension plan for certain of its workforce, including its executive officers, effective January 1, 2002. Benefits under the plan vest after five years of continuous service. Premcor also adopted a non-qualified cash balance pension restoration plan which restores the benefits lost by any employee, including any executive officer, during any period in which he is not participating in the SERP, under the qualified pension plan as a result of limitations on pensionable income imposed under U.S. federal tax laws. Upon completion of the merger, the cash balance pension plan and the cash balance pension restoration plan balances will vest in full and, subject to applicable law, will be paid to the participants. Any benefit payable under the SERP will be offset by benefits, if any, payable under the cash balance pension plan.

  Rabbi Trust

        Immediately prior to completion of the merger, the "rabbi trust" maintained by Premcor for purposes of funding the SERP benefits may be fully funded in an amount necessary to fund the payments and medical benefits to be made to the SERP participants as described above, unless such payments shall have been made directly by Premcor to the participants.

  Office Space and Equipment

        For a period of six months following completion of the merger, each of the executive officers (other than Mr. Eichholz) will be permitted to have continued use rent-free of their existing office, telephone and office equipment at Premcor's Connecticut offices. After the end of such six-month period, Mr. O'Malley, if he elects to do so, will be permitted to sublet such office for the remainder of the lease term at cost or the lease will be assigned to Mr. O'Malley. In addition, Mr. O'Malley will have the right to purchase at depreciated cost the office equipment located in this space and in home offices upon completion of the merger. Each of the other executive officers will have the option to purchase at depreciated cost the equipment in their offices at the expiration of the six-month period described above.

  Relationship Between Directors and Premcor Stockholders

        David I. Foley and Robert L. Friedman, who resigned from Premcor's board of directors in May 2005, are affiliated with The Blackstone Group L.P., affiliates of which constituted Premcor's largest stockholder prior to Blackstone's distribution of its shares to its investors in May 2005. Another of Premcor's directors, Stephen I. Chazen, is an officer of Occidental Petroleum Corporation, which is another of Premcor's large stockholders. Under the merger agreement, Valero agreed to assume Premcor's obligations under registration rights agreements that Premcor has with each of Blackstone and Occidental, such that Blackstone and Occidental and certain of their transferees would have substantially the same rights with respect to Valero shares they receive in the merger that they currently have with respect to Premcor shares under these agreements.

  Indemnification and Insurance

        The merger agreement provides that, upon completion of the merger, Valero will, to the fullest extent permitted by applicable law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Premcor and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under Premcor's certificate of incorporation, bylaws or indemnification agreements, if any.

        In addition, the merger agreement provides that for a period of six years after the merger, Valero will cause its certificate of incorporation and bylaws to contain provisions regarding elimination of liability for directors and indemnification of officers, directors and employees that overall are no less generous than those included in the current Premcor certificate of incorporation and bylaws.

        The merger agreement also provides that Valero will maintain for a period of six years after completion of the merger the current director's and officer's insurance policies maintained by Premcor or policies with a substantially comparable insurer of at least the same coverage and amount containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although Valero will not be required to make annual premium payments in excess of 200% of the annual premiums currently paid by Premcor for directors' and officers' liability insurance.

Procedures for Premcor Stockholders to Make Elections

        You will be receiving under separate cover a form of election as to the form of consideration that you would like to receive in the merger, which will include a letter of transmittal, as well as instructions on how to complete the form of election. We will initially mail forms of election at least 20 business days before the expected completion of the merger. If you do not receive a form of election, you should contact Georgeson Shareholder Communications or your broker to obtain a form of election. You are entitled to make an election with respect to your Premcor shares even if you vote against the merger. However, any form of election submitted by a Premcor stockholder who seeks to exercise appraisal rights will be invalid and will be rejected. If any dissenting stockholder ceases to be a dissenting stockholder but does not submit a valid form of election prior to the election deadline, each Premcor share held by that dissenting stockholder will be treated as a share for which the stockholder has indicated no preference as to the receipt of the cash consideration or the stock consideration. The form of election will allow you to make a cash or stock election for some or all of your Premcor shares. Premcor shares as to which you do not make a valid election prior to the election deadline will be treated as though no election had been made.

        The U.S. federal income tax consequences of the merger to you will vary depending on whether you receive cash or shares of Valero common stock, or a combination of cash and shares, in exchange for your Premcor shares. However, at the time you will be required to make a cash or stock election, you will not know if, and to what extent, the proration procedures will change the mix of consideration that you will receive in the merger. As a result, you will not know the tax consequences to you with certainty at the time you make your election. For more information regarding the tax consequences of the merger to Premcor stockholders, please see "—Material Federal Income Tax Consequences of the Merger."

  Exchange Agent

        Prior to the completion of the merger, Valero will appoint Computershare Trust Company of New York or a commercial bank or trust company that is acceptable to Premcor, to act as the exchange agent. The exchange agent will effect the election and proration provisions.

  Election Deadline

        The election deadline will be 5:00 p.m., New York City time, on the date that Premcor and Valero shall agree is as near as possible to three business days prior to completion of the merger. We will publicly announce the election deadline between five and fifteen business days prior to the election deadline.

        If you hold your Premcor shares in "street name," you may be subject to a deadline earlier than the election deadline. Therefore, you should carefully read any materials you receive from your broker.

  Form of Election

        Your form of election must be properly completed and signed and accompanied by:

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  certificates representing all of the Premcor shares covered by the form of election, duly endorsed in blank or otherwise in a form acceptable for transfer on Premcor's books (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election);

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  a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm that is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

  •
  if your Premcor shares are held in book-entry form, the documents specified in the instructions accompanying the form of election.

        In order for you to make a cash or stock election, your properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions which will accompany the form of election.

        If you hold Premcor shares in street name and you wish to make an election, you should contact your bank, broker, dealer or financial institution and follow the instructions provided.

        Valero has the right to make reasonable determinations and to establish reasonable procedures in guiding the exchange agent in its determination as to the validity of forms of election. None of Valero, Premcor or the exchange agent is under any obligation to notify any Premcor stockholder of any defect in a form of election. If you have questions related to the form of election, or if you require additional copies of the form of election, please contact the exchange agent at (800) 245-7630.

  Inability to Sell Shares as to which an Election is Made

        If you make an election, you will not be able to sell the Premcor shares covered by that election after making that election, unless that election is properly revoked before the election deadline or the merger agreement is terminated.

  Election Revocation and Changes

        Generally, you may revoke or change an election with respect to all or a portion of the Premcor shares covered by a previously submitted form of election, but only if you provide written notice to the exchange agent prior to the election deadline. If you revoke an election, or the merger agreement is terminated, and you have transmitted any stock certificates to the exchange agent, the exchange agent will promptly return those certificates to you. You will not be entitled to revoke or change your election following the election deadline. As a result, if you have made an election, you will not be able to revoke that election or sell your Premcor shares during the interval between the election deadline and the date of completion of the merger.

        Premcor shares as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

  Non-Electing Holders

        If you do not make an election to receive cash consideration or stock consideration in the merger, if your form of election is not received by the exchange agent by the election deadline or if your form of election is improperly completed or is not signed, you will be deemed not to have made an election. Premcor stockholders not making an election in respect of their Premcor shares may receive the cash consideration, the stock consideration, or some cash consideration for their Premcor shares and some stock consideration for their Premcor shares, depending on elections that have been made by other Premcor stockholders. See "—Proration Procedures" below.

  Proration Procedures

        You should be aware that elections you make are subject to the proration procedures provided in the merger agreement. Regardless of the cash or stock elections made by Premcor stockholders, these procedures are designed to ensure that, in the aggregate:

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  one-half of the Premcor shares outstanding, calculated on a diluted basis under the treasury stock method, immediately prior to the effective time of the merger will be converted into the right to receive the per share cash consideration of $72.76; and

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  the balance of the Premcor shares outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share stock consideration of 0.99 Valero shares.

        Premcor shares held by Premcor stockholders who properly demand appraisal will be treated as non-electing shares for purposes of these proration procedures. Set forth below is a description of the proration procedures, and the effects on Premcor stockholders, including those who fail to properly make a cash or stock election, under certain alternative scenarios. All of these examples assume that, immediately prior to completion of the merger, 90 million Premcor shares are actually outstanding and will be converted into merger consideration at closing, and that 93 million Premcor shares would be deemed outstanding on a diluted basis under the treasury stock method. Under these circumstances, the number of Premcor shares that would be converted into the right to receive cash in the merger is 46.5 million, with the balance, 43.5 million, being converted into the right to receive Valero shares. References to receipt of the stock consideration include the receipt of cash in lieu of any fractional Valero shares.

  Scenario 1: The Cash Consideration is Over-Subscribed:

        This scenario will occur if holders of more than one-half of the outstanding Premcor shares, calculated on a diluted basis under the treasury stock method, properly elect to receive the cash consideration for their Premcor shares.

        If You Made a Cash Election.    In this scenario, if you properly elected to receive cash consideration for all of your Premcor shares, you would receive cash consideration for only a pro rata portion of each of the Premcor shares for which you properly made a cash election. You will receive stock consideration for the remaining portion of each of your Premcor shares.

        Each share as to which you made an election to receive the cash consideration, instead of being converted in the merger into the right to receive $72.76, will be converted into the right to receive: (1) cash in an amount equal to $72.76 times the ratio of (a) the aggregate number of Premcor shares to be converted in the merger to cash to (b) the number of Premcor shares electing cash (we refer to this ratio as the cash fraction); and (2) a number of shares of Valero common stock equal to 0.99 times the difference between 1 and the cash fraction.

        EXAMPLE: Assume Premcor stockholders make cash elections with respect to 70 million Premcor shares and stock elections with respect to 20 million Premcor shares. If you own 100 Premcor shares and have made an effective cash election for all of those shares, you would receive, instead of $72.76 for each of those shares, or $7,276 in the aggregate, a combination of $48.33 in cash ($72.76 x (46.5 million  /  70 million)) and 0.3324 shares of Valero common stock (0.99 x (1 - (46.5 million  /  70 million))) for each of those Premcor shares. In the aggregate for the 100 shares, that would amount to $4,833 in cash, 33 shares of Valero common stock and cash in lieu of 0.24 Valero shares.

        If You Made a Stock Election.    In this scenario, if you properly elected to receive stock consideration for all of your Premcor shares, you would receive only stock consideration for your Premcor shares, including cash in lieu of any fractional shares.

        If You Failed to Make an Election.    In this scenario, if you failed to properly make an election for any of your Premcor shares, you would receive only stock consideration for your Premcor shares, including cash in lieu of any fractional shares.

  Scenario 2: The Stock Consideration is Over-Subscribed:

        This scenario will occur if holders of more than the excess of (1) the actual number of Premcor shares outstanding immediately prior to the effective time of the merger over (2) one-half of the number of outstanding Premcor shares, calculated on a diluted basis under the treasury stock method, which we refer to as the "maximum stock number," properly elect to receive the stock consideration for their Premcor shares.

        If You Made a Cash Election.    In this scenario, if you properly elected to receive cash consideration for your Premcor shares, you will receive only cash consideration for your Premcor shares.

        If You Made a Stock Election.    In this scenario, if you properly elected to receive stock consideration for your Premcor shares, you would receive stock consideration for only a pro rata portion of each of your Premcor shares, including cash in lieu of any fractional shares. You would receive the cash consideration for the remaining portion of each of your Premcor shares.

        Each share as to which you made an election to receive the Valero stock consideration, instead of being converted in the merger into the right to receive 0.99 Valero common shares, will instead be converted into the right to receive: (1) a number of shares of Valero common stock equal to 0.99 times the ratio of (a) the aggregate number of Premcor shares to be converted in the merger to Valero stock to (b) the number of Premcor shares electing Valero stock (we refer to this ratio as the stock fraction); and (2) an amount of cash equal to $72.76 times the difference between 1 and the stock fraction.

        EXAMPLE: Assume that Premcor stockholders make stock elections with respect to 70 million Premcor shares and cash elections with respect to 20 million Premcor shares. Again, the aggregate number of Premcor shares that would be converted into stock in the merger is 43.5 million. If you own 100 Premcor shares and have made an effective stock election for all of those shares, you would receive, instead of 0.99 Valero common shares for each of those shares or 99 Valero common shares in the aggregate, a combination of (1) 0.6152 shares of Valero common stock (0.99 x (43.5 million  /  70 million)) and (2) $27.54 in cash ($72.76 x (1 - (43.5 million  /  70 million))) for each of those Premcor shares. In the aggregate for 100 shares, that would amount to $2,754 in cash, 61 shares of Valero common stock and cash in lieu of 0.52 Valero shares.

        If You Made No Election.    In this scenario, if you failed to properly make an election for any of your Premcor shares, you would receive only the cash consideration for those Premcor shares.

        Scenario 3: Both Cash Consideration and Stock Consideration are Under-Subscribed:

        This scenario will occur if holders of less than one-half of the outstanding Premcor shares, calculated on a diluted basis under the treasury stock method, properly elect to receive the cash consideration for their Premcor shares, and holders of less than the maximum stock number of Premcor shares elect to receive the stock consideration.

        If You Made a Cash Election.    In this scenario, if you properly elected to receive cash consideration for your Premcor shares, you will receive only cash consideration for your Premcor shares.

        If You Made a Stock Election.    In this scenario, if you properly elected to receive stock consideration for your Premcor shares, you would receive only stock consideration for your Premcor shares, including cash in lieu of any fractional shares.

        If You Made No Election.    In this scenario, if you failed to make an election with respect to your Premcor shares, you would receive the cash consideration for a portion of each of your Premcor shares and the stock consideration for a portion of each of your Premcor shares.

        Each Premcor share as to which you made no election will be converted into the right to receive (1) an amount of cash equal to $72.76 times a fraction with a numerator equal to the aggregate number of Premcor shares to be converted to cash in the merger less the number of Premcor shares as to which elections to receive cash have been made, and a denominator equal to the aggregate number of Premcor shares not making an effective election, which we refer to as the non-election cash fraction, and (2) a number of shares of Valero common stock equal to 0.99 times the difference between 1 and the non-election cash fraction.

        EXAMPLE: Assume that Premcor stockholders make stock elections with respect to 20 million Premcor shares and cash elections with respect to 20 million Premcor shares. If you own 100 Premcor shares and have not made an effective election for any of those shares, you would receive for each of those shares a combination of (1) $38.56 in cash ($72.76 x ((46.5 million - 20 million)  /  50 million)) and (2) 0.4653 shares of Valero common stock (0.99 x (1 - ((46.5 million - 20 million)  /  50 million))). In the aggregate for 100 shares, that would amount to $3,856 in cash, 46 shares of Valero common stock and cash in lieu of 0.53 Valero common shares.

        We are not making any recommendation as to whether you should elect to receive cash consideration or stock consideration. You must make your own decision with respect to your election.

        We cannot make any guarantee that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this document and in the merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and the cash consideration may differ, you may receive consideration having an aggregate value less than that which you elected to receive.

        Notwithstanding the above, the number of Premcor shares to be converted into the cash consideration will not be greater than the number that would permit Valero and Premcor to receive the tax opinions described under "The Merger Agreement—Conditions," which relate to the merger qualifying as a "reorganization" under the U.S. federal income tax laws. If necessary, the number of Premcor shares to be converted into the right to receive Valero shares will be increased, and the number of Premcor shares to be converted into the right to receive cash will be decreased by an equal amount, to the extent required to satisfy the condition.

Conversion and Exchange of Shares and Related Matters

        At or prior to the completion of the merger, Valero will deposit with the exchange agent certificates representing Valero shares and cash. Holders of unexchanged Premcor shares will not be entitled to receive any dividends or other distributions payable by Valero until their certificates are surrendered after the merger is completed. Upon surrender, however, subject to applicable laws, the holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of any fractional shares.

        Promptly after the completion of the merger, the exchange agent will mail to holders of unexchanged Premcor stock certificates (other than Premcor stock certificates representing dissenting shares) a letter of transmittal and instructions for surrendering Premcor stock certificates in exchange for the merger consideration that a holder of non-electing shares is entitled to receive, along with any dividends and other distributions and any cash in lieu of fractional shares. After a holder of Premcor stock certificates sends the Premcor stock certificates to the exchange agent together with the properly completed letter of transmittal or form of election, and any other documents that the exchange agent may reasonably require, the holder of Premcor stock certificates will be entitled to receive such consideration. No interest will be paid or will accrue on any cash paid to holders of Premcor stock certificates.

        If there has been a transfer of ownership of Premcor common stock that is not registered in the transfer records of Premcor, such holder must present to the Exchange Agent the certificate representing such shares of Premcor common stock, along with all documents required to evidence and effect the transfer of ownership and to evidence that any applicable stock transfer taxes have been paid prior to receiving any merger consideration.

  Fractional Shares

        No fractional Valero shares will be issued in the merger. No dividend or other distribution of Valero will relate to any fractional Valero shares that would otherwise be issuable in the merger, and those fractional Valero shares will not entitle the owner thereof to any voting or other rights of a Valero stockholder.

        If you are otherwise entitled to fractional Valero shares, you will receive, upon surrender of your Premcor stock certificates, a cash payment instead of the fractional Valero shares you would otherwise be entitled to. The amount of cash you receive will be equal to the value of your fractional interests, determined based on the closing price of a Valero share on the NYSE on the last full trading day before the completion of the merger.

  Antidilution Adjustments

        If, before the merger is completed, there is a reclassification, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Premcor shares or Valero shares, the exchange ratio and the cash consideration will be adjusted to provide the Premcor stockholders the same economic effect as of immediately before the relevant event.

Treatment of Premcor Stock Options

        In the merger, each option to purchase Premcor shares will be assumed by Valero and converted into an option to purchase Valero shares. The number of Valero shares purchasable upon exercise of the Valero option will be equal to the number of Premcor shares that were purchasable upon exercise of the Premcor option multiplied by 0.99 and rounded to the nearest whole share. The per share purchase price of the Valero option will be equal to the per share purchase price of the Premcor option divided by 0.99, rounded to the nearest whole cent. All other terms of the Premcor option will remain the same. All Premcor options held by Premcor employees and directors will accelerate and vest in connection with the merger.

Material Federal Income Tax Consequences of the Merger

        The following discussion addresses the material United States federal income tax consequences of the merger to holders of Premcor common stock. The discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to Premcor stockholders that hold their Premcor common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, each of which we refer to in this document as a "holder." Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

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  banks or trusts,

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  tax-exempt organizations,

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  insurance companies,

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  dealers in securities or foreign currency,

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  traders in securities who elect to apply a mark-to-market method of accounting,

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  pass-through entities and investors in such entities,

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  foreign persons,

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  stockholders who perfect their appraisal rights,

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  stockholders who received their Premcor shares through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

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  stockholders who hold Premcor shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

        Each holder of Premcor common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

        The respective obligations of Valero and Premcor to complete the merger are conditioned upon the delivery by Wachtell, Lipton, Rosen & Katz, counsel to Valero, and Stroock & Stroock & Lavan LLP, counsel to Premcor, of their respective opinions to the effect that, based in part on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates to be obtained from officers of Valero and Premcor, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Valero nor Premcor intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its Premcor common stock for cash, Valero common stock or a combination of cash and Valero common stock.

  Exchange Solely for Cash

        In general, if, in the merger, a holder exchanges all of the shares of Premcor common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Premcor common stock surrendered. This gain or loss generally will be long-term capital gain or loss if the holder's holding period in the Premcor common stock surrendered is more than one year at the completion of the merger. If, however, the holder constructively owns shares of Premcor common stock that are exchanged for shares of Valero common stock in the merger or owns shares of Valero common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described below under the heading "—Exchange for Valero Common Stock and Cash," except that the amount of consideration, if any, deemed to be a dividend may not be limited to the amount of that holder's gain.

  Exchange Solely for Valero Common Stock

        If, in the merger, a holder exchanges all of the shares of Premcor common stock actually owned by it solely for shares of Valero common stock, that holder will not recognize any gain or loss except as to cash received instead of a fractional share of Valero common stock (as discussed below). The aggregate adjusted tax basis of the shares of Valero common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Premcor common stock surrendered for the Valero common stock, and the holding period of the Valero common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Premcor common stock were held.

  Exchange for Valero Common Stock and Cash

        If, in the merger, a holder exchanges all of the shares of Premcor common stock actually owned by it for a combination of Valero common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Valero common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Premcor common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and Valero common stock should be allocated among different blocks of Premcor common stock. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the Premcor common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "—Possible Treatment of Cash as a Dividend" below.

        The aggregate tax basis of Valero common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Premcor common stock for a combination of Valero common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Premcor common stock surrendered for Valero common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Valero common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Valero common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Premcor common stock surrendered.

  Possible Treatment of Cash as a Dividend

        In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of Valero. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Premcor common stock solely for Valero common stock and then Valero immediately redeemed, which we refer to in this document as the "Deemed Redemption," a portion of the Valero common stock in exchange for the cash the holder actually received. The gain recognized in the Deemed Redemption will be treated as capital gain if the Deemed Redemption is (1) "substantially disproportionate" with respect to the holder or (2) "not essentially equivalent to a dividend."

        The Deemed Redemption will generally be "substantially disproportionate" with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the Deemed Redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the Deemed Redemption to be "not essentially equivalent to a dividend," the Deemed Redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of Valero. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Valero that the holder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (2) the percentage of the outstanding stock of Valero that is actually and constructively owned by the holder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase such stock in addition to the stock actually owned by the holder.

        The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

        These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

  Cash Received Instead of a Fractional Share

        A holder who receives cash instead of a fractional share of Valero common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of Premcor common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Premcor common stock is more than one year at the effective time of the merger.

  Reporting Requirements

        A holder of Premcor common stock receiving Valero common stock as a result of the merger may be required to retain records related to such holder's Premcor common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

Accounting Treatment

        The merger is expected to be accounted for as a "purchase" of Premcor by Valero, as that term is used in U.S. generally accepted accounting principles. The purchase price will be allocated to Premcor's identifiable tangible and intangible assets and liabilities based on their estimated fair values at the date of the completion of the merger, and any excess of the purchase price over those fair values will be accounted for as goodwill. The results of final valuations of property, plant and equipment and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. Valero may revise the allocation of the purchase price when additional information becomes available.

Coordination of Dividends

        Prior to the completion of the merger, Premcor and Valero will coordinate the declaration of dividends with respect to Premcor shares and Valero shares, including record and payment dates, with the intent that holders of Premcor shares do not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Premcor shares and any Valero shares holders receive in the merger.

Financing the Merger

        Valero expects to finance the cash portion of the merger consideration, currently estimated to be approximately $3.4 billion, with a combination of cash on hand of approximately $2.0 billion and new indebtedness of approximately $1.4 billion. These amounts are based on the assumption that the merger is completed before the end of the third quarter of 2005, and therefore differ from the amounts reflected in the Unaudited Pro Forma Combined Balance Sheet contained in this document, which is as of March 31, 2005.

Regulatory Approvals

        Valero and Premcor have agreed to use their reasonable best efforts to obtain all regulatory approvals required in order to consummate the merger. Valero and Premcor have either filed, or intend to file promptly after the date of this document, applications and notifications to obtain the required regulatory approvals. Valero and Premcor cannot provide any assurances that the required regulatory approvals will be obtained, as to what, if any, conditions the regulatory authorities will place on the granting of the approvals that may affect Valero and, if obtained, as to the date of any of these approvals or the absence of any litigation challenging them or the merger.

        The HSR Act prohibits Valero and Premcor from completing the merger until certain information and materials have been provided to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and certain waiting periods have expired or been terminated. Valero and Premcor filed their Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the Antitrust Division on May 31, 2005. On June 27, 2005, the FTC issued a request for additional information and documentary material pursuant to the HSR Act. Under the HSR Act and its associated rules, the parties will not be able to complete the merger until the earlier of (a) 30 days after both parties substantially comply with the FTC's request for additional information and documentary material or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday or (b) when the FTC terminates its review of the merger. Even after the waiting period expires or has been terminated, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or to compel a divestiture of the shares being acquired or substantial assets of Valero or Premcor. Other parties, including State Attorneys General, could also seek to review or challenge the merger on antitrust grounds. Valero and Premcor believe that the merger will benefit competition and should receive the required approvals for the transaction, although we cannot assure you that a challenge to the merger on antitrust grounds will not be made by the FTC, a State Attorney General or any other person or whether such challenge will be successful.

        We also may be required to make filings and obtain regulatory approvals from various other governmental authorities. Where necessary, the parties intend to make such filings. See "The Merger Agreement—Additional Covenants—Reasonable Best Efforts" and "The Merger Agreement—Conditions."

Management and Operations Following the Merger

        Valero expects that, initially following completion of the merger, the business and operations of Premcor will, except as described in this document, be continued substantially as they are currently being conducted. As of the date of this document, Valero expects to close Premcor's Connecticut offices and terminate all of Premcor's employees located at those offices, including its executives. Valero will continue to evaluate the business and operations of Premcor while the merger is pending and after the merger is completed, and will take those actions it deems appropriate under the circumstances that then exist. Valero intends to undertake a comprehensive review of Premcor's business, operations, capitalization and management with a view to optimizing development of Premcor's potential in conjunction with Valero's business.

        While we cannot provide you with any assurances, Valero currently expects that the combined company will be able to achieve annual synergies of about $350 million by the second year following completion of the merger. These synergies are expected to come from the following sources:

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  Operational profit improvements of approximately $205 million per year, resulting from yield improvements, operating expense reductions, including energy conservation opportunities, refinery and logistics integration and increased utilization of idle capacity.

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  Administrative synergies of approximately $130 million per year, resulting from reductions in corporate overhead, aggregate bonus payments and stock option awards and letter of credit fees and interest expense.

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  Reduced refinery insurance expense of approximately $15 million per year.

See "Special Note Regarding Forward-Looking Statements."

Restrictions on Resales by Affiliates

        The issuance of Valero shares to Premcor stockholders in the merger has been registered under the Securities Act. The Valero shares so issued may be traded freely and without restriction by those Premcor stockholders who are not deemed to be "affiliates" of Premcor as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer of Valero shares received in the merger by an affiliate of Premcor must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors and certain executive officers of Premcor (as well as to certain other related individuals or entities). As the successor to Premcor in the merger, Valero will succeed to registration rights agreements that Premcor currently has, including with each of Blackstone Group L.P. and Occidental Petroleum Corporation. To the extent these agreements enable these shareholders or certain of their transferees to require Valero to register under the Securities Act the sale of Valero shares received by them in the merger, they may be able to transfer Valero shares even if Rule 145 of the Securities Act would otherwise prohibit or limit the transfer. These agreements are described in further detail in filings Premcor has made with the Securities and Exchange Commission. See "Where You Can Find More Information."

THE MERGER AGREEMENT

        The following is a summary of the material terms and provisions of the merger agreement. The merger agreement is attached as Annex A to this document and is incorporated by reference into this document. The merger agreement has been attached to this document to provide investors with information regarding its terms. It is not intended to provide any other factual information about Valero or Premcor. We encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

Completion of the Merger

        Under the terms of the merger agreement, Premcor will be merged with and into Valero, with Valero being the surviving corporation. In the merger, each outstanding Premcor share (other than Premcor shares held by Valero, by any of Valero's or Premcor's subsidiaries and Premcor shares the holder of which has properly exercised appraisal rights) will be converted into the right to receive, at the option of the holder and subject to proration, either (1) 0.99 Valero shares or (2) $72.76 in cash. See "The Merger—Effect of the Merger; What You Will Receive in the Merger" for more information on the proration procedures in the merger agreement. Each Premcor share held by Valero will be canceled and retired and shall cease to exist. Each Premcor share held by any of Valero's or Premcor's subsidiaries will be converted into the stock consideration.

        For information regarding the treatment of options to purchase Premcor shares under the merger agreement, see "The Merger—Treatment of Premcor Stock Options."

        The merger will be completed at the time and date stated in the certificate of merger that will be filed with the Secretary of State of the State of Delaware, the state of incorporation of Premcor and Valero. Under the merger agreement, the filing of the certificate of merger and the closing of the transactions contemplated by the merger agreement will occur on the second business day following the satisfaction or waiver of all conditions to the merger, unless otherwise agreed to by the parties. However, Valero shall be permitted to extend the date of the closing as required to accommodate the election deadline described under "The Merger—Procedures for Premcor Stockholders to Make Elections," and the closing may not occur prior to January 2, 2006 without Valero's consent. We are working to complete the merger before the end of the third quarter of 2005.

        Completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, Valero and Premcor will obtain those approvals or that Valero and Premcor will complete the merger. If the merger is not completed on or before March 31, 2006, either Valero or Premcor may terminate the merger agreement, with the exception that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being completed by that date. See "—Conditions." Delays in completing the merger will generally delay the ability of Valero to integrate Premcor's operations with its own and, accordingly, delay the realization of expected merger synergies.

Representations and Warranties

        In the merger agreement, Valero and Premcor make representations and warranties to each other about their respective companies and businesses related to, among other things:

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  corporate existence, qualification to conduct business and corporate power of both themselves and their respective subsidiaries;

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  capitalization and ownership of subsidiaries;

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  corporate authority to enter into, and carry out the obligations under, the merger agreement, and enforceability of the merger agreement;

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  absence of a breach of charter documents, bylaws, laws or material agreements as a result of the execution of the merger agreement or the completion of the merger;

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  governmental consents and approvals required in connection with the merger;

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  financial statements and filings with the SEC, as well as internal controls over financial reporting;

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  absence of undisclosed liabilities and off-balance sheet arrangements, as well as loans to officers and directors;

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  absence of specified changes or events since December 31, 2004;

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  legal proceedings;

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  compliance with applicable laws;

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  environmental liabilities;

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  employee benefit plans and labor matters;

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  inapplicability to the merger of state anti-takeover laws, and in the case of Valero, its stockholder rights plan;

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  receipt of an opinion from Premcor's financial advisor;

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  board of directors approval;

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  payment of fees to finders or brokers in connection with the merger;

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  tax matters;

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  qualification of the merger as a "reorganization" under U.S. federal income tax laws;

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  information supplied for use in this document; and

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  in the case of Premcor, material contracts, intellectual property, labor relations and collective bargaining agreements.

        Valero also represented and warranted to Premcor that Valero would have available on the date of completion of the merger sufficient funds to enable it to complete the transactions contemplated by the merger agreement.

        The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects, and do not survive the completion of the merger.

        This description of the representations and warranties is included to provide investors with information regarding the terms of the merger agreement. It is not intended to provide any other factual information about Valero or Premcor. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Operations Before Completion of the Merger

  Restrictions on Valero's and Premcor's Operations Before Completion of the Merger

        In the merger agreement, Valero and Premcor have agreed to several restrictions on their activities until either the completion of the merger or the termination of the merger agreement. In general, they are required to conduct their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as previously conducted, and to use their reasonable best efforts to:

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  keep available the services of their current officers and other key employees;

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  preserve intact their present lines of business, maintain their rights and franchises; and

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  preserve their relationships with customers, suppliers and others having business dealings with them;

in each case, with the intention that their ongoing businesses are not impaired.

  Additional Restrictions on Premcor's Operations Before Completion of the Merger

        In addition, Premcor has generally agreed to restrictions that prohibit it, or any of its subsidiaries, from:

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  entering into any new material lines of business;

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  without the prior written consent of Valero, not to be unreasonably withheld, incurring or committing to any capital expenditures or related liabilities, other than those contemplated by Premcor's 2005 capital budget and not exceeding 110% of the amounts set forth for such capital expenditures in that capital budget;

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  declaring or paying dividends other than regular quarterly dividends not in excess of $0.02 per share of Premcor common stock or intracompany dividends, in accordance with past practice;

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  splitting, combining or reclassifying its capital stock or issuing securities in respect of, in lieu of or in substitution for its capital stock, other than such transactions by a wholly owned subsidiary of Premcor that remains a wholly owned subsidiary after the transaction;

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  repurchasing, redeeming or otherwise acquiring its capital stock;

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  issuing, delivering, selling, pledging or disposing of any shares of its capital stock, voting debt or convertible securities (or corporate actions related thereto), other than in connection with the exercise of Premcor stock options or other stock-based awards, or in connection with certain issuances by its subsidiaries;

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  amending Premcor's corporate governance documents;

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  making any acquisitions, other than acquisitions of assets used in the operations of Premcor in the ordinary course of business consistent with past practice;

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  disposing of assets (including the capital stock of its subsidiaries), other than, in the case of assets other than the capital stock of its subsidiaries, in the ordinary course of business consistent with past practice;

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  making loans, advances, capital contributions or investments in any person other than specified intercompany loans, payments under existing purchase contracts or immaterial loans made in the ordinary course of business consistent with past practice, and only if those otherwise permitted loans do not present a material risk of making it more difficult to obtain any regulatory approval that is required in connection with the merger;

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  incurring debt, other than under existing credit facilities in the ordinary course of business consistent with past practice, issuing any debt securities or warrants or other rights to acquire any debt securities of Premcor or its subsidiaries, guaranteeing any debt securities of another person or entering into any arrangement having a similar economic effect;

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  taking any action, or failing to take any action, that in each case would reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

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  increasing the compensation or paying any severance to any director, officer or key employee, increasing any employee benefits, granting any options to purchase Premcor common stock in excess of 100,000 shares to certain employees, or amending or adopting any Premcor benefit plan, other than in the ordinary course consistent with past practice or as required by applicable law or an agreement existing on April 24, 2005;

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  changing in any material respect its accounting methods, except as may be required by a governmental authority or by changes in U.S. generally accepted accounting principles;

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  changing its fiscal year or any method of tax accounting, making any tax election, or settling or compromising any liability for taxes, except in each case for any such actions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Premcor or as required by law; and

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  taking any action that would reasonably be expected to prevent, delay or impede completion of the merger.

  Additional Restrictions on Valero's Operations Before Completion of the Merger

        In addition, Valero has agreed to restrictions that prohibit it from:

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  declaring or paying dividends other than regular quarterly dividends or intracompany dividends consistent with past dividend practice;

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  splitting, combining or reclassifying its capital stock, or issuing securities in respect of, in lieu of or in substitution for its capital stock, other than such transactions by a wholly owned subsidiary of Valero which remains a wholly owned subsidiary after the transaction;

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  amending Valero's corporate governance documents;

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  taking any action, or failing to take any action, that in each case would prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

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  taking any action that would reasonably be expected to prevent, delay or impede completion of the merger.

Additional Covenants

        In addition to the covenants relating to the conduct of the parties' businesses before completion of the merger, each of Valero and Premcor has agreed to perform additional specified covenants in the merger agreement. The principal additional covenants are as follows.

  No Solicitation

        Premcor agreed in the merger agreement that neither it nor any of its subsidiaries, officers, directors or affiliates will, and that it will use reasonable best efforts to ensure that it and its subsidiaries' employees, agents and representatives do not, directly or indirectly:

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  initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to an acquisition proposal;

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  engage or participate in any negotiations concerning an acquisition proposal; or

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  provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an acquisition proposal.

        An "acquisition proposal" means any proposal or offer relating to, or a transaction to effect:

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  a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Premcor or any of its significant subsidiaries;

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  any purchase or sale of 20% or more of the consolidated assets of Premcor and its subsidiaries, including stock of its subsidiaries; or

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  any purchase or sale of, or tender or exchange offer for, the equity securities of Premcor or its subsidiaries that would result in any other person (or stockholders of such other person) beneficially owning securities representing 20% or more of the total equity or voting power of Premcor (or of the surviving parent entity in the transaction) or that of any of its significant subsidiaries.

        The merger agreement permits Premcor, subject to the conditions described below, to engage in discussions or negotiations with, or provide information to, a person who submits an unsolicited bona fide written acquisition proposal with respect to which the Premcor board of directors concludes in good faith (after receiving the advice of outside legal counsel) that the failure to take such actions would result in a violation of its fiduciary duties under applicable law. Premcor may take the actions described immediately above only if before providing any information or data to any person in connection with an acquisition proposal by that person, the person making the proposal enters into a confidentiality agreement with Premcor on terms no less restrictive than the confidentiality agreement between Valero and Premcor. In addition, Premcor has agreed to notify Valero within one day following receipt of any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal. Premcor has further agreed that:

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  it will promptly keep Valero reasonably informed of the status and terms of any inquiries, offers or discussions, including the identity of the person making the inquiry, proposal or offer;

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  it will, and its officers, directors and representatives will, immediately terminate any activities or discussions existing as of April 24, 2005, the date of the merger agreement, with any persons conducted before that date regarding any acquisition proposal; and

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  it will use reasonable best efforts to promptly inform its subsidiaries, affiliates, directors, officers, key employees, agents and representatives of the obligations described above.

        In addition, the merger agreement permits Premcor to disclose to its stockholders a position with respect to a tender offer, as required by law.

        Nothing contained in the foregoing provisions of the merger agreement will permit Premcor to terminate the merger agreement, except as otherwise specifically provided in the merger agreement, or affect or limit any other obligation of Premcor or Valero under the merger agreement.

  Special Meeting

        Premcor has agreed to hold a special meeting of its stockholders as soon as reasonably practicable to consider and vote upon adoption of the merger agreement and to use its reasonable best efforts to obtain the approval of Premcor stockholders.

  Reasonable Best Efforts

        Each of Valero and Premcor has agreed to use its reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable law to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. This cooperation may include contesting and resisting any action or proceeding that would make the merger illegal or would otherwise prohibit or materially impair completion of the merger or require the combined company to dispose of assets or conduct business in a specified manner in response to the requirements imposed by antitrust authorities. However, nothing in the merger agreement is to be construed to require either party to hold separate or divest any of their businesses or assets, including any refinery or related assets. Further, nothing in the merger agreement is to be deemed to require either party to take any other action or agree to any condition that would reasonably be expected to have a material adverse effect on either party, or to impair the benefits to Valero expected, as of the signing of the merger agreement, to be realized from the merger.

  Employee Matters

        Until December 31, 2006, Valero has agreed with Premcor to maintain compensation and employee benefits for all Premcor employees who remain employees following the merger that overall are no less generous than those generally provided to Premcor employees as of April 24, 2005. After that period has expired, Valero will provide compensation and benefit plans to Premcor employees that overall are at least as generous as those generally provided to similarly situated employees of Valero; provided, that Premcor employees covered by collective bargaining agreements shall continue to be provided the benefits that are required under such collective bargaining agreements. For the three-year period following completion of the merger, Valero has agreed with Premcor to provide severance benefits to Premcor employees who accept or continue employment with Valero following completion of the merger that are not less than the severance benefits payable to those employees under the Premcor severance plans or policies disclosed to Valero before April 24, 2005.

        Valero has also agreed with Premcor to:

  •
  make each Premcor employee eligible to participate, without any waiting time, in all Valero employee benefit plans replacing benefit plans of Premcor employees after completion of the merger;

  •
  credit each Premcor employee for his or her years of service with Premcor and its subsidiaries and predecessor employers before the completion of the merger to the same extent such Premcor employee was entitled, before the merger, to credit for that service under any similar Premcor benefit plans, except to the extent that such credit would result in a duplication of benefits or for credit for benefit accrual purposes under any defined benefit plan and any retiree medical plan;

  •
  generally waive any limitations regarding preexisting conditions and actively-at-work requirements under the welfare benefit plans in which Premcor employees may participate after completion of the merger;

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  credit the eligible expenses incurred by the Premcor employees under the Premcor plans for purposes of satisfying their annual deductibles, co-insurance and out-of-pocket requirements under any plans that replace the Premcor welfare benefit plans; and

  •
  honor in accordance with their terms all vested and accrued benefit obligations to, and contractual rights of, current and former employees of Premcor and its subsidiaries to the extent they were previously disclosed to Valero.

  Insurance and Indemnification

        Valero has agreed to:

  •
  indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Premcor and its subsidiaries, just as those individuals were indemnified or had a right to advancement of expenses on April 24, 2005, under Premcor's certificate of incorporation, bylaws and indemnification agreements, for acts or omissions occurring prior to the merger;

  •
  for a period of six years after the merger, cause Valero's certificate of incorporation and bylaws to contain provisions regarding elimination of liability for directors and indemnification of officers, directors and employees that overall are no less generous than those included in the current Premcor certificate of incorporation and bylaws; and

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  for a period of six years after the merger, maintain the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Premcor, or comparable policies, with respect to claims arising from facts or events that occurred prior to the merger. Valero will not be required to expend an annual amount in excess of 200% of the current annual premiums for this insurance, and if the annual premiums exceed this limit, Valero will obtain a policy with the greatest coverage available for that amount.

  Expenses

        Each of Valero and Premcor has agreed to pay its own costs and expenses incurred as a result of the merger and the merger agreement. Valero and Premcor will, however, share equally the costs associated with printing and mailing this document and the expenses incurred with filing this document with the SEC.

  Section 16 Matters

        Each of Valero and Premcor has agreed to take all required steps to exempt any dispositions of Premcor common stock or acquisitions of Valero shares in connection with the merger from the SEC's "short-swing profit" rules.

  New York Stock Exchange

        Valero will cause the Valero shares to be issued in the merger to be approved for listing on the NYSE.

  Affiliates

        Premcor will cause each of its affiliates to enter into a written agreement providing that they will not offer or sell any of the Valero shares issued to them in the merger in violation of the Securities Act or the related SEC rules.

  Indebtedness

        Upon completion of the merger, Valero has agreed with Premcor to assume, by supplemental indenture or other instrument, any Premcor indebtedness issued under indentures qualified under the

Trust Indenture Act of 1939, as amended, and any other Premcor indebtedness that by its terms Valero is required to assume in order to prevent a default under the applicable debt instrument.

  Registration Rights Agreements

        Valero will assume Premcor's obligations under registration rights agreements that Premcor has, including with each of Blackstone and Occidental.

Conditions

        Each of our respective obligations to complete the merger is subject to the satisfaction or waiver of various conditions, including:

  •
  the adoption of the merger agreement by Premcor stockholders;

  •
  the absence of any law, order or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger;

  •
  the expiration or termination of the applicable waiting period under the HSR Act;

  •
  the receipt of all other state or foreign agency consents, approvals and authorizations required to complete the merger, unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on Valero or Premcor;

  •
  the approval for listing on the NYSE of the Valero common stock to be issued in the merger;

  •
  the absence of any stop order issued by the SEC suspending the effectiveness of this document and the absence of any proceedings initiated or threatened by the SEC for that purpose;

  •
  the accuracy of the other party's representation and warranties, other than inaccuracies not reasonably expected to have a material adverse effect on the party making such representation and warranty (except that the other party's representations and warranties regarding its capitalization must be true and correct in all material respects), and the receipt of a certificate of an executive officer of the other party to that effect;

  •
  the other party having performed or complied with its agreements and covenants in the merger agreement in all material respects, and the receipt of a certificate of an executive officer of the other party to that effect; and

  •
  the receipt of an opinion from the party's counsel that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

  Termination by Valero or Premcor

        Either of our respective boards of directors may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

  •
  Valero and Premcor agree to terminate by mutual written consent;

  •
  the merger has not been completed on or before March 31, 2006, except that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being completed by that date;

  •
  a court or another governmental authority has issued a final and nonappealable order, decree or ruling or taken other action permanently restraining, enjoining or otherwise prohibiting the merger, but only if the terminating party has satisfied its obligation to avoid or remove the prohibition and if the primary cause of the action of the court or other governmental authority was not the failure of the terminating party to comply with its obligations described under "—Additional Covenants—Reasonable Best Efforts";

  •
  a court or another governmental authority has failed to issue an order or ruling that is necessary to satisfy the conditions to the merger, and the denial of a request to issue this order or ruling has become final and nonappealable, but only if the terminating party has satisfied its obligation to obtain the order or ruling and if the primary cause of the inaction of the court or other governmental authority was not the failure of the terminating party to comply with its obligations described under "—Additional Covenants—Reasonable Best Efforts"; or

  •
  Premcor stockholders have failed to adopt the merger agreement at the special meeting.

  Termination by Valero

        In addition, the Valero board of directors may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

  •
  the Premcor board of directors fails to recommend to Premcor stockholders the adoption of the merger agreement and the merger, or withdraws, modifies or qualifies such recommendation, in any manner adverse to Valero;

  •
  Premcor materially breaches its obligation under the merger agreement by reason of a failure to call the special meeting; or

  •
  Premcor breaches its representations, warranties or covenants contained in the merger agreement so that the conditions described above relating to the absence of a breach of representation, warranty or covenant by Premcor are not capable of being satisfied on or before March 31, 2006.

  Termination by Premcor

        In addition, the Premcor board of directors may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if Valero breaches its representations, warranties or covenants contained in the merger agreement so that the conditions described above relating to the absence of a breach of representation, warranty or covenant by Valero are not capable of being satisfied on or before March 31, 2006.

        The merger agreement may not be terminated by the Premcor board of directors if the Premcor board of directors fails to recommend to Premcor stockholders the adoption of the merger agreement or withdraws, qualifies or modifies such recommendation in any manner adverse to Valero, and requires Premcor under those circumstances to hold the special meeting for the purpose of adopting the merger agreement and approving the merger.

  Termination Fee To Be Paid by Premcor

        Premcor has agreed to pay Valero a termination fee of $150 million if:

  •
  Valero terminates the merger agreement as the result of:

  •
  failure of the Premcor board of directors to recommend to Premcor stockholders the adoption of the merger agreement and the merger, or withdraws, modifies or qualifies such recommendation, in any manner adverse to Valero; or

  •
  material breach by Premcor of its obligation to call the special meeting, or

  •
  either party terminates the merger agreement because Premcor stockholders have failed to adopt the merger agreement at the special meeting, or because the merger has not been completed on or before March 31, 2006 and the Premcor special meeting has not occurred; and

  •
  at any time after April 24, 2005, and before the termination of the merger agreement, an acquisition proposal with respect to Premcor has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Premcor, and

  •
  within 12 months of the termination of the merger agreement, Premcor or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal or the Premcor board of directors recommends that its stockholders approve an acquisition proposal; or

  •
  Valero terminates the merger agreement after Premcor has breached its representations, warranties or covenants contained in the merger agreement so that the condition described above relating to the absence of a breach of representation, warranty or covenant by Premcor is not capable of being satisfied on or before March 31, 2006, and

  •
  at any time after April 24, 2005, and before the termination of the merger agreement, an acquisition proposal with respect to Premcor has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Premcor, and

  •
  within 12 months of the termination of the merger agreement, Premcor or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal or the Premcor board of directors recommends that its stockholders approve an acquisition proposal.

Amendments, Extensions and Waivers

  Amendments

        The respective boards of directors of Valero and Premcor may amend the merger agreement at any time to the extent legally permissible. However, after the Premcor stockholders approve the merger agreement, no amendment may be made that requires further approval by stockholders under applicable law or the rules of any relevant stock exchange. All amendments to the merger agreement must be in writing signed by each party.

  Extensions and Waivers

        At any time prior to completion of the merger, any party to the merger agreement may, if legally permitted:

  •
  extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; and

  •
  waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

        All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Valero

        Valero common stock is listed on the NYSE and traded under the symbol "VLO." The following table sets forth, for the calendar quarters indicated, the high and low reported trading prices per share of Valero common stock on the NYSE Composite Transactions reporting system, and cash dividends declared per share of Valero common stock. The information in the table below is adjusted to reflect a two-for-one stock split of Valero shares completed in the fourth quarter of 2004.

	Stock Price
Calendar Year
	High	Low	Dividends
2005
Third Quarter (through July 12, 2005)	$86.30	$79.26
Second Quarter	82.25	57.80	$0.10
First Quarter	77.15	42.01	0.08
2004
Fourth Quarter	47.82	38.83	0.08
Third Quarter	40.595	31.79	0.075
Second Quarter	37.45	27.945	0.075
First Quarter	30.75	22.85	0.06
2003
Fourth Quarter	23.54	18.85	0.06
Third Quarter	20.05	17.595	0.05
Second Quarter	21.075	17.58	0.05
First Quarter	21.20	16.10	0.05

        On April 22, 2005, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per Valero share as reported on the NYSE Composite Transactions reporting system were $76.40 and $73.40, respectively. On July 12, 2005, the most recent practicable full trading day before the date of this document, the high and low sale prices per Valero share as reported on the NYSE Composite Transactions reporting system were $86.30 and $84.75, respectively.

Premcor

        Premcor shares are listed on the NYSE and traded under the symbol "PCO." The following table sets forth, for the calendar quarters indicated, the high and low reported trading prices per Premcor share on the NYSE Composite Transactions reporting system, and cash dividends declared per Premcor share.

	Stock Price
Calendar Year
	High	Low	Dividends
2005
Third Quarter (through July 12, 2005)	$77.64	$74.19
Second Quarter	75.12	53.12	$0.02
First Quarter	61.50	38.87	0.02
2004
Fourth Quarter	44.73	36.90	0.02
Third Quarter	40.83	32.19	—
Second Quarter	38.14	29.68	—
First Quarter	31.94	25.48	—
2003
Fourth Quarter	26.20	21.90	—
Third Quarter	24.64	21.15	—
Second Quarter	25.96	20.05	—
First Quarter	26.95	19.20	—
Number of Stockholders of Record at July 12, 2005			42

        On April 22, 2005, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per Premcor share as reported on the NYSE Composite Transactions reporting system were $60.50 and $58.25, respectively. On July 12, 2005, the most recent practicable full trading day before the date of this document, the high and low sale prices per Premcor share as reported on the NYSE Composite Transactions reporting system were $77.64 and $76.89, respectively.

INFORMATION ABOUT VALERO

General

        Valero is a Fortune 500 company based in San Antonio, Texas, with 2004 total revenues of $54.6 billion. On January 31, 2005, Valero had 19,797 employees. Valero's principal executive offices are at One Valero Way, San Antonio, Texas 78249, and its telephone number is (210) 345-2000. Valero shares trade on the NYSE under the symbol "VLO." Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company. On August 1, 1997, its name was changed to Valero Energy Corporation.

        Valero owns and operates 14 refineries having a combined throughput capacity, including crude oil and other feedstocks, of approximately 2.4 million barrels per day. Valero's refining network extends from eastern Canada to the U.S. Gulf Coast and West Coast and includes the island of Aruba. Valero produces premium, environmentally clean refined products such as reformulated gasoline, gasoline meeting the specifications of the California Air Resources Board, or "CARB," CARB diesel fuel, low-sulfur diesel fuel and oxygenates (liquid hydrocarbon compounds containing oxygen). Valero also produces conventional gasolines, distillates, jet fuel, asphalt and petrochemicals.

        Valero is also a leading marketer of refined products. Valero markets branded and unbranded refined products on a wholesale basis in the United States and Canada through an extensive bulk and rack marketing network. Valero also sells refined products through a network of more than 4,700 retail and wholesale branded outlets in the United States, Canada and Aruba. Valero's retail operations include approximately 1,500 company-operated sites that sell transportation fuels and convenience store merchandise.

        Through agreements with Valero L.P., Valero has access to a logistics system that complements Valero's refining and marketing business primarily in the U.S. Gulf Coast, West Coast and Mid-Continent regions. Valero L.P. is a publicly traded, master limited partnership that owns and operates crude oil pipelines, crude oil and intermediate feedstock storage facilities, and refined product pipelines and terminals primarily in Texas, California, Oklahoma, New Mexico and Colorado. Prior to Valero L.P.'s acquisition of Kaneb Pipe Line Partners, L.P. and Kaneb Services LLC on July 1, 2005, Valero owned, indirectly through subsidiaries, approximately 46% of Valero L.P., including the 2% general partner interest. Valero's ownership interest in Valero L.P. was reduced to approximately 23% upon completion of the Kaneb acquisition.

Management and Additional Information

        Certain information relating to executive compensation, various Valero benefit plans, voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding Valero is incorporated by reference or set forth in Valero's Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated in this document by reference. Premcor stockholders desiring copies of this document and the other documents incorporated by reference may contact Valero at its address or telephone number indicated under "Where You Can Find More Information."

INFORMATION ABOUT PREMCOR

General

        Premcor is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. Premcor currently owns and operates four refineries, which are located in Port Arthur, Texas; Memphis, Tennessee; Lima, Ohio; and Delaware City, Delaware, with a combined crude oil volume processing capacity, known as throughput capacity, of approximately 800,000 barrels per day, or bpd. Premcor sells petroleum products in the Midwest, the Gulf Coast, Northeastern and Southeastern United States. Premcor sells its products on an unbranded basis to approximately 1,200 distributors and chain retailers through its own product distribution system and an extensive third-party owned product distribution system, as well as in the spot market.

        For the year ended December 31, 2004, highly refined products, known as light products, such as transportation fuels, petrochemical feedstocks and heating oil, accounted for approximately 93% of Premcor's total product volume. For the same period, high-value, premium product grades, such as high octane and reformulated gasoline, low-sulfur diesel and jet fuel, which are the most valuable types of light products, accounted for approximately 47% of Premcor's total product volume.

        Premcor sources its crude oil on a global basis through a combination of long-term crude oil purchase contracts, short-term purchase contracts and spot market purchases. The long-term contracts provide Premcor with a steady supply of crude oil, while the short-term contracts and spot market purchases give Premcor flexibility in obtaining crude oil. Since all of Premcor's refineries have access, either directly or through pipeline connections, to deepwater terminals, Premcor has the flexibility to purchase foreign crude oils via waterborne delivery or domestic crude oils via pipeline delivery.

        Premcor shares are listed on the NYSE under the symbol "PCO." Premcor's principal executive offices are located at 1700 East Putnam Avenue, Suite 400, Old Greenwich, Connecticut 06870, and its telephone number is (203) 698-7500.

Management and Additional Information

        Certain information relating to executive compensation, various Premcor benefit plans (including Premcor's stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding Premcor is incorporated by reference or set forth in Premcor's Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated in this document by reference. Premcor stockholders desiring copies of this document and the other documents incorporated by reference may contact Premcor at its address or telephone number indicated under "Where You Can Find More Information."

Principal Stockholders of Premcor

  Security Ownership of Certain Beneficial Owners

        As of July 1, 2005, to Premcor's knowledge, the following is a schedule of all persons who beneficially owned more than 5% of Premcor's shares:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock
FMR Corp.(1) 82 Devonshire Street Boston, MA 02109	13,380,166	15.0%
Occidental Petroleum Corporation(2) 10889 Wilshire Boulevard Los Angeles, CA 90024	9,036,146	10.1%
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	8,228,275	9.2%
Capital Research and Management Company(4) 333 South Hope Street Los Angeles, CA 90071	6,185,000	6.9%
Barclays Global Investors, NA(6) 45 Fremont Street San Francisco, CA 94105	4,479,512	5.0%

(1)
According to a Statement on Schedule 13G/A filed with the SEC on February 14, 2005, wholly owned subsidiaries or affiliates of FMR Corp., or the Fidelity Funds, including a registered investment advisor, own these shares. FMR Corp. does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds' Board of Trustees.

(2)
Includes 9,034,646 shares owned by Occidental C.O.B. Partners, an indirect wholly owned subsidiary of Occidental and 1,500 shares which Occidental C.O.B. Partners has the right to acquire upon the exercise of stock options within 60 days of the date set forth above.

(3)
According to a Statement on Schedule 13G/A filed with the SEC on February 14, 2005, wholly owned subsidiaries or affiliates of Wellington Management Company, LLP own these shares.

(4)
According to a Statement on Schedule 13G/A filed with the SEC on February 14, 2005, Capital Research and Management Company, an investment adviser, own these shares.

(5)
According to a Statement on Schedule 13G filed with the SEC on February 14, 2005, Barclays Global Investors, NA, an investment adviser, own these shares.

  Security Ownership of Directors and Executive Officers

        The following table sets forth information concerning the security ownership of Premcor's directors and executive officers as of the same date above.

Name	Number of Shares Beneficially Owned(1)	Percent of Stock
Thomas D. O'Malley	3,980,400	4.3%
Jefferson F. Allen	201,500	*
Wilkes McClave III	201,500	*
Richard C. Lappin	172,439	*
Marshall A. Cohen	117,661	*
Henry M. Kuchta	132,000	*
Joseph D. Watson	104,000	*
Dennis R. Eichholz	90,000
Donald F. Lucey	79,000	*
Michael D. Gayda	45,667	*
Stephen I. Chazen(2)	—	—
Wayne A. Budd	1,600	*
Edward F. Kosnik	—	—
Eija Malmivirta	—	—
Directors and executive officers as a group (14 persons)(2)	5,125,767	5.5%

*
Less than 1%

(1)
Includes the following shares which such persons have, or will within 60 days of the date set forth above have, the right to acquire upon the exercise of stock options: Mr. O'Malley—2,980,000; Mr. Allen—151,500; Mr. McClave—151,500; Mr. Cohen—52,005; Mr. Kuchta—120,000; Mr. Watson—99,000; Mr. Lucey—74,000; Mr. Gayda—40,667; Mr. Eichholz—89,000; Mr. Budd—1,500; Mr. Lappin—500 and 3,759,672 for all directors and executive officers as a group.

(2)
Mr. Chazen, a director, is an executive officer of Occidental and to the extent he may be deemed to be a control person of Occidental may be deemed to be a beneficial owner of the 9,036,146 shares of common stock owned by Occidental. Mr. Chazen disclaims beneficial ownership of such shares.

VALERO ENERGY CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined financial statements combine the historical consolidated balance sheets and statements of income of Valero and Premcor, giving effect to the merger using the purchase method of accounting. Certain historical balance sheet and income statement amounts of Premcor have been reclassified to conform to the financial statement presentation of Valero.

        We are providing the following information to aid you in your analysis of the financial aspects of the merger. The balance sheet information as of March 31, 2005 and the income statement information for the three months ended March 31, 2005 were derived from the unaudited financial statements of Valero and Premcor. The income statement information for the year ended December 31, 2004 was derived from the audited financial statements of Valero and Premcor. The information should be read together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated herein by reference. See "Where You Can Find More Information."

        The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on March 31, 2005. The unaudited pro forma combined statements of income assume the merger was effected on January 1, 2004. Other than a difference in accounting for stock-based compensation reflected in the Notes to Unaudited Pro Forma Combined Financial Statements, the accounting policies of Valero and Premcor are substantially comparable.

        The unaudited pro forma combined financial information is for illustrative purposes only and is based on available information and assumptions that are believed to be reasonable as of the date of this document. The financial results may have been different had the companies always been combined due to, among other factors, those factors discussed under "Risk Factors." Furthermore, the unaudited pro forma combined statements of income do not reflect anticipated synergies or costs and charges that may result from the merger. The pro forma financial information does not reflect any actions the companies may be required to take in connection with obtaining the necessary regulatory approvals for the merger. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Valero will experience. See "Special Note Regarding Forward-Looking Statements."

VALERO ENERGY CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
March 31, 2005
(millions of dollars)

	Valero Historical	Premcor Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and temporary cash investments	$686	$177	$(3,001 (27 2,649 (9 (175	)(a) )(a) (b) )(b) )(c)	$300
Short-term investments	—	333	(333	)(a)	—
Restricted cash	24	57	—		81
Receivables, net	2,153	555	(21	)(d)	2,687
Inventories	2,801	976	751 (209	(a) )(e)	4,319
Deferred income taxes	149	30	(179	)(a)	—
Prepaid expenses and other	43	201	—		244

Total current assets	5,856	2,329	(554)		7,631

Property, plant and equipment, at cost	12,680	3,335	3,822 (331	(a) )(f)	19,506
Accumulated depreciation	(2,095)	(331)	331	(f)	(2,095)

Property, plant and equipment, net	10,585	3,004	3,822		17,411

Intangible assets, net	303	8	—		311
Goodwill	2,401	75	(75 1,736 155 412	)(a) (a) (c) (g)	4,704
Investment in Valero L.P.	263	—	—		263
Deferred charges and other assets, net	906	264	(249 7	)(a) (b)	928

Total assets	$20,314	$5,680	$5,254		$31,248

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$435	$47	$—		$482
Accounts payable	3,914	838	(21	)(d)	4,731
Accrued expenses	690	315	—		1,005
Taxes other than income taxes	381	48	—		429
Deferred income taxes	—	—	84	(a)	84
Income taxes payable	127	—	(20 (68	)(c) )(e)	39

Total current liabilities	5,547	1,248	(25)		6,770

Long-term debt, less current portion	3,576	1,756	224	(a)	8,205
			2,649	(b)

Capital lease obligations, less current portion	34	10	—		44

Deferred income taxes	1,974	221	1,185	(a)	3,380

Other long-term liabilities	1,192	182	—		1,374

Stockholders' equity:
Preferred stock	190	—	—		190
Common stock	3	1	(1	)(a)	3
Additional paid-in capital	4,373	1,705	(1,705 3,215 (2 412	)(a) (a) )(b) (g)	7,998
Treasury stock	(317)	—	—		(317)
Retained earnings	3,709	557	(557 (141	)(a) )(e)	3,568
Accumulated other comprehensive income	33	—	—		33

Total stockholders' equity	7,991	2,263	1,221		11,475

Total liabilities and stockholders' equity	$20,314	$5,680	$5,254		$31,248

See Notes to Unaudited Pro Forma Combined Financial Statements.

VALERO ENERGY CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the Three Months Ended March 31, 2005
(millions of dollars, except per share amounts)

	Valero Historical	Premcor Historical	Pro Forma Adjustments		Pro Forma Combined
Operating revenues	$14,953	$4,164	$(191	)(h)	$18,926

Costs and expenses:
Cost of sales	13,072	3,616	(191	)(h)	16,497
Refining operating expenses	591	237	—		828
Retail selling expenses	175	—	—		175
General and administrative expenses	83	42	(4	)(i)	121
Depreciation and amortization expense	186	46	34	(j)	266
Restructuring and other charges	—	4	—		4

Total costs and expenses	14,107	3,945	(161)		17,891

Operating income	846	219	(30)		1,035
Equity in earnings of Valero L.P.	9	—	—		9
Other income (expense), net	(2)	3	—		1
Interest and debt expense:
Incurred	(74)	(40)	(33 11	)(k) (l)	(136)
Capitalized	11	10	—		21

Income from continuing operations before income taxes	790	192	(52)		930
Income tax expense	256	65	(17	)(m)	304

Net income from continuing operations	534	127	(35)		626
Preferred stock dividends	4	—	—		4

Net income applicable to common stock	$530	$127	$(35)		$622

Earnings per common share from continuing operations	$2.07	$1.42			$2.08
Weighted-average common shares outstanding (in millions)	256	89	(46	)(n)	299
Earnings per common share from continuing operations—assuming dilution	$1.92	$1.38			$1.93
Weighted-average common equivalent shares outstanding (in millions)	278	92	(46	)(n)	324

See Notes to Unaudited Pro Forma Combined Financial Statements.

VALERO ENERGY CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2004
(millions of dollars, except per share amounts)

	Valero Historical(o)	Premcor Historical(p)	Pro Forma Adjustments		Pro Forma Combined
Operating revenues	$54,619	$15,335	$(730)	(h)	$69,224

Costs and expenses:
Cost of sales	47,797	13,287	(730	)(h)	60,354
Refining operating expenses	2,141	819	—		2,960
Retail selling expenses	705	—	—		705
General and administrative expenses	379	151	(9	)(i)	521
Depreciation and amortization expense	618	154	138	(j)	910
Restructuring and other charges	—	20	—		20

Total costs and expenses	51,640	14,431	(601)		65,470

Operating income	2,979	904	(129)		3,754
Equity in earnings of Valero L.P.	39	—	—		39
Other income (expense), net	(48)	7	—		(41)
Interest and debt expense:
Incurred	(297)	(161)	(134 44	)(k) (l)	(548)
Capitalized	37	22	—		59

Income from continuing operations before income taxes	2,710	772	(219)		3,263
Income tax expense	906	288	(75	)(m)	1,119

Net income from continuing operations	1,804	484	(144)		2,144
Preferred stock dividends	13	—	—		13

Net income applicable to common stock	$1,791	$484	$(144)		$2,131

Earnings per common share from continuing operations	$7.02	$5.73			$7.15
Weighted-average common shares outstanding (in millions)	255	85	(42	)(n)	298
Earnings per common share from continuing operations—assuming dilution	$6.53	$5.58			$6.68
Weighted-average common equivalent shares outstanding (in millions)	276	87	(42	)(n)	321

See Notes to Unaudited Pro Forma Combined Financial Statements.

VALERO ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)
The following is a preliminary estimate of the purchase price for Premcor (dollars and shares in millions, except per share amounts):

Premcor shares outstanding as of March 31, 2005		89.22
Dilutive effect of 7.1 million Premcor stock options outstanding as of March 31, 2005 (based on treasury stock method using $57.55 Premcor closing stock price one trading day prior to March 31, 2005)		2.41

Fully diluted shares outstanding as of March 31, 2005		91.63
Multiplied by 50%		x .50

Premcor shares to be converted into cash		45.82
Multiplied by cash consideration per share	x $	72.76

Estimated cash portion of purchase price ($3,001 million paid with cash and temporary cash investments and $333 million paid with short-term investments)			$3,334
Premcor shares to be converted into stock (Premcor shares outstanding of 89.22 million less 45.82 million Premcor shares to be converted into cash)		43.40
Multiplied by exchange ratio		x 0.99

Number of shares of Valero common stock expected to be issued in the exchange		42.97
Multiplied by Valero's average stock price from 2 days before to 2 days after the announcement date	x $	74.82

Estimated stock portion of purchase price			3,215
Estimated transaction-related costs			27

Estimated purchase price			6,576
Less: Premcor's common stockholders' equity representing the carrying value of assets acquired and liabilities assumed and consisting of $1 million of common stock, $1,705 million of additional paid-in capital, and $557 million of retained earnings			2,263

Excess of estimated purchase price over carrying value of net assets acquired			$4,313

  Under the terms of the merger agreement, the aggregate number of Valero shares to be issued, and the aggregate amount of cash to be paid, to Premcor stockholders in the merger does not vary with the market price of Valero common stock at completion of the merger. However, the value of the number of Valero shares that is to be issued will, individually and in the aggregate, vary depending on the market price of Valero common stock at completion of the merger. See "The Merger—Effect of the Merger; What You Will Receive in the Merger." Also, if necessary, the number of Premcor shares to be converted into the right to receive Valero shares will be increased, and the number of Premcor shares to be converted into the right to receive cash will be decreased by an equal amount, to the extent required to permit Valero and Premcor to receive the tax opinions described under "The Merger Agreement—Conditions." However, no sensitivities are presented in this document reflecting the number of additional Valero shares that could be required to be issued at various stock prices to receive these tax opinions because the possibility of this requirement occurring is remote.

  For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary assessment of the fair value of the assets to be acquired and liabilities to be assumed, pending the completion of an independent appraisal and other evaluations, resulting in the following pro forma adjustments (in millions):

Increase in inventories (reflects the excess of inventory replacement cost over LIFO carrying amounts as of March 31, 2005)	$751
Decrease in current deferred income tax asset	(179)
Increase in property, plant and equipment	3,822
Elimination of Premcor's historical goodwill	(75)
Decrease in deferred charges and other assets	(249)
Increase in current deferred income tax liability	(84)
Increase in long-term debt	(224)
Increase in non-current deferred income taxes	(1,185)
Goodwill resulting from the merger	1,736

Excess of estimated purchase price over carrying value of net assets acquired	$4,313

  Management has not allocated any of the excess of the estimated purchase price over carrying value of net assets acquired to identifiable intangible assets due to the immaterial amount of Premcor's historical recorded intangible assets. These recorded intangible assets relate to recent acquisitions of Premcor, and management believes that the nature of these intangible assets has not changed significantly since the acquisition dates. The results of the pending independent appraisal, however, may ultimately reflect a value for certain identifiable intangible assets, but if so, such amounts are not expected to be material.

  Due to the non-taxable nature of this transaction, Premcor's tax basis in its assets would carry over to Valero. The adjustments to deferred income taxes in the above table represent the tax effects of the incremental difference between the financial and tax bases resulting from these pro forma adjustments.

(b)
To reflect the issuance of $2,649 million aggregate principal amount of debt, the proceeds from which, along with $352 million of available cash on hand and $333 million of short-term investments, are used to fund the cash portion of the purchase price representing the acquisition of approximately one-half of the common stock of Premcor. Also reflected are $9 million of costs related to the financing of the purchase price including $7 million of debt issuance costs and $2 million of equity issuance costs.

(c)
To reflect the estimated payment of approximately $175 million under termination and change-of-control provisions in compensation and employment agreements, and a $20 million reduction in income tax liability due to the tax deduction resulting from a portion of such payments.

(d)
To eliminate the receivables and payables related to transactions between Valero and Premcor.

(e)
To reflect the effect of the LIFO inventory increment that would have resulted from the merger with Premcor as of March 31, 2005 under Valero's LIFO pricing methodology, assuming that Premcor's inventory is included in existing Valero LIFO pools. Under this methodology, current year increments are valued at average year-to-date purchase prices, which were significantly less than the March 31, 2005 market prices at which the Premcor inventories would have been acquired. Actual amounts that will be recorded by Valero upon the closing of the merger could vary significantly if new LIFO pools are created for the Premcor inventory or if there is a significant change in the difference between Valero's average year-to-date purchase prices and the fair value of Premcor's inventory at the closing date.

(f)
To reflect the elimination of Premcor's historical accumulated depreciation of $331 million.

(g)
To reflect the estimated fair value of 7 million vested stock options issued by Valero in exchange for the outstanding stock options of Premcor.

(h)
To eliminate operating revenues and cost of sales related to transactions between Valero and Premcor.

(i)
To reflect the adjustment of Premcor's stock-based employee compensation costs recognized for fixed stock option plans from the fair value method utilized by Premcor to the intrinsic value method utilized by Valero (a reduction in expense of $4 million and $9 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively) (1).

(j)
To record depreciation expense on the $3,822 million of the excess purchase price allocated to property, plant and equipment of $34 million for the three months ended March 31, 2005 and $138 million for the year ended December 31, 2004 based on an estimated useful life of 25 years and estimated salvage value of 10%.

(k)
To reflect interest expense at a current annual interest rate of 5% on borrowings required to fund the estimated cash portion of the purchase price ($33 million for the three months ended March 31, 2005 and $134 million for the year ended December 31, 2004), including the amortization of $7 million of deferred debt issuance costs over the assumed five-year term of the debt. A 1/8% change in the interest rate associated with these borrowings would have a $1 million and $3 million effect on interest expense for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively.

(l)
To reflect the amortization of the excess of the fair value of Premcor debt assumed by Valero over its carrying amount on the date of acquisition ($11 million for the three months ended March 31, 2005 and $44 million for the year ended December 31, 2004).

(m)
To reflect the tax effect of the pro forma pre-tax income adjustments related to the merger and adjust the effective tax rate to the rate that would have been incurred by Valero as a result of the merger (32.7% for the three months ended March 31, 2005 and 34.3% for the year ended December 31, 2004).

(n)
To reflect the elimination of Premcor common shares and the effect of the 42.97 million Valero shares to be issued to fund the acquisition of approximately one-half of the outstanding common stock of Premcor. The adjustments for the weighted-average common equivalent shares outstanding for the three months ended March 31, 2005 and the year ended December 31, 2004 also include 2.96 million shares and 1.78 million shares, respectively, related to the dilutive effect of vested stock options to be issued by Valero in exchange for outstanding Premcor stock options.

(o)
Valero's historical statement of income for the year ended December 31, 2004 has not been adjusted to reflect the effect of the Aruba acquisition, which was completed on March 5, 2004, as if it had occurred on January 1, 2004, since the effect on Valero's results of operations for the period preceding the acquisition date is not significant. If Valero's historical statement of income for the year ended December 31, 2004 had been adjusted to include the Aruba acquisition for the full year, net income, earnings per common share, and earnings per common share assuming dilution would have been reduced by $17 million, $.11 and $.10, respectively.

(p)
Premcor's historical statement of income for the year ended December 31, 2004 includes the effect of the acquisition of the Delaware City refinery from its acquisition date of May 1, 2004.

(1)
Valero accounts for its employee stock compensation plans using the intrinsic value method of accounting set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations as currently permitted by Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 was revised by the FASB in December 2004 to eliminate the use of the intrinsic value method. As a result of this revision and a subsequent deferral of its effective date by the Securities and Exchange Commission, Valero will be required to transition to the fair-value-based method beginning on January 1, 2006. The adoption of the revised Statement No. 123 will reduce Valero's results of operations, but it will not impact Valero's overall financial position. For additional information on the effects of the revised Statement No. 123, see Valero's Annual Report on Form 10-K for the year ended December 31, 2004. Premcor adopted the fair value recognition provisions of Statement No. 123, as originally issued, in 2002 using a prospective transition application. The application of the revised Statement No. 123 would not significantly affect Premcor's results of operations for the periods presented.

DESCRIPTION OF VALERO CAPITAL STOCK

        As a result of the merger, Premcor stockholders will become Valero stockholders. Your rights as a Valero stockholder will be governed by Delaware law, Valero's certificate of incorporation and Valero's bylaws. The following description of Valero's capital stock, including the Valero shares to be issued in the merger, reflects the anticipated state of affairs at the completion of the merger.

        The description summarizes the material terms of Valero's capital stock. It is qualified in its entirety by reference to the applicable provisions of Delaware law, Valero's restated certificate of incorporation, as amended, Valero's amended and restated bylaws and the Rights Agreement, dated as of July 17, 1997, as amended, between Valero and Computershare Investor Services, LLC, as successor rights agent to Harris Trust and Savings Bank, relating to rights to purchase shares of Valero Series I Junior Participating Preferred Stock, in each case, as in effect on the date of this document.

Valero Common Stock

        Valero is authorized to issue 600 million shares of common stock. As of April 29, 2005, there were 256,732,665 Valero shares outstanding. All of the issued and outstanding Valero shares are, and upon the issuance of Valero shares in connection with the merger will be, validly issued, fully paid and nonassessable.

  Dividend Rights

        Holders of Valero shares may receive dividends when declared by the Valero board of directors as permitted by Delaware law. Subject to the terms of any outstanding preferred stock, holders of Valero shares may not receive dividends until Valero has satisfied its obligations to any holders of its preferred stock.

  Voting Rights

        The holders of Valero shares are entitled to one vote per share of Valero common stock.

  Liquidation Rights

        In the event of liquidation, holders of Valero shares would be entitled to receive proportionately any assets legally available for distribution to Valero stockholders with respect to shares held by them, subject to any prior rights of the holders of any Valero preferred stock then outstanding.

  Preemptive or Other Subscription Rights

        Holders of Valero shares do not have any preemptive rights to subscribe for any securities of Valero.

  Conversion and Other Rights

        No conversion, redemption or sinking fund provisions apply to the Valero common stock, and the holders of Valero shares are not liable to further calls or assessments by Valero.

Valero Rights Plan

        A dividend of one Series I Junior Participating Preferred Stock Purchase Right for each share of Valero common stock was issued on July 31, 1997 in the distribution of common shares of Valero stock that took place on that date. Each right entitles the registered holder to purchase from Valero one one-hundredth of a share of Valero Series I Junior Participating Preferred Stock, at a price of $100 per one one-hundredth of a share of Series I Junior Participating Preferred Stock. The description and terms of the rights are set forth in Valero's rights plan, which is filed as an exhibit to Valero's Registration Statement on Form 8-A (File No. 001-13175) and incorporated by reference in this document. See "Where You Can Find More Information."

COMPARISON OF STOCKHOLDER RIGHTS

        The following is a summary comparison of the rights of Premcor stockholders and the rights of Valero stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Premcor stockholders and Valero stockholders. The summary is qualified in its entirety by reference to Delaware law, Valero's restated certificate of incorporation, as amended, Valero's amended and restated bylaws, Valero's rights plan, Premcor's amended and restated certificate of incorporation and Premcor's amended and restated bylaws, as amended.

        The rights of Valero stockholders are currently governed by Delaware law, Valero's restated certificate of incorporation, as amended, Valero's amended and restated bylaws and Valero's rights plan, as amended. The rights of Premcor stockholders are currently governed by Delaware law, Premcor's amended and restated certificate of incorporation, as amended, and Premcor's amended and restated bylaws, as amended. Upon completion of the merger, Premcor stockholders will automatically become Valero stockholders, and their rights as Valero stockholders will be governed by Delaware law, Valero's restated certificate of incorporation, as amended, Valero's amended and restated bylaws and Valero's rights plan.

Authorized Capital Stock

Premcor	Valero
• 300 million shares of common stock, par value $0.01 per share	• 600 million shares of common stock, par value $0.01 per share
• 5 million shares of preferred stock, par value $0.01 per share	• 20 million shares of preferred stock, par value $0.01 per share
Size of Board of Directors
Premcor	Valero

Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws. Premcor's certificate of incorporation and bylaws provide for a board of directors consisting of not fewer than five members, with the exact number to be set solely by resolution of a majority of the board of directors. The number of directors of Premcor is currently fixed at 11.
Valero's certificate of incorporation provides that the board of directors shall consist of not fewer than five directors and Valero's bylaws provide for a board of directors consisting of not fewer than five nor more than 13 directors, with the exact number to be fixed as determined by a majority of the directors then in office. The number of directors of Valero is currently fixed at nine. There are no vacancies.
Cumulative Voting
Premcor	Valero

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation. Premcor's certificate of incorporation does not provide for cumulative voting by Premcor stockholders.	Valero's certificate of incorporation does not provide for cumulative voting by Valero stockholders.

Classes of Directors
Premcor	Valero

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board of directors into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Premcor's certificate of incorporation does not provide for its board of directors to be so classified.	Valero's certificate of incorporation provides for its board of directors to be divided into three classes, of as equal size as practicable, with three-year terms.
Qualifications of Directors
Premcor	Valero

Under Delaware law, a director of a Delaware corporation need not be a stockholder of the corporation, unless the certificate of incorporation or bylaws of the corporation so requires. Premcor's certificate of incorporation and bylaws provide that a director need not be a stockholder.
Neither Valero's certificate of incorporation nor bylaws contains any provision regarding qualifications of directors. Valero has adopted corporate governance guidelines which contain recommendations in regards to the appropriate qualifications of directors.
Filling Vacancies on the Board of Directors
Premcor	Valero

Delaware law provides that, unless the governing documents of a Delaware corporation provide otherwise, vacancies and newly-created directorships resulting from a resignation or an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Premcor's certificate of incorporation provides that vacancies due to an increase in the number of directors may be filled by a majority of the directors then in office, and that vacancies occurring for any other reason may be filled by a majority of the directors then in office, even though less than a quorum, or by the sole remaining director.
Valero's bylaws provide that any vacancies on the Valero board of directors, including vacancies resulting from an increase in the size of the board of directors, may be filled by majority vote of the remaining directors, even if less than a quorum.
Removal of Directors
Premcor	Valero

Under Delaware law, for corporations that do not have a classified board of directors, directors or the entire board may be removed with or without cause by holders of a majority of the shares entitled to vote at an election of directors. Premcor's certificate of incorporation and bylaws
Under Delaware law, for corporations that have a classified board of directors, unless the certificate of incorporation otherwise provides, directors may only be removed for cause by holders of a majority of the shares entitled to vote at an election of directors. Valero's certificate of provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 75% of outstanding shares entitled to vote at an election of directors.
incorporation and bylaws provide that any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 60% of the shares entitled to vote at an election of directors.
Nomination of Directors for Election
Premcor	Valero

Under Premcor's bylaws, nominations for the Premcor board of directors may be made by the Premcor board of directors or by any stockholder of record on the date of the giving of the notice described in the relevant section of the bylaws who is entitled to vote at the meeting where election of directors will be held. Stockholder nominations must comply with the notice procedures described in Premcor's bylaws. These procedures require the written notice to be received by Premcor:
Under Valero's bylaws, nominations for the Valero board of directors may be made by the Valero board of directors or by any stockholder of record on the date of the giving of the notice described in this section of the bylaws who is entitled to vote at the meeting where election of directors will be held. Stockholder nominations must comply with the notice procedures described in Valero's bylaws. These procedures require the written notice to be received by Valero:
• for an annual meeting, not less than 120 days before the first anniversary of the date Premcor's proxy statement in connection with the prior year's annual meeting is released to stockholders;	• for an annual meeting, not less than 60 days prior to nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;
•
if the date of the annual meeting is more than 30 days from the anniversary of the prior year's annual meeting, then notice must be received at a reasonable time before Premcor begins to print and mail its proxy statement for such annual meeting; and	•
if the date of the annual meeting is more than 30 days before or 60 days after that anniversary date, then notice must be received not earlier than 90 days prior to such annual meeting nor later than 60 days prior to such annual meeting or the tenth day following the day on which notice of the date on which public disclosure of the date of the annual meeting was made by the corporation; and
•
for a special meeting called for the purpose of electing directors, not less than 90 nor more than 120 days prior to the special meeting or the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made, whichever is first.	•
for a special meeting at which directors are to be elected, not earlier than 90 days prior to such special meeting nor later than 60 days prior to such special meeting or the tenth day following the day on which notice of the date on which public disclosure of the date of the special meeting was made by the corporation.
The notice must include information on the nominee required by the proxy rules of the SEC.	The notice must include information on the nominee required by the proxy rules of the SEC.
Transactions with Interested Stockholders
Premcor has not elected not to be governed by Section 203 of the Delaware General Corporation Law.	Valero has not elected not to be governed by Section 203 of the Delaware General Corporation Law.

Valero's certificate of incorporation requires the affirmative vote of 66 2/3% of the outstanding voting shares, including 66 2/3% of the shares not owned by the interested stockholder or its affiliates, for:
•	merger or consolidation with an interested stockholder or an affiliate of an interested stockholder;
•
sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets with a fair market value of $10 million or more to or with any interested stockholder or affiliate of an interested stockholder;
•
issuance or transfer by the corporation or any subsidiary of any securities of the corporation or any subsidiary to any interested stockholder, including affiliates of the interested stockholder, in exchange for assets having a fair market value of $10 million or more;
•	adoption of any plan or proposal for liquidation or dissolution proposed by or on behalf of an interested stockholder; or
•	any reclassification of securities or reorganization of the corporation which has the effect of increasing the proportionate share of any class of securities owned by an interested stockholder.
The provision does not apply if:
•
a majority of the directors who are unaffiliated with the interested stockholder and were members of the board prior to the time the interested stockholder became an interested stockholder, including any directors appointed thereafter who are unaffiliated with the interested stockholder and are recommended for election by the other unaffiliated directors, approve the transaction; or
•
a number of other conditions are met, including a condition requiring the payment received by the stockholders to be at least equal to the highest price paid by the interested stockholder for shares prior to the transaction.

As used in this provision, "interested stockholder" means any person who:
• along with its affiliates, is the beneficial owner of more than 15% of the outstanding voting stock; or
•
is an affiliate of the corporation and at any time within the two years immediately prior to the date in question was, along with its affiliates, the owner of 15% or more of the outstanding voting stock; or
•
is an assignee of or has otherwise succeeded to any voting stock which was at any time within the two years immediately prior to the date in question owned by an interested stockholder, if the assignment or succession occurred other than through a public offering.
Stockholder Rights Plan
Premcor	Valero
Premcor has not implemented a stockholder rights plan.
Valero has implemented the Valero rights plan, under which a group of persons becomes an acquiring person upon a public announcement that they have acquired or intend to acquire 15% or more of Valero's voting stock. This threshold can be reduced by amendment of the Valero rights plan. Each share of Valero common stock issued in the merger will be issued with an attached right.
Stockholder Action without a Meeting
Premcor	Valero

As permitted under Delaware law, Premcor's certificate of incorporation prohibits stockholder action by written consent and mandates that any action required or permitted to be taken by Premcor stockholders must be effected at a duly called annual or special meeting.
As permitted under Delaware law, Valero's certificate of incorporation and bylaws prohibit stockholder action by written consent and mandate that any action required or permitted to be taken by Valero stockholders must be effected at a duly called annual or special meeting. The affirmative vote of 80% of the outstanding shares is required to amend this provision.

Calling of Special Meetings of Stockholders
Premcor	Valero

Under Delaware law, a special meeting of stockholders of a Delaware corporation may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or the bylaws of the corporation. Premcor's certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer or the Secretary at the direction of a majority of the board of directors. Premcor stockholders do not have the ability to call a special meeting of stockholders.
Valero's bylaws provide that a special meeting of stockholders may be called only by the Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there are any vacancies). Valero stockholders do not have the ability to call a special meeting of stockholders.
Submission of Stockholder Proposals
Premcor	Valero
Premcor's bylaws specify advance notice requirements for submission of stockholder proposals that conform to the requirements of Delaware law. Notice would have to be received by Premcor:
Valero's bylaws specify advance notice requirements for submission of stockholder proposals that conform to the requirements of Delaware law. Notice for an annual meeting would have to be received by Valero:
• for an annual meeting, not less than 120 days before the first anniversary of the date Premcor's proxy statement in connection with	• not earlier than 90 days prior to the anniversary of last year's annual meeting, and
the prior year's annual meeting is released to stockholders;	• not later than 60 days prior to such anniversary date.
• if the date of the annual meeting is more than 30 days from the anniversary of the prior year's annual meeting, then notice must be received at a reasonable time before Premcor begins to	If the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, then notice must be received by Valero:
print and mail its proxy statement for such annual meeting; and	• not earlier than 90 days prior to the date of the annual meeting, and
•
for a special meeting called for the purpose of electing directors, not less than 90 nor more than 120 days prior to the special meeting or the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made, whichever is first.	• not later than 60 days prior to the date of the annual meeting or 10 days after public announcement of such date, if later.
The notice must include a description of the stockholder proposal, the reasons for conducting the business desired to be brought before the meeting and other information.	The notice must include a description of the stockholder proposal, the reasons for conducting the business desired to be brought before the meeting and other information.
Premcor's bylaws state that these notice requirements are deemed satisfied if a stockholder presents a proposal in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended.
Notice of Stockholder Meetings
Premcor	Valero
In accordance with Delaware law, Premcor's bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.	Valero's bylaws contain a substantially identical provision.
Dividends
Premcor	Valero

Under Delaware law, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.	Valero's certificate of incorporation provides that the Valero board of directors has full discretion to declare dividends.
Premcor's certificate of incorporation provides that the Premcor board of directors has full discretion to declare dividends.
Stockholder Preemptive Rights
Premcor	Valero
Delaware law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights.	Valero's certificate of incorporation provides that no Valero stockholder shall have preemptive rights.
Premcor's certificate of incorporation provides that no Premcor stockholder shall have preemptive rights.
Indemnification
Premcor	Valero

Premcor's bylaws provide for indemnification, to the fullest extent authorized by Delaware law, for each individual who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director, officer or employee of Premcor (or was serving at the request of Premcor as a director, trustee, officer, employee, or agent of another entity) while serving in that capacity
Valero's certificate of incorporation and bylaws provide for indemnification, to the fullest extent authorized by Delaware law, to each director or officer who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director, officer or employee of Valero (or was serving at the request of Valero as a director, trustee, officer, employee, or agent of against all expenses, liabilities, or loss incurred by that individual in connection therewith, provided that indemnification will be permitted only if the individual has met the applicable standard of conduct, as determined by a majority vote of a quorum of four directors or by the stockholders.
another entity) while serving in that capacity against all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith by that individual, provided that, if required by Delaware law, payment of expenses incurred by a director or officer in his capacity as a director or officer (but not in any other capacity) in advance of the final disposition of a proceeding shall be made only upon delivery to Valero of an undertaking to repay all amounts so advanced if it is ultimately determined that such individual is not entitled to be indemnified under Delaware law.

The right to indemnification is not exclusive of any other right that any individual may have or acquire under any bylaw, agreement, contract, vote of stockholders or disinterested directors or otherwise.
The right to indemnification is not exclusive of any other right that any individual may have or acquire under any agreement, vote of stockholders, vote of disinterested directors, insurance arrangement or otherwise.
Limitations of Directors' and Officers' Liability
Premcor	Valero

Premcor's certificate of incorporation provides that, to the fullest extent permitted by Delaware law, a director or officer of Premcor shall not be personally liable to Premcor or any of Premcor's stockholders for damages for breach of fiduciary duty as a director or officer.	Valero's certificate of incorporation contains a substantially identical provision.
Amendments to Certificate of Incorporation
Premcor	Valero

Under Delaware law, amendments to a certificate of incorporation of the corporation require the approval of the board of directors of the corporation and stockholders holding a majority of the outstanding stock of the class entitled to vote on the amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of Delaware law.
Valero's certificate of incorporation requires the affirmative vote of 80% of the outstanding voting shares to amend certain provisions relating to the board of directors and action by written consent of stockholders and requires the affirmative vote of 66 2/3% of the outstanding voting shares that are unaffiliated with an interested stockholder to amend the "interested stockholder" provisions.

Premcor's certificate of incorporation requires the affirmative vote of 75% of the outstanding voting shares to amend provisions relating to directors, action by written consent, and amendment of the certificate of incorporation and bylaws.

Amendment of Bylaws
Premcor	Valero

Under Delaware law, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.	Valero's bylaws provide that the bylaws may be altered, amended or repealed by majority vote of the directors then in office or by the affirmative vote of 80% of the outstanding voting shares.

Premcor's certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed by board of directors and that amendments to bylaws relating to calling of special meetings and presentation of stockholder business and nominations, number and removal of directors and amendments may only be made by the affirmative vote of 75% of the outstanding voting shares.

APPRAISAL RIGHTS

        The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Appendix C and is incorporated into this summary by reference.

        Under Section 262 of Delaware General Corporation Law, appraisal rights will generally be available for the shares of any class or series of stock of a constituent corporation to a merger if the holders thereof are required by the terms of the agreement of merger to accept for such stock anything except:

  •
  shares of stock of the corporation surviving or resulting from the merger;

  •
  shares of stock of certain other corporations;

  •
  cash in lieu of fractional shares; or

  •
  any combination of shares of stock, depository receipts and cash in lieu of fractional shares.

        Premcor stockholders wishing to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or may lose these rights of appraisal.

        This document constitutes notice to holders of Premcor shares concerning the availability of appraisal rights under Section 262 of the Delaware General Corporation Law. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

        If the merger is completed, each Premcor stockholder that:

  •
  files with Premcor a written demand for appraisal of his or her shares prior to the taking of the vote on adoption of the merger agreement; and

  •
  follows the procedures set forth in Section 262 of the Delaware General Corporation Law,

will be entitled to be paid by Valero for his or her Premcor shares the fair value in cash of the Premcor shares. All written demands for appraisal rights should be mailed or delivered to Premcor Inc., 1700 East Putnam Avenue, Suite 400, Old Greenwich, CT 06870, Attention: Corporate Secretary. The fair value of Premcor shares will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The Premcor shares with respect to which holders have perfected their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law and have not effectively withdrawn or lost their appraisal rights are referred to in this section as the "dissenting shares."

        Within ten days after the effective date of the merger, Valero, as the surviving corporation in the merger, must mail a notice to all Premcor stockholders who have complied with the first bullet point in the preceding paragraph notifying such Premcor stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of Premcor shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date of the merger, withdraw their demand for appraisal. Within 120 days of the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from Valero a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisals have been received and the aggregate number of holders of such shares.

        Appraisal rights are available only to the holder of record of Premcor shares. If a Premcor stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, the Premcor stockholder should act promptly to cause the holder of record to follow the procedures set forth in Section 262 of the Delaware General Corporation Law to perfect that Premcor stockholder's appraisal rights.

        A demand for appraisal should be signed by or on behalf of the Premcor stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

        If any Premcor stockholder that demands appraisal of his or her shares under Section 262 of the Delaware General Corporation Law fails to perfect, or effectively withdraws or loses the right to appraisal, his or her shares will be converted into a right to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. Dissenting shares lose their status as dissenting shares if:

  •
  the merger is abandoned;

  •
  the dissenting stockholder fails to make a timely written demand for appraisal;

  •
  the dissenting shares are voted in favor of the merger;

  •
  neither Valero nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

  •
  the stockholder delivers to Valero, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter, with Valero's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

        Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event the Premcor stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, Premcor stockholders that are considering dissenting from the merger should consult their own legal advisors.

        Any form of election submitted by a dissenting stockholder will be invalid and will be rejected. If any dissenting stockholder ceases to be a dissenting stockholder but does not submit a valid form of election prior to the election deadline, each Premcor share held by that dissenting stockholder will be treated as a share for which the stockholder has indicated no preference as to the receipt of the cash consideration or the stock consideration.

EXPERTS

        The consolidated balance sheet of Valero Energy Corporation and subsidiaries as of December 31, 2004, and the related statements of income, stockholders' equity, cash flows and comprehensive income for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Valero and subsidiaries at December 31, 2003, and for each of the two years in the period ended December 31, 2003, appearing in Valero's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The audited historical financial statements of Orion Refining Corporation listed in the index appearing under Item 7(a) of Valero Energy Corporation's Current Report on Form 8-K/A dated July 1, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements, financial statement schedules and management's report on the effectiveness of internal control over financial reporting incorporated in this document by reference from Premcor's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the Valero shares to be issued in the merger will be passed upon by Jay D. Browning, Esq., Vice President and Corporate Secretary of Valero. As of the date of this document, Mr. Browning beneficially owned 42,001 Valero shares and options to purchase 65,950 additional Valero shares, of which 50,284 are currently exercisable.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

        Premcor held its 2005 annual meeting of stockholders on May 17, 2005. Premcor plans to hold an annual meeting in 2006 only if the merger is not completed. Premcor's bylaws establish an advance notice procedure for Premcor stockholders to nominate candidates for election as directors, or to present any other business not covered by SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended, before an annual or special meeting of Premcor stockholders. Among other things, Premcor's bylaws require that a stockholder's notice shall be delivered to the secretary of Premcor at 1700 East Putnam Avenue, Suite 400, Old Greenwich, CT 06870, not less than 120 days before the first anniversary of the date of Premcor's proxy statement release to stockholders in connection with the previous year's annual meeting (provided, however, that if the date of the annual meeting has been changed by more than 30 days from the first anniversary of the date of the previous year's annual meeting, then the deadline is a reasonable time before Premcor begins to print and mail its proxy material). Proposals of Premcor stockholders intended to be presented at Premcor's 2006 annual meeting, if such a meeting is held, must be received by Premcor's secretary on or prior to December 6, 2005 to be eligible for inclusion in Premcor's proxy statement and form of proxy to be used in connection with such meeting. Any notice of stockholder proposals received after that date will be considered untimely.

        If the number of directors to be elected to the Premcor board of directors is increased and there is no public announcement by Premcor naming the nominees to be elected as directors at least 100 days prior to the first anniversary of the previous year's annual meeting, a stockholder's notice to present nominations will be timely, but only with respect to nominees for the additional directorships, if it is delivered to Premcor's secretary not later than the tenth day following the day on which public announcement is first made.

        If the chairman of the Premcor board of directors determines that a person was not nominated, or business was not brought before the annual or special meeting in accordance with the above notice procedures, then that person will not be eligible for election as a director, and that business will not be considered at that meeting.

OTHER MATTERS

        As of the date of this document, the Premcor board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. If any other matters properly come before the special meeting or any postponements or adjournments of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the Premcor shares represented by such proxy as to any of those other matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Premcor board of directors.

WHERE YOU CAN FIND MORE INFORMATION

        Valero and Premcor file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Valero's and Premcor's SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. Copies of documents filed by Valero and Premcor with the SEC are also available at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

        Valero has filed a registration statement on Form S-4 under the Securities Act with the SEC to register the issuance of Valero shares to Premcor stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Valero and a proxy statement of Premcor for use in connection with the special meeting. This document does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

        The SEC allows Valero and Premcor to "incorporate by reference" information into this document, which means that the companies can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that Valero and Premcor have previously filed with the SEC. These documents contain important information about the companies.

Valero Filings (File No. 1-13175)	Period
Annual Report on Form 10-K	For the year ended December 31, 2004
Quarterly Report on Form 10-Q/A	For the quarter ended March 31, 2005
Current Reports on Form 8-K
Filed February 1, 2005, February 3, 2005, March 3, 2005, March 16, 2005, April 21, 2005, April 25, 2005, May 3, 2005, May 12, 2005, May 25, 2005, June 17, 2005 and June 20, 2005 (other than those portions of such documents not deemed to be filed)
Current Report on Form 8-K/A	Filed July 15, 2003, amended August 12, 2003 and September 18, 2003

        The description of Valero common stock and the preferred share purchase rights associated with Valero common stock contained in Valero's Form S-1 Registration Statement (File No. 333-27013) and Form 8-A Registration Statement (File No. 001-13175) and any amendments thereto filed for the purpose of updating such description.

Premcor Filings (File No. 1-16827)	Period
Annual Report on Form 10-K	For the year ended December 31, 2004
Quarterly Report on Form 10-Q	For the quarter ended March 31, 2005
Current Reports on Form 8-K	Filed January 27, 2005, March 18, 2005, April 26, 2005, April 28, 2005, May 31, 2005 and June 3, 2005 (other than those portions of such documents not deemed to be filed)

        Valero and Premcor incorporate by reference additional documents that either company may file with the SEC after the date of this document and before the date of the special meeting. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Valero has supplied all information contained or incorporated by reference in this document relating to Valero, and Premcor has supplied all such information relating to Premcor.

        You may obtain any of the documents incorporated by reference through Valero or Premcor, as the case may be, or the SEC or its Internet website, as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Premcor Inc. 1700 East Putnam Avenue Suite 400 Old Greenwich, CT 06870 Attention: Investor Relations (203) 698-7500	Valero Energy Corporation One Valero Way San Antonio, TX 78249 Attention: Investor Relations (800) 531-7911

        If you would like to request documents from either company, please do so by August 23, 2005 to receive them before the special meeting. If you request any incorporated documents from either company, that company will mail them to you promptly by first-class mail, or similar means.

        You should rely only on the information contained or incorporated by reference in his document to vote your Premcor shares at the special meeting. Valero and Premcor have not authorized anyone to provide you with information that is different from, or in addition to, what is contained in this document or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This document is dated July 13, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to Premcor stockholders nor the issuance of Valero shares in the merger will create any implication to the contrary.

ANNEX A—THE MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 24, 2005
BY AND BETWEEN
VALERO ENERGY CORPORATION
AND
PREMCOR INC.

ARTICLE I	CERTAIN DEFINITIONS	A-1
ARTICLE II	THE MERGER	A-6
2.1	The Merger	A-6
2.2	Effective Time of the Merger	A-6
2.3	Effects of the Merger	A-6
2.4	Closing	A-6
2.5	Certificate of Incorporation	A-7
2.6	By-Laws	A-7
2.7	Directors and Officers	A-7
ARTICLE III	CONVERSION OF SECURITIES	A-7
3.1	Effect of the Merger on Capital Stock	A-7
3.2	Stock Options	A-10
3.3	Exchange Fund	A-11
3.4	Exchange Procedures	A-11
3.5	Distributions with Respect to Unexchanged Shares	A-12
3.6	No Further Ownership Rights in Premcor Common Stock	A-12
3.7	No Fractional Shares of Valero Common Stock	A-12
3.8	Termination of Exchange Fund	A-12
3.9	No Liability	A-13
3.10	Investment of the Exchange Fund	A-13
3.11	Lost Certificates	A-13
3.12	Withholding Rights	A-13
3.13	Further Assurances	A-13
3.14	Stock Transfer Books	A-13
ARTICLE IV	REPRESENTATIONS AND WARRANTIES	A-13
4.1	Representations and Warranties of Premcor	A-13
4.2	Representations and Warranties of Valero	A-23
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	A-29
5.1	Covenants of Premcor	A-29
5.2	Covenants of Valero	A-32
5.3	Governmental Filings	A-32
5.4	Control of Other Party's Business	A-32
ARTICLE VI	ADDITIONAL AGREEMENTS	A-33
6.1	Preparation of Proxy Statement; Stockholders Meetings	A-33
6.2	Access to Information	A-33
6.3	Reasonable Best Efforts	A-34
6.4	Acquisition Proposals	A-35
6.5	Fees and Expenses	A-36
6.6	Directors' and Officers' Indemnification and Insurance	A-36
6.7	Employee Benefits	A-37
6.8	Public Announcements	A-38
6.9	Listing of Shares of Valero Common Stock	A-38
6.10	Affiliates	A-38
6.11	Section 16 Matters	A-38
6.12	Indebtedness; Financing	A-39
6.13	Accountants' Letter	A-39
6.14	Dividends	A-39
6.15	Registration Rights	A-39

ARTICLE VII	CONDITIONS PRECEDENT	A-40
7.1	Conditions to Each Party's Obligation to Effect the Merger	A-40
7.2	Additional Conditions to Obligations of Valero	A-40
7.3	Additional Conditions to Obligations of Premcor	A-41
ARTICLE VIII	TERMINATION AND AMENDMENT	A-41
8.1	Termination	A-41
8.2	Effect of Termination	A-42
8.3	Amendment	A-43
8.4	Extension; Waiver	A-43
ARTICLE IX	GENERAL PROVISIONS	A-43
9.1	Non-Survival of Representations, Warranties and Agreements	A-43
9.2	Notices	A-43
9.3	Interpretation	A-44
9.4	Counterparts	A-44
9.5	Entire Agreement; No Third Party Beneficiaries	A-45
9.6	Governing Law	A-45
9.7	Severability	A-45
9.8	Assignment	A-45
9.9	Submission to Jurisdiction; Waivers	A-45
9.10	Enforcement	A-45
EXHIBIT A—Form of Affiliate Letter

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2005 (this "Agreement"), by and between VALERO ENERGY CORPORATION, a Delaware corporation ("Valero") and PREMCOR INC., a Delaware corporation ("Premcor").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of each of Valero and Premcor has approved the transactions contemplated by this Agreement and the Board of Directors of Premcor has recommended the adoption of this Agreement by Premcor stockholders; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger (as defined below) shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

          As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any proposal, offer or inquiry with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, Premcor or any of its Significant Subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of Premcor and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, Premcor's or any of its Subsidiaries' equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of any class of Premcor's equity or voting securities (or of the surviving parent entity in such transaction) or of the equity or voting securities of any of its Significant Subsidiaries or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Premcor and its Subsidiaries, taken as a whole.

          "Affiliate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

          "Affiliate Agreement" shall have the meaning set forth in Section 6.10.

          "Agreement" shall have the meaning set forth in the preamble.

          "Assumed Indentures" shall have the meaning set forth in Section 6.12.

          "beneficial ownership" or "beneficially own" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          "Benefit Plan" means, with respect to any entity, any employee compensation, benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its Subsidiaries or to which such entity or any of its Subsidiaries contributes or is obligated to contribute, or is a party to, whether or not written, including without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy or agreement and any related trusts or other funding vehicles.

          "Benefit Protection Period" shall have the meaning set forth in Section 6.7(a).

          "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          "Cash Consideration" shall have the meaning set forth in Section 3.1(b).

          "Cash Election" shall have the meaning set forth in Section 3.1(e)(i).

          "Cash Election Number" shall mean, subject to Section 3.1(j), the Premcor Closing Share Number multiplied by 0.5.

          "Cash Election Shares" shall have the meaning set forth in Section 3.l(f).

          "Cash Fraction" shall have the meaning set forth in Section 3.1(f).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Certificate of Merger" shall have the meaning set forth in Section 2.2.

          "Closing" shall have the meaning set forth in Section 2.4.

          "Closing Date" shall have the meaning set forth in Section 2.4.

          "Code" shall have the meaning set forth in the recitals.

          "Confidentiality Agreement" shall have the meaning set forth in Section 6.2.

          "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

          "DGCL" means the Delaware General Corporation Law.

          "Dissenting Shares" shall have the meaning set forth in Section 3.1(d).

          "DOJ" means the Antitrust Division of the U.S. Department of Justice.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Election Deadline" shall have the meaning set forth in Section 3.1(i).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall have the meaning set forth in Section 3.3.

          "Exchange Fund" shall have the meaning set forth in Section 3.3.

          "Exchange Ratio" shall mean 0.99.

          "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Form S-4 and the solicitation of the Premcor Stockholder Approval and all other matters related to the transactions contemplated hereby and thereby.

          "Form S-4" shall have the meaning set forth in Section 4.1(d)(iii).

          "Form of Election" shall have the meaning set forth in Section 3.1(e).

          "FTC" means the U.S. Federal Trade Commission.

          "GAAP" means U.S. generally accepted accounting principles.

          "Governmental Entity" shall have the meaning set forth in Section 4.1(d)(vii).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials (including trade secrets).

          "knowledge" or "known" means, with respect to any entity, the knowledge of such entity's executive officers after reasonable inquiry.

          "Letter of Transmittal" shall have the meaning set forth in Section 3.4(a).

          "Liens" shall have the meaning set forth in Section 4.1(b)(ii).

          "Material Adverse Effect" means, with respect to any entity, a material adverse effect on (i) the business, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or (ii) the ability of such entity to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such effect is reasonably attributable to (a) general economic conditions in the United States (including prevailing interest rate and stock market levels), (b) the general state of the industries in which such entity operates or (c) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by this Agreement.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

          "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          "Multiple Employer Plan" shall have the meaning set forth in Section 4.1(l)(vi).

          "Necessary Consents" shall have the meaning set forth in Section 4.1(d)(vi).

          "New Plans" shall have the meaning set forth in Section 6.7(b).

          "NOL Carryforwards" shall have the meaning set forth in Section 4.1(r)(iii).

          "Non-Election" shall have the meaning set forth in Section 3.1(e).

          "Non-Election Cash Fraction" shall have the meaning set forth in Section 3.1(h).

          "Non-Election Shares" shall have the meaning set forth in Section 3.1(f).

          "Non-Subsidiary Affiliate" shall have the meaning set forth in Section 4.1(b)(ii).

          "NYSE" means The New York Stock Exchange, Inc.

          "Old Plans" shall have the meaning set forth in Section 6.7(b).

          "Other Approvals" shall have the meaning set forth in Section 4.1(d)(ii).

          "other party" means, with respect to Valero, Premcor, and with respect to Premcor, Valero.

          "Partial Cash Election" shall have the meaning set forth in Section 3.1(e)(ii).

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          "PBGC" shall have the meaning set forth in Section 4.1(l)(v).

          "Premcor" shall have the meaning set forth in the preamble.

          "Premcor 2004 10-K" means Premcor's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

          "Premcor Benefit Plan" means each Premcor Stock Plan and any other Benefit Plan maintained or contributed to by Premcor or a Subsidiary of Premcor, or to which Premcor or any Subsidiary of Premcor is required to contribute.

          "Premcor Capital Stock" shall have the meaning set forth in Section 4.1(b)(i)(B).

          "Premcor Certificate" shall have the meaning set forth in Section 3.1(b).

          "Premcor Closing Share Number" shall mean the total number of fully-diluted shares of Premcor Common Stock outstanding immediately prior to the Effective Time computed on the "treasury stock method" of calculating diluted earnings per share set forth in Statement of Financial Accounting Standards No. 128, as in effect as of the date of this Agreement, in all cases using the closing price of a share of Premcor Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date as the "average market price" of Premcor Common Stock, other than such shares that are to be cancelled in the Merger pursuant to the first sentence of Section 3.1(a).

          "Premcor Common Stock" means common stock, par value $0.01 per share, of Premcor.

          "Premcor Contract" shall have the meaning set forth in Section 4.1(j)(i).

          "Premcor Converted Option" shall have the meaning set forth in Section 3.2(a).

          "Premcor Credit Agreement" means the Credit Agreement, dated as of April 13, 2004, among PRG, the Lenders and Issuers Party Thereto, Citicorp North America, Inc., Fleet National Bank and Bank One, NA and SunTrust Bank, as the same may have been amended or restated prior to the date of this Agreement.

          "Premcor Disclosure Schedule" shall have the meaning set forth in Section 4.1.

          "Premcor Employees" shall have the meaning set forth in Section 6.7(a).

          "Premcor Indebtedness" shall have the meaning set forth in Section 5.1(g)(ii).

          "Premcor Insider" shall have the meaning set forth in Section 6.11.

          "Premcor Plan" means any Premcor Benefit Plan other than a Multiemployer Plan.

          "Premcor Preferred Stock" shall have the meaning set forth in Section 4.1(b)(i)(B).

          "Premcor Qualified Plans" shall have the meaning set forth in Section 4.1(l)(iii).

          "Premcor SEC Documents" shall have the meaning set forth in Section 4.1(e).

          "Premcor Stock Option" shall have the meaning set forth in Section 3.2(a).

          "Premcor Stock Plans" shall have the meaning set forth in Section 4.1(b)(i).

          "Premcor Stockholder Approval" shall have the meaning set forth in Section 4.1(c)(i).

          "Premcor Stockholders Meeting" shall have the meaning set forth in Section 4.1(c)(i).

          "PRG" means The Premcor Refining Group Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Premcor.

          "Regulatory Law" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations, (ii) foreign investment, or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "Required Approvals" shall have the meaning set forth in Section 6.3(a)(i).

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Stock Consideration" shall have the meaning set forth in Section 3.1(b)(i).

          "Stock Election" shall have the meaning set forth in Section 3.1(e)(iii).

          "Stock Election Number" shall mean the Premcor Closing Share Number minus the sum of (1) the Cash Election Number and (2) the number of shares of Premcor Common Stock, if any, owned by any wholly owned Subsidiary of Valero or Premcor converted pursuant to Section 3.1(a).

          "Stock Election Shares" shall have the meaning set forth in Section 3.1(f).

          "Stock Fraction" shall have the meaning set forth in Section 3.1(g).

          "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Surviving Corporation" shall have the meaning set forth in Section 2.1.

          "Taxes" means any and all federal, state, local, foreign or other taxes or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

          "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Termination Date" shall have the meaning set forth in Section 8.1(b).

          "Termination Fee" means $150 million.

          "Valero" shall have the meaning set forth in the preamble.

          "Valero 2004 10-K" means Valero's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

          "Valero 2005 Proxy Statement" means the Notice of 2005 Annual Meeting of Stockholders and Proxy Statement of Valero, as filed with the SEC on March 25, 2005.

          "Valero Benefit Plan" means each Benefit Plan maintained or contributed to by Valero or a Subsidiary of Valero, or to which Valero or any Subsidiary of Valero is required to contribute.

          "Valero Capital Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

          "Valero Common Stock" means common stock, par value $0.01 per share, of Valero.

          "Valero Convertible Preferred Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

          "Valero Disclosure Schedule" shall have the meaning set forth in Section 4.2.

          "Valero Preferred Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

          "Valero Rights" shall have the meaning set forth in Section 3.1(b).

          "Valero Rights Agreement" shall have the meaning set forth in Section 3.1(b).

          "Valero SEC Documents" shall have the meaning set forth in Section 4.2(e).

          "Valero Stock Option" shall have the meaning set forth in Section 3.2(a).

          "Valero Stock Plans" shall have the meaning set forth in Section 4.2(b)(i).

          "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

ARTICLE II
THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Premcor shall be merged (the "Merger") with and into Valero, with Valero as the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of Premcor shall thereupon cease.

        2.2    Effective Time of the Merger.    The Merger shall become effective as set forth in a properly executed certificate of merger duly filed with the Secretary of State of the State of Delaware (the "Certificate of Merger"), which filing shall be made on the Closing Date. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

        2.3    Effects of the Merger.    The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided in this Agreement, all of the property, rights, privileges, powers and franchises of Premcor shall vest in the Surviving Corporation, and all debts, liabilities and duties of Premcor shall become the debts, liabilities and duties of the Surviving Corporation.

        2.4    Closing.    Upon the terms of this Agreement and subject to the conditions set forth in Article VII and the termination rights set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wachtell, Lipton,

Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 A.M. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction of such conditions) set forth in Article VII (provided, however, that Valero shall be permitted to extend the date of the Closing as required to accommodate the Election Deadline determined by the parties in good faith in accordance with Section 3.1(i); and provided further that, without Valero's consent, the date of Closing shall not be prior to January 2, 2006), unless this Agreement has been theretofore terminated pursuant to Article VIII or unless another place, time or date is agreed to in writing by the parties (the date of the Closing being referred to as the "Closing Date").

        2.5    Certificate of Incorporation.    Subject to Section 6.6 or any changes permitted by Section 5.2(c), at the Effective Time, the Certificate of Incorporation of Valero as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

        2.6    By-Laws.    Subject to Section 6.6 or any changes permitted by Section 5.2(c), the by-laws of Valero as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

        2.7    Directors and Officers.    The directors and officers of Valero immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE III
CONVERSION OF SECURITIES

        3.1    Effect of the Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Premcor:

          (a) All shares of capital stock of Premcor that are held by Premcor as treasury stock or that are owned by Valero immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist. Subject to Section 3.7, each share of Premcor Common Stock that is owned by any direct or indirect wholly owned Subsidiary of Premcor or Valero shall be converted into the right to receive the Stock Consideration.

          (b) Subject to Sections 3.1(a), 3.1(c), 3.1(d) and 3.7, each outstanding share of Premcor Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the option of the holder as contemplated by Sections 3.1(e) through 3.1(j), either (i) an amount of Valero Common Stock equal to the product of one share of Valero Common Stock and the Exchange Ratio (the "Stock Consideration") or (ii) an amount in cash equal to $72.76 (the "Cash Consideration" and, together with the Stock Consideration and, if applicable, any shares of Valero Common Stock issued pursuant to Section 3.1(a), the "Merger Consideration"). All of the shares of Valero Common Stock to be issued as Merger Consideration shall be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. One preferred share purchase right issuable pursuant to the Rights Agreement, dated as of July 17, 1997, between Valero and Computershare Investor Services, LLC, as successor rights agent to Harris Trust and Savings Bank (as amended to the date of this Agreement, the "Valero Rights Agreement"), or any other purchase right issued in substitution thereof (the "Valero Rights"), shall be issued together with and shall attach to each share of Valero Common Stock issued pursuant to Section 3.1(a) and Section 3.1(b), subject and pursuant to the terms of the Valero Rights Agreement. All shares of Premcor Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1(b) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Premcor Common Stock (a "Premcor Certificate") shall thereafter cease to have any rights with respect to such shares of Premcor Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of Premcor Common Stock become entitled, all in accordance with this Article III, upon the surrender of such Premcor Certificate.

          (c) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Premcor Common Stock or Valero Common Stock that is permitted under this Agreement, each of the Exchange Ratio and, in the case of such a change to the Premcor Common Stock, the Cash Consideration, shall be adjusted accordingly, without duplication, to provide to the holders of Premcor Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d) Notwithstanding any other provision contained in this Agreement, no shares of Premcor Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder's appraisal rights (any such shares being referred to herein as "Dissenting Shares") under the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 3.1(b) unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder's right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder's shares of Premcor Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Article III. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of Premcor Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Valero in its sole discretion.

          (e) Subject to the provisions of this Section 3.1, each record holder of shares of Premcor Common Stock outstanding immediately prior to the Effective Time to be converted in the Merger pursuant to Section 3.1(b) will be entitled to elect to receive (i) the Cash Consideration for all of such holder's shares ("Cash Election"), or (ii) the Cash Consideration for a stated whole number of such holder's shares and a number of shares of Valero Common Stock equal to the Exchange Ratio per share of Premcor Common Stock for the balance of such holder's shares of Premcor Common Stock ("Partial Cash Election"), or (iii) a number of shares of Valero Common Stock equal to the Exchange Ratio per share of Premcor Common Stock for all of such holder's shares of Premcor Common Stock ("Stock Election"). All Cash Elections, Partial Cash Elections and Stock Elections shall be unconditional and made on a form designed for that purpose and mutually agreeable to Valero and Premcor (a "Form of Election"). Any holder of Premcor Common Stock who fails to properly make a Cash Election, Partial Cash Election or Stock Election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have indicated no preference as to the receipt of cash or Valero Common Stock with respect to such holder's shares (a "Non-Election") and will receive for such Premcor Common Stock the Merger Consideration described in Section 3.1(f), 3.1(g) or 3.1(h), as applicable. Notwithstanding any other provision set forth herein, the aggregate number of shares of Premcor Common Stock to be converted into the right to receive cash in the Merger (which shall for this purpose be deemed to include Dissenting Shares, if any) shall be equal to the Cash Election Number.

          (f) If the aggregate number of shares of Premcor Common Stock for which cash is elected under a Cash Election or a Partial Cash Election and Dissenting Shares, if any (collectively, the "Cash Election Shares"), exceeds the Cash Election Number, then all shares of Premcor Common Stock for which Valero Common Stock was elected under a Stock Election or Partial Cash Election (collectively, the "Stock Election Shares") and all shares of Premcor Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Valero Common Stock, and the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive cash and Valero Common Stock in the following manner:

            Each Cash Election Share (other than Dissenting Shares) shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (1) the Cash Consideration and (2) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (B) a number of shares of Valero Common Stock equal to the product of (1) the Exchange Ratio and (2) one minus the Cash Fraction.

          (g) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Valero Common Stock and cash in the following manner:

            Each Stock Election Share shall be converted into the right to receive (A) a number of shares of Valero Common Stock equal to the product of (1) the Exchange Ratio and (2) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (B) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (1) the Cash Consideration and (2) one minus the Stock Fraction.

          (h) In the event that neither Section 3.1(f) or 3.1(g) is applicable, each Cash Election Share shall be converted into the right to receive the Cash Consideration, each Stock Election Share shall be converted into the right to receive the Stock Consideration and each Non-Election Share shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (1) the Cash Consideration and (2) a fraction (the "Non-Election Cash Fraction"), the numerator of which shall be the Cash Election Number less the number of Cash Election Shares and the denominator of which shall be the number of Non-Election Shares, and (B) a number of shares of Valero Common Stock equal to the product of (1) the Exchange Ratio and (2) one minus the Non-Election Cash Fraction.

          (i) Valero shall use all reasonable best efforts to cause copies of the Form of Election (which shall contain a Letter of Transmittal) to be mailed to holders of Premcor Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline. Valero shall initially make available the Form of Election to holders of Premcor Common Stock not less than 20 Business Days prior to the anticipated Election Deadline and Valero and Premcor shall use all reasonable efforts to make available as promptly as possible a Form of Election to any holder of Premcor Common Stock that requests a Form of Election after the initial mailing of the Form of Election and before the Election Deadline. In order to be effective, a properly completed Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the date the parties shall agree is as near as practicable to three Business Days prior to the expected Closing Date, taking into account Valero' intention to minimize the effect of certain limitations under Applicable Law that might apply during the period from the initial mailing of the Form of Election until such date (the "Election Deadline"). The parties shall cooperate to issue a press release reasonably satisfactory to the parties between five and 15 Business Days prior to the Election Deadline. An election by a holder of Premcor Common Stock shall be validly made only if the Exchange Agent shall have timely received a Form of Election properly completed and executed (with the signature or signatures thereon guaranteed as required by the Form of Election) by that stockholder accompanied either by the Premcor Certificate or Premcor Certificates representing all of the shares of Premcor Common Stock owned by that stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Premcor, or by an appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election. Valero shall have the authority, in its sole discretion, to make all determinations as to whether or not a Form of Election has been timely received.

          (j) Notwithstanding anything in this Agreement to the contrary, the Cash Election Number shall not be greater than the greatest number that would permit the satisfaction of the conditions set forth in Sections 7.2(c) and 7.3(c).

        3.2    Stock Options.    (a) Each option to purchase Premcor Common Stock (a "Premcor Stock Option") granted under Premcor Stock Plans that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Premcor Common Stock and shall be converted (as so converted, a "Premcor Converted Option"), at the Effective Time and subject to the immediately following sentence, into an option to purchase Valero Common Stock (a "Valero Stock Option"), on the same terms and conditions as were applicable under the Premcor Stock Option. The number of shares of Valero Common Stock subject to each such Valero Stock Option shall be the number of shares of Premcor Common Stock subject to the Premcor Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Valero Common Stock, and such Valero Stock Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price of such Premcor Stock Option divided by the Exchange Ratio; provided, however, that the exercise price and the number of shares of Valero common stock purchasable pursuant to the Premcor Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that in the case of any Premcor Stock Option to which Section 421 of the Code as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. As of the Effective Time, Valero shall assume the obligations of Premcor under the Premcor Stock Plans, and from and after the Effective Time, except as otherwise set forth herein, the terms of each Premcor Stock Option and the Premcor Stock Plan under which such Premcor Stock Option was initially granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply to the corresponding Valero Stock Option.

        (b) Prior to the Effective Time, Premcor shall take all necessary action for the adjustment of Premcor Converted Options under this Section 3.2. Valero shall reserve for issuance a number of shares of Valero Common Stock at least equal to the number of shares of Valero Common Stock that will be subject to Premcor Converted Options. As soon as practicable following the Effective Time, Valero shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate, forms) with respect to the shares of Valero Common Stock subject to Premcor Converted Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        3.3    Exchange Fund.    Prior to the Effective Time, Valero shall appoint a commercial bank or trust company, or a subsidiary thereof, mutually agreed upon by Valero and Premcor to act as exchange agent in connection with the Merger for the purpose of exchanging Premcor Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Valero shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Premcor Common Stock, (a) certificates representing shares of Valero Common Stock and (b) cash, to be issued and paid pursuant to Section 3.1(b) and Section 3.7 in respect of shares of Premcor Common Stock converted pursuant to Section 3.1(b) in exchange for outstanding shares of Premcor Common Stock upon due surrender of Premcor Certificates pursuant to this Article III. Following the Effective Time, Valero agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5. Any cash and certificates representing Valero Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 3.7) shall hereinafter be referred to as the "Exchange Fund."

        3.4    Exchange Procedures.    Promptly after the Effective Time, Valero shall cause the Exchange Agent to mail to each holder of a Premcor Certificate (other than Premcor Certificates representing Dissenting Shares) that has not timely submitted a properly completed and executed Form of Election accompanied by an appropriately endorsed Certificate or Certificates representing all of the shares of Company Common Stock owned by that stockholder (or, alternatively, by an appropriate guarantee of delivery) (a) a letter of transmittal (the "Letter of Transmittal") that shall specify that delivery shall be effected, and risk of loss and title to the Premcor Certificates shall pass, only upon proper delivery of the Premcor Certificates to the Exchange Agent, and which Letter of Transmittal shall be in customary form and have such other provisions as Valero or Premcor may reasonably specify (such letter to be reasonably acceptable to Premcor and Valero prior to the Effective Time) and (b) instructions for effecting the surrender of such Premcor Certificates in exchange for the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares pursuant to this Article III. Upon surrender of a Premcor Certificate to the Exchange Agent together with such Letter of Transmittal or the Form of Election pursuant to Section 3.1(i), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Premcor Certificate shall be entitled to receive in exchange therefor (i) shares of Valero Common Stock (which shall be in uncertificated book-entry form, unless a physical certificate is requested by such holder or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1 (in each case, after taking into account all shares of Premcor Common Stock then held by such holder), (ii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to Section 3.1, and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive in lieu of any fractional shares of Valero Common Stock pursuant to Section 3.7 and in respect of any dividends and other distributions pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to the provisions of this Article III. In the event of a transfer of ownership of Premcor Common Stock that is not registered in the transfer records of Premcor, one or more shares of Valero Common Stock evidencing, in the aggregate, the proper number of shares of Valero Common Stock pursuant to Section 3.1, a check in the proper amount of cash representing Cash Consideration pursuant to Section 3.1, a check in the proper amount of cash in lieu of any fractional shares of Valero Common Stock pursuant to Section 3.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.5, may be issued with respect to such Premcor Common Stock to such a transferee if the Premcor Certificate representing such shares of Premcor Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        3.5    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Premcor Certificate with respect to the shares of Valero Common Stock that such holder would be entitled to receive upon surrender of such Premcor Certificate, and no cash payment in lieu of fractional shares of Valero Common Stock shall be paid to any such holder pursuant to Section 3.7, until such holder shall surrender such Premcor Certificate in accordance with Section 3.1(i) or Section 3.4. Subject to the effect of applicable laws, following the later of the surrender of any such Premcor Certificate and the Effective Time, there shall be paid to the record holder thereof without interest, (a) promptly after such time, the amount of any cash payable in lieu of fractional shares of Valero Common Stock to which such holder is entitled pursuant to Section 3.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Valero Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to surrender, and a payment date subsequent thereto, payable with respect to such whole shares of Valero Common Stock.

        3.6    No Further Ownership Rights in Premcor Common Stock.    All shares of Valero Common Stock issued and cash paid upon conversion of shares of Premcor Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5 or 3.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Premcor Common Stock.

        3.7    No Fractional Shares of Valero Common Stock.    No certificates or scrip or shares of Valero Common Stock representing fractional shares of Valero Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Premcor Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Valero or a holder of shares of Valero Common Stock. In lieu of any such fractional share, each holder of shares of Premcor Common Stock who would otherwise have been entitled to a fraction of a share of Valero Common Stock either pursuant to Section 3.1(b) upon surrender of Premcor Certificates or pursuant to Section 3.1(a) (determined in each case after taking into account all Premcor Certificates delivered by such holder) shall be paid, in the case of conversion pursuant to Section 3.1(b), upon such surrender or, in the case of conversion pursuant to Section 3.1(a), as soon as practicable after the Effective Time, cash (without interest) in an amount equal to the value (determined with reference to the closing price of a share of Valero Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

        3.8    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Premcor Certificates one year after the Effective Time shall, at Valero's request, be delivered to Valero or otherwise on the instruction of Valero, and any holders of Premcor Certificates who have not theretofore complied with this Article III shall after such delivery look only to Valero for the Merger Consideration with respect to the shares of Premcor Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.4, any cash in lieu of fractional shares of Valero Common Stock to which such holders are entitled pursuant to Section 3.7 and any dividends or distributions with respect to shares of Valero Common Stock to which such holders are entitled pursuant to Section 3.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Premcor Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Valero free and clear of any claims or interest of any Person previously entitled thereto.

        3.9    No Liability.    None of Valero, Premcor or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        3.10    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Valero on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Premcor stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Valero.

        3.11    Lost Certificates.    If any Premcor Certificate (other than any Premcor Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Premcor Certificate to be lost, stolen or destroyed and, if required by Valero, the posting by such Person of a bond in such reasonable amount as Valero may direct as indemnity against any claim that may be made against it with respect to such Premcor Certificate, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Premcor Certificate the Merger Consideration with respect to the shares of Premcor Common Stock formerly represented thereby, any cash in lieu of fractional shares of Valero Common Stock, and unpaid dividends and distributions on whole shares of Valero Common Stock deliverable in respect thereof, pursuant to this Agreement.

        3.12    Withholding Rights.    Valero shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Valero, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Valero.

        3.13    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or Premcor, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or Premcor, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        3.14    Stock Transfer Books.    The stock transfer books of Premcor shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Premcor Common Stock thereafter on the records of Premcor. On or after the Effective Time, any Premcor Certificates presented to the Exchange Agent, Valero or the Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Premcor Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Valero Common Stock to which the holders thereof are entitled pursuant to Section 3.7, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        4.1    Representations and Warranties of Premcor.    Except as disclosed in the section of the Premcor disclosure schedule delivered to Valero concurrently with this Agreement (the "Premcor Disclosure

Schedule") corresponding to the subsection of this Section 4.1 to which such disclosure applies, Premcor hereby represents and warrants to Valero as follows:

          (a)    Corporate Organization.    (i) Premcor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Premcor has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Premcor. True and complete copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of Premcor, as in effect as of the date of this Agreement, have previously been made available by Premcor to Valero.

            (ii)   Each Subsidiary of Premcor (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, individually or in the aggregate with all other such failures by Subsidiaries of Premcor, have a Material Adverse Effect on Premcor, and (C) has all requisite corporate (or, as applicable, equivalent partnership or company) power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          (b)    Capitalization.    (i) The authorized capital stock of Premcor consists of (A) 150,000,000 shares of Premcor Common Stock, of which, as of March 4, 2005, 89,216,910 shares were issued and outstanding and no shares were held in treasury and (B) 5,000,000 shares of preferred stock, par value $0.01 per share, of Premcor ("Premcor Preferred Stock," together with the Premcor Common Stock, the "Premcor Capital Stock"), of which no shares are issued and outstanding. From March 4, 2005, to the date of this Agreement, no shares of Premcor Capital Stock have been issued except pursuant to the exercise of Premcor Stock Options granted under the Premcor 2002 Special Stock Incentive Plan, the Premcor 2002 Equity Incentive Plan or the Premcor 1999 Stock Incentive Plan, each as in effect as of the date of this Agreement (the "Premcor Stock Plans"). Except pursuant to the terms of Premcor Stock Options granted pursuant to Premcor Stock Plans and outstanding as of the date of this Agreement, Premcor does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Premcor Capital Stock or any other equity securities of Premcor or any securities of Premcor representing the right to purchase or otherwise receive any shares of Premcor Capital Stock. As of March 4, 2005, no shares of Premcor Capital Stock were reserved for issuance, except for 9,267,675 shares of Premcor Common Stock reserved for issuance upon the exercise of Premcor Stock Options pursuant to the Premcor Stock Plans. Premcor has no Voting Debt issued or outstanding. Notwithstanding any other provision of this Agreement, as of immediately prior to the Effective Time, the total number of shares of Premcor Common Stock that are issued and outstanding and that are then issuable, or that may become issuable in the future, with respect to any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character, shall not exceed 96,650,000. No Subsidiary of Premcor owns any capital stock of Premcor.

            (ii)   Premcor owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership or voting interests of each Subsidiary of Premcor, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership or voting interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Premcor has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or voting of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(ii) of the Premcor Disclosure Schedule sets forth a list of each material investment of Premcor in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, that, individually or taken together in the aggregate, would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Non-Subsidiary Affiliate").

          (c)    Authority; No Violation.    (i) Premcor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of Premcor. The Board of Directors of Premcor has directed that this Agreement be submitted to Premcor stockholders for approval at a meeting of Premcor stockholders for the purpose of approving the Merger and this Agreement (the "Premcor Stockholders Meeting"), and, except for the approval of the Merger and of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Premcor Common Stock (the "Premcor Stockholder Approval"), no other corporate proceedings on the part of Premcor are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Premcor and (assuming due authorization, execution and delivery by Valero) constitutes a valid and binding obligation of Premcor, enforceable against Premcor in accordance with its terms.

            (ii)   Neither the execution and delivery of this Agreement by Premcor, nor the consummation by Premcor of the transactions contemplated hereby, nor compliance by Premcor with any of the terms or provisions of this Agreement, will (A) violate any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of Premcor, or (B) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Premcor, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Premcor, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Premcor, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (B)(2) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on Premcor or the Surviving Corporation.

          (d)    Consents and Approvals.    Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the filing of any other required applications or notices with any state or foreign agencies and approval of such applications and notices (the "Other Approvals"), (iii) the filing with the SEC of a proxy statement/prospectus relating to the matters to be submitted to Premcor's stockholders at the Premcor Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Valero Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"), (iv) the filing of the Certificate of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Valero Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to the foregoing clauses (i) through (vi) being referred to as "Necessary Consents") and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Premcor or the Surviving Corporation, no consents or approvals of or filings or registrations with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Premcor of this Agreement and (B) the consummation by Premcor of the transactions contemplated by this Agreement.

          (e)    Financial Reports and SEC Documents.    (i) Premcor has filed all required reports, schedules, registration statements and other documents with the SEC since April 30, 2002. The Premcor 2004 10-K and all other reports, registration statements, definitive proxy statements or information statements, including any certifications pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002 or similar certifications, filed or to be filed by Premcor or any of its Subsidiaries subsequent to April 30, 2002, under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed (collectively, the "Premcor SEC Documents"), with the SEC, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Premcor SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders' equity and cash flows or equivalent statements in such Premcor SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

            (ii)   Premcor and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Premcor (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Premcor in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Premcor's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Premcor's auditors and the audit committee of Premcor's Board of

    Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Premcor's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Premcor's internal controls over financial reporting. Premcor has made available to Valero a summary of any such disclosure made by management to Premcor's auditors and audit committee since January 1, 2003.

          (f)    Absence of Undisclosed Liabilities.    (i) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements (or notes thereto) of Premcor included in the Premcor 2004 10-K, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since December 31, 2004 in the ordinary course of business consistent with past practice, and (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premcor, Premcor and its Subsidiaries do not have, and since December 31, 2004, Premcor and its Subsidiaries have not incurred (except as permitted by Section 5.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Premcor's financial statements in accordance with generally accepted accounting principles).

            (ii)   Premcor has delivered to Valero complete and correct copies of any and all material documentation creating or governing all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K) effected by Premcor or any of its Subsidiaries since December 31, 2002.

            (iii)  Neither Premcor nor PRG has, since July 30, 2002, either directly or indirectly, including through any Subsidiary or Affiliate, extended or maintained credit, arranged for the extension of credit or renewed any extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Premcor or PRG. Section 4.1(f)(iii) of the Premcor Disclosure Schedule describes any loan or extension of credit maintained by Premcor or PRG to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          (g)    Absence of Certain Changes or Events.    (i) Since December 31, 2004, except as set forth in Premcor SEC Documents filed since December 31, 2004 and prior to the date of this Agreement, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Premcor.

            (ii)   Since December 31, 2004, Premcor and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

            (iii)  Since December 31, 2004, neither Premcor nor any of its Subsidiaries has (A) except for such actions as were in the ordinary course of business consistent with past practice or except as required by applicable law, (I) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 2004, or (II) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, to any executive officer or director or (B) suffered any strike, work stoppage, slowdown, or other labor disturbance that would reasonably be expected to have, (in the case of clause (A) or (B) above), either individually or in the aggregate, a Material Adverse Effect on Premcor.

            (iv)  Since December 31, 2004, Premcor has not declared any dividends on Premcor Common Stock, other than regular quarterly dividends in an amount equal to $0.02 per share.

          (h)    Legal Proceedings.    There is no suit, action or proceeding or investigation pending or, to the knowledge of Premcor, threatened, against or affecting Premcor or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premcor, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Premcor or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Premcor.

          (i)    Compliance with Applicable Law.    Premcor and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Premcor or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premcor.

          (j)    Contracts.    (i) Neither Premcor nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (B) that, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Valero, Premcor, the Surviving Corporation or any of their respective Subsidiaries, (C) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Premcor SEC Documents filed prior to the date of this Agreement, or (D) that materially restricts the conduct of any line of business by Premcor or any of its Subsidiaries (including geographical restrictions) or upon consummation of the Merger will materially restrict the ability of Valero, the Surviving Corporation or any of their respective Subsidiaries to engage in any line of business (including geographical restrictions). Each contract, arrangement, commitment or understanding of the type described in this Section 4.1(j), whether or not set forth in the Premcor Disclosure Schedule or in such Premcor SEC Documents, is referred to herein as a "Premcor Contract."

            (ii)   (A) Each Premcor Contract is valid and binding on Premcor and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) Premcor and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Premcor Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Premcor, and (C) neither Premcor nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Premcor or any of its Subsidiaries under any such Premcor Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Premcor.

          (k)    Environmental Liability.    There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on Premcor, any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including CERCLA, pending or threatened in writing against Premcor, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Premcor. Premcor is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Premcor.

          (l)    Employee Benefit Plans; Labor Matters.    (i) Section 4.1(l)(i) of the Premcor Disclosure Schedule includes a complete list of all Premcor Benefit Plans.

            (ii)   With respect to each Premcor Plan, Premcor has delivered or made available to Valero a true, correct and complete copy of: (A) each Premcor Plan document or a summary of any unwritten Premcor Plan, trust agreement and insurance contract or other funding vehicle; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Valero, there are no amendments to any Premcor Plan that have been adopted or approved nor has Premcor or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Premcor Plan.

            (iii)  Section 4.1(l)(iii) of the Premcor Disclosure Schedule identifies each Premcor Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Premcor Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Premcor Qualified Plan and the related trust, and such determination letter has not been revoked. No circumstances exist and no events have occurred that could adversely affect the qualified status of any Premcor Qualified Plan or the related trust, which could not be corrected under the Internal Revenue Service's Employee Plans Compliance Resolution System (Revenue Procedure 2001-17) without material liability. No Premcor Plan is intended to meet the requirements of Code Section 501(c)(9).

            (iv)  All contributions required to be made to any Premcor Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Premcor Plan, for any period through the date of this Agreement have been timely made.

            (v)   With respect to each Premcor Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) the fair market value of the assets of such Premcor Plan equals or exceeds the actuarial present value of all accrued benefits under such Premcor Plan (whether or not vested) on an accumulated benefits obligation basis based on the most recent actuarial report for each such plan; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (D) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full; (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Premcor or any of its Subsidiaries; and (F) the PBGC has not instituted proceedings to terminate any such Premcor Plan and, to Premcor's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Premcor Plan.

            (vi)  (A) No Premcor Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); and (B) none of Premcor and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Premcor Benefit Plan that is a Multiemployer Plan, none of Premcor and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

            (vii)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Premcor, (A) each of the Premcor Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Premcor Plans, any fiduciaries thereof with respect to their duties to the Premcor Plans or the assets of any of the trusts under any of the Premcor Plans that could reasonably be expected to result in any material liability of Premcor or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Premcor Plan, any participant in a Premcor Plan, or any other party.

          (viii)  Premcor and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Premcor and its Subsidiaries. Each of Premcor and its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

            (ix)  Section 4.1(l)(ix) of the Premcor Disclosure Schedule sets forth (A) an accurate and complete list of each Premcor Plan under which the execution and delivery of this Agreement, stockholder approval of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in conjunction with any other event), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit (including the forgiveness of indebtedness) to any employee, officer or director of Premcor or any of its Subsidiaries, or could limit the right of Premcor or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Premcor Plan or related trust or any material employment agreement or related trust, (B) the maximum amount of the severance benefits and benefits under any non-qualified deferred compensation and non-qualified excess or supplemental retirement plan that could become payable to each of the employees, officers, directors and senior management of Premcor if their employment were terminated at the Effective Time and (C) the number of any Premcor Stock Options, the exercise price of such Premcor Stock Options held by each of the employees, officers and directors of Premcor that could become vested as a result of the execution and delivery of this Agreement, stockholder approval of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

            (x)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Premcor, all Premcor Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements; (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment; and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

            (xi)  There does not now exist, nor do any circumstances exist that could result in, any liability (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations, that is or could be a liability of Premcor or any of its Subsidiaries. Without limiting the generality of the foregoing, neither Premcor nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

          (m)    Intellectual Property.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premcor, (i) Premcor and its Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (ii) to the knowledge of Premcor, the use of Intellectual Property by Premcor and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which Premcor acquired the right to use such Intellectual Property, (iii) to the knowledge of Premcor, no third party is challenging, infringing on or otherwise violating any right of Premcor in the Intellectual Property, (iv) neither Premcor nor any of its Subsidiaries has received any notice of any pending or, to the knowledge of Premcor, threatened claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of Premcor's and its Subsidiaries' business as it is currently conducted, and (v) to the knowledge of Premcor, no Intellectual Property is being used or enforced by Premcor or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Premcor's and its Subsidiaries' business as it is currently conducted.

          (n)    State Takeover Laws.    The Board of Directors of Premcor has approved this Agreement and the transactions contemplated by this Agreement as required under Section 203 of the DGCL and any other applicable state takeover laws and any applicable provision of the Premcor Certificate of Incorporation so that any such state takeover laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.

          (o)    Opinion of Financial Advisor.    Premcor has received the opinion of Morgan Stanley & Co. Incorporated, dated as of April 22, 2005, to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of Premcor Common Stock in the Merger is fair to such stockholders from a financial point of view.

          (p)    Board Approval.    The Board of Directors of Premcor, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Premcor, (ii) approved and adopted this Agreement and (iii) recommended that the plan of merger contained in this Agreement be adopted by the holders of Premcor Common Stock.

          (q)    Broker's Fees.    Neither Premcor nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Morgan Stanley & Co. Incorporated. Prior to the date of this Agreement, Premcor has provided Valero with a complete and correct copy of the engagement letter with Morgan Stanley & Co., which provides for the payment of all such fees.

          (r)    Taxes.    (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Premcor, (A) Premcor and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects; (B) Premcor and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor, independent contractor, stockholder or third party; (C) there are no pending or, to the knowledge of Premcor, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Premcor or any Subsidiary of Premcor; (D) there are no liens for Taxes upon the assets of Premcor or any Subsidiary of Premcor, other than liens for current Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (E) neither Premcor nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (F) the consolidated federal income Tax Returns of Premcor have been examined, or the statute of limitations has closed, with respect to all taxable years through and including December 31, 2000; (G) neither Premcor nor any of its Subsidiaries has any liability for Taxes of any Person (other than Premcor and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law); and (H) neither Premcor nor any Subsidiary of Premcor is a party to any agreement (with any Person other than Premcor and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes that is currently in force.

            (ii)   Premcor has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

            (iii)  None of Premcor nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder. As of December 31, 2004, Premcor and its Subsidiaries had net operating loss carryforwards for U.S. federal income tax purposes totaling not materially less than $165.7 million (the "NOL Carryforwards") and U.S. federal business tax credit carryforwards totaling not materially less than $15.3 million (the "Credit Carryforwards"), in each case, immediately prior to the date of this Agreement. The "section 382 limitation" (within the meaning of Section 382(b)(1) of the Code) applicable to the NOL Carryforwards and the Credit Carryforwards is not materially less than $181 million. Except as may result from the Merger, none of the NOL Carryforwards or the Credit Carryforwards is currently subject to limitation under Treasury Regulations Section 1.1502-15 or -21.

          (s)    Reorganization under the Code.    As of the date of this Agreement, neither Premcor nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (t)    Form S-4; Proxy Statement/Prospectus.    None of the information to be supplied by Premcor or its Subsidiaries in the Form S-4 or the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Premcor Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Premcor with respect to information supplied by Valero for inclusion therein.

          (u)    Labor Relations; Collective Bargaining Agreements.    Schedule 4.1(u) contains a complete and accurate list of all collective bargaining or other labor union contracts applicable to persons employed by Premcor or any Subsidiary of Premcor. No collective bargaining agreement or other labor union contract is being negotiated by Premcor or any Subsidiary of Premcor. No labor organization or group of employees of Premcor or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Premcor, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premcor, (i) there is no labor dispute, strike, slowdown or work stoppage against Premcor or any Subsidiary of Premcor pending or, to the knowledge of Premcor, threatened against Premcor or any Subsidiary of Premcor and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to Premcor or any Subsidiary of Premcor.

        4.2    Representations and Warranties of Valero.    Except as disclosed in the section of the Valero disclosure schedule delivered to Premcor concurrently with this Agreement (the "Valero Disclosure Schedule") corresponding to the subsection of this Section 4.2 to which such disclosure applies, Valero hereby represents and warrants to Premcor as follows:

          (a)    Corporate Organization.    (i) Valero is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Valero has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Valero. True and complete copies of the Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws of Valero, as in effect as of the date of this Agreement, have previously been made available by Valero to Premcor.

            (ii)   Each Subsidiary of Valero (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, individually or in the aggregate with all other such failures by Subsidiaries of Valero, have a Material Adverse Effect on Valero and (C) has all requisite corporate (or, as applicable, equivalent partnership or company) power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          (b)    Capitalization.    (i) The authorized capital stock of Valero consists of (A) 600,000,000 shares of Valero Common Stock (each of which includes one Valero Right), of which, as of February 28, 2005, 256,645,166 shares were issued and outstanding and 5,462,610 shares were held in treasury and (B) 20,000,000 shares of preferred stock, par value $0.01 per share, of Valero (the "Valero Preferred Stock," together with the Valero Common Stock, the "Valero Capital Stock"), of which 10,000,000 shares have been designated as "2% Mandatory Convertible Preferred Stock"

  (the "Valero Convertible Preferred Stock") 7,785,224 shares of which were issued and outstanding as of April 11, 2005. From February 28, 2005, to the date of this Agreement, no shares of Valero Capital Stock have been issued except pursuant to employee and director stock plans of Valero in effect as of the date of this Agreement (the "Valero Stock Plans"). All of the issued and outstanding shares of Valero Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Valero Stock Plans, the Valero Convertible Preferred Stock and pursuant to the Valero Rights, Valero does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Valero Capital Stock or any other equity securities of Valero or any securities representing the right to purchase or otherwise receive any shares of Valero Capital Stock. As of February 28, 2005, no shares of Valero Capital Stock were reserved for issuance, except for shares of Valero Common Stock reserved for issuance upon the exercise of stock options pursuant to the Valero Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Valero 2005 Proxy Statement and the Valero 2004 10-K and upon the conversion of the Valero Convertible Preferred Stock, and shares of Junior Participating Preferred Stock, Series I, reserved for issuance in connection with the Valero Rights Agreement. Valero has no Voting Debt issued or outstanding. Valero owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Valero, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Valero has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          (c)    Authority; No Violation.    (i) Valero has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valero. No other corporate proceedings on the part of Valero are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valero and (assuming due authorization, execution and delivery by Premcor) constitutes a valid and binding obligation of Valero, enforceable against Valero in accordance with its terms.

            (ii)   Neither the execution and delivery of this Agreement by Valero, nor the consummation by Valero of the transactions contemplated hereby, nor compliance by Valero with any of the terms or provisions of this Agreement, will (A) violate any provision of the Restated Certificate of Incorporation, as amended, or Amended and Restated By-Laws of Valero or (B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valero, any of its Subsidiaries or Non-Subsidiary Affiliates or any of its properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the properties or assets of Valero, any of its Subsidiaries or Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valero, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their properties or assets may be bound or affected, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Valero.

          (d)    Consents and Approvals.    Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the Other Approvals, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4, (iv) the filing of the Certificate of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Valero Common Stock pursuant to this Agreement and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Valero, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Valero of this Agreement and (B) the consummation by Valero of the transactions contemplated by this Agreement.

          (e)    Financial Reports and SEC Documents.    (i) Valero has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2002. The Valero 2004 10-K and all other reports, registration statements, definitive proxy statements or information statements, including any certifications pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002 or similar certifications, filed or to be filed by Valero or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Valero SEC Documents"), with the SEC (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Valero SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Valero SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

            (ii)   Valero and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Valero (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Valero in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to

    Valero's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Valero's auditors and the audit committee of Valero's Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Valero's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Valero's internal controls over financial reporting. Valero has made available to Premcor a summary of any such disclosure made by management to Valero's auditors and audit committee since January 1, 2003.

          (f)    Absence of Undisclosed Liabilities.    (i) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements (or notes thereto) of Valero included in the Valero 2004 10-K, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since December 31, 2004 in the ordinary course of business consistent with past practice, and (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero, Valero and its Subsidiaries do not have, and since December 31, 2004, Valero and its Subsidiaries have not incurred (except as permitted by Section 5.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Valero's financial statements in accordance with generally accepted accounting principles).

            (ii)   Valero has delivered to Premcor complete and correct copies of any and all material documentation creating or governing all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K) effected by Valero or any of its Subsidiaries since December 31, 2002.

            (iii)  Valero has not, since July 30, 2002, either directly or indirectly, including through any Subsidiary or Affiliate, extended credit, arranged for the extension of credit or renewed any extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Valero. Section 4.2(f)(iii) of the Valero Disclosure Schedule describes any loan or extension of credit maintained by Valero to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          (g)    Absence of Certain Changes or Events.    (i) Since December 31, 2004, except as set forth in Valero SEC Documents filed since December 31, 2004 and prior to the date of this Agreement, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valero.

            (ii)   Since December 31, 2004, Valero and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

            (iii)  Since December 31, 2004, Valero has not declared any dividends on Valero Common Stock of Valero Convertible Preferred Stock other than its regular quarterly dividends.

          (h)    Legal Proceedings.    There is no suit, action or proceeding or investigation pending or, to the knowledge of Valero, threatened, against or affecting Valero or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Valero or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero.

          (i)    Compliance with Applicable Law.    Valero and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Valero or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero.

          (j)    Environmental Liability.    There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on Valero, any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including CERCLA, pending or threatened in writing against Valero, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero. Valero is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero.

          (k)    Employee Benefit Plans; Labor Matters.    (i) There does not now exist, and to the knowledge of Valero, there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability to Valero or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero.

            (ii)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Valero, (A) each of the Valero Benefit Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Valero, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Valero Benefit Plans, any fiduciaries thereof with respect to their duties to the Valero Benefit Plans or the assets of any of the trusts under any of the Valero Benefit Plans that could reasonably be expected to result in any material liability of Valero or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Valero Benefit Plan, any participant in a Valero Benefit Plan, or any other party.

            (iii)  Except as would not reasonably be expected to have a Material Adverse Effect on Valero, (A) there is no labor dispute, strike, slowdown or work stoppage against Valero or any Subsidiary of Valero pending or, to the knowledge of Valero, threatened against Valero or any Subsidiary of Valero and (B) no unfair labor practice or labor charge or complaint has occurred with respect to Valero or any Subsidiary of Valero.

          (l)    State Takeover Laws; Rights Plan.    (i) The Board of Directors of Valero has approved this Agreement and the transactions contemplated by this Agreement as required under Section 203 of the DGCL and any other applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

            (ii)   Valero has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any Valero Rights under the Valero Rights Agreement or enable or require the Valero Rights to separate from the shares of Valero Common Stock to which they are attached or to be triggered or become exercisable.

    No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Valero Rights Agreement) has occurred.

          (m)    Opinion of Financial Advisor.    Valero has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that the Merger Consideration is fair to Valero from a financial point of view.

          (n)    Board Approval.    The Board of Directors of Valero, at a meeting duly called and held, has by unanimous vote of those directors present approved and adopted this Agreement.

          (o)    Broker's Fees.    Neither Valero nor any of its Subsidiaries nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Lehman Brothers Inc.

          (p)    Taxes.    (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Valero, (A) Valero and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects; (B) Valero and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor, independent contractor, stockholder or third party; (C) there are no pending or, to the knowledge of Valero, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Valero or any Subsidiary of Valero; (D) there are no liens for Taxes upon the assets of Valero or any Subsidiary of Valero, other than liens for current Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (E) neither Valero nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (F) the consolidated federal income Tax Returns of Valero have been examined, or the statute of limitations has closed, with respect to all taxable years through and including July 31, 1997; (G) neither Valero nor any of its Subsidiaries has any liability for Taxes of any Person (other than Valero and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law); and (H) neither Valero nor any Subsidiary of Valero is a party to any agreement (with any Person other than Valero and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes that is currently in force.

            (ii)   Valero has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

            (iii)  None of Valero nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

          (q)    Reorganization under the Code.    As of the date of this Agreement, neither Valero nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (r)    Form S-4; Proxy Statement/Prospectus.    None of the information to be supplied by Valero or its Subsidiaries in the Form S-4 or the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Premcor Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Valero with respect to information supplied by Premcor for inclusion therein.

          (s)    Financing.    Valero will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Covenants of Premcor.    During the period from the date of this Agreement and continuing until the Effective Time, Premcor agrees as to itself and its Subsidiaries that (unless Valero shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Premcor Disclosure Schedule):

          (a)    Ordinary Course.    (i) Premcor and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts consistent with the other provisions of this Agreement to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

            (ii)   Premcor shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) without the prior written consent of Valero, which will not be unreasonably withheld, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in connection therewith set forth in the 2005 capital budget approved by the Premcor Board and previously disclosed to Valero to the extent occurring in all material respects at the times, and not exceeding 110% of the amounts, set forth for such capital expenditures in such budgets.

          (b)    Dividends; Changes in Share Capital.    Premcor shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) subject to Section 6.14, the declaration and payment of regular quarterly cash dividends on Premcor Common Stock at an amount per share not to exceed $0.02 with usual record and payment dates for such dividends in accordance with Premcor's past dividend practices, or (B) the declaration and payment of regular dividends from a wholly-owned Subsidiary of Premcor to Premcor or to another wholly-owned Subsidiary of Premcor in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Premcor that remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c)    Issuance of Securities.    Premcor shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Premcor Common Stock upon the exercise of Premcor Stock Options outstanding as of the date of this Agreement in accordance with their present terms, or (ii) issuances, sales or deliveries by a wholly-owned Subsidiary of Premcor of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of Premcor.

          (d)    Governing Documents.    Except to the extent required to comply with its obligations under this Agreement or with applicable law, Premcor shall not and shall cause each of its Subsidiaries not to amend or propose to so amend its certificate of incorporation or by-laws or similar organizational documents.

          (e)    No Acquisitions.    Premcor shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Premcor and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and which acquisitions are in the ordinary course of business consistent with past practice).

          (f)    No Dispositions.    Premcor shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Premcor) other than, in the case of assets other than capital stock of its Subsidiaries, in the ordinary course of business consistent with past practice.

          (g)    Investments; Indebtedness.    Premcor shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Premcor or a wholly owned Subsidiary of Premcor to or in Premcor or any wholly-owned Subsidiary of Premcor, (B) in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to Premcor and its Subsidiaries taken as a whole, or (C) any future earn-out payments required to be made by Premcor to (1) Motiva Enterprises LLC with respect to Premcor's acquisition of its Delaware City refinery or (2) The Williams Companies and certain of its subsidiaries with respect to Premcor's acquisition of its Memphis refinery, in each case pursuant to the agreements in effect on the date of this Agreement providing for the acquisition of such refineries and previously disclosed to Valero (provided that none of such transactions referred to in this clause (i) individually or in the aggregate with all other such transactions presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) or (ii) except for (A) indebtedness incurred in the ordinary course of business under the Premcor Credit Agreement or (B) letters of credit issued under the Amended and Restated Letter of Credit Reimbursement Agreement, dated as of June 1, 2004 by and between PRG and Fleet National Bank or the $100,000,000 Letter of Credit Agreement, dated as of February 3, 2005, among PRG and the lenders party thereto, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Premcor or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Premcor Indebtedness").

          (h)    Tax-Free Qualification.    Premcor shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1), or fail to take any action, in each case that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (i)    Compensation.    Except as required by law or by the terms of any collective bargaining agreement or other agreement currently in effect between Premcor or any Subsidiary of Premcor and any director, officer or employee thereof, Premcor shall not and shall not permit its Subsidiaries to (i) increase the amount of compensation of, or pay any severance to, any director or employee of Premcor or any of its Subsidiaries or business units (except for regularly scheduled annual increases in base salary to employees who are not directors, officers or key employees of the foregoing entities), (ii) make any increase in or commitment to increase any employee benefits, (iii) grant any additional Premcor Stock Options or other equity-based awards, (iv) adopt, enter into or amend, make any commitment to adopt, enter into or amend, or take any action to clarify any provision of, any Benefit Plan, (v) fund or make any contribution to any Premcor Benefit Plan or any related trust or other funding vehicles, other than regularly scheduled contributions to trusts funding qualified plans, or (vi) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to union or organized employees.

          (j)    Accounting Methods; Tax Elections.    Premcor shall not change in any material respect its methods of accounting in effect at December 31, 2004, except as required by a Governmental Entity or changes in GAAP as concurred in by Premcor's independent public accountants. Premcor shall not (i) change its fiscal year or any method of tax accounting, (ii) make any Tax election, or (iii) settle or compromise any liability for Taxes, except in each case for any such actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Premcor or as required by law.

          (k)    Certain Actions.    Premcor and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement (provided, however, that the foregoing shall not be construed to limit Premcor's ability to exercise its rights under this Agreement) or enter into any contract, arrangement, commitment or understanding (whether written or oral) that would be a Premcor Contract or, except in the ordinary course of business consistent with past practice, terminate, extend, amend or modify any material provision of, or waive any material rights under, any Premcor Contract.

          (l)    No Related Actions.    Premcor shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        5.2    Covenants of Valero.    During the period from the date of this Agreement and continuing until the Effective Time, Valero agrees as to itself and its Subsidiaries that (unless Premcor shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Valero Disclosure Schedule):

          (a)    Ordinary Course.    Valero and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts consistent with the other provisions of this Agreement to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (b)    Dividends; Changes in Share Capital.    Valero shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with past dividend practice and (B) the declaration and payment of regular dividends from a Subsidiary of Valero to Valero or to another Subsidiary of Valero in accordance with past dividend practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Valero that remains a wholly owned Subsidiary after consummation of such transaction.

          (c)    Governing Documents.    Except to the extent required to comply with their respective obligations under this Agreement or with applicable law, Valero shall not amend or propose to so amend its certificate of incorporation or by-laws.

          (d)    Tax-Free Qualification.    Valero shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2), or fail to take any action, in each case that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (e)    Certain Actions.    Valero and its Subsidiaries shall not take any action (including, without limitation, any acquisition transaction) or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the foregoing shall not be construed to limit Valero's ability to exercise its rights under this Agreement.

          (f)    No Related Actions.    Valero shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        5.3    Governmental Filings.    Premcor and Valero shall (A) confer on a reasonable basis with each other and (B) report to each other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Premcor and Valero shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other, and, to the extent permitted by law or regulation or any applicable confidentiality agreement, deliver to the other party copies of all such reports, announcements and publications promptly upon request.

        5.4    Control of Other Party's Business.    Nothing contained in this Agreement shall give Premcor, directly or indirectly, the right to control or direct Valero's operations, or give Valero, directly or indirectly, the right to control or direct Premcor's operations prior to the Effective Time. Prior to the

Effective Time, each of Premcor and Valero shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Preparation of Proxy Statement; Stockholders Meeting.    (a) As promptly as reasonably practicable following the date of this Agreement, Valero and Premcor shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and Valero shall prepare and file with the SEC the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Valero's prospectus. Each of Valero and Premcor shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Valero and Premcor shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Valero and Premcor, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the transactions contemplated hereby or to the other party or its business, financial condition or results of operations. Premcor will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Premcor stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Valero Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Valero or Premcor, or any of their respective Affiliates, officers or directors, is discovered by Valero or Premcor and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Premcor.

        (b)   Premcor shall duly call and give notice of the Premcor Stockholders Meeting for the purpose of obtaining the Premcor Stockholder Approval and such other matters as the Board of Directors of Premcor may direct, and shall use its reasonable best efforts to cause the Premcor Stockholders Meeting to occur as soon as reasonably practicable. The Board of Directors of Premcor shall use its reasonable best efforts to obtain the Premcor Stockholder Approval.

        6.2    Access to Information.    Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or the HSR Act, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. The parties will hold any information obtained pursuant to this Section 6.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated March 22, 2005, between Premcor and Valero (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Valero or Premcor shall not affect the representations and warranties of the other.

        6.3    Reasonable Best Efforts.    (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of Valero and Premcor agrees (i) to make (A) as promptly as practicable, but in any event prior to May 9, 2005, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and (B) as promptly as practicable all other necessary filings with other Governmental Entities relating to the Merger, and to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, neither Valero nor Premcor nor any of their respective Subsidiaries shall be required (1) to hold separate (including by trust or otherwise) or to divest, or agree to hold separate or divest, any of their respective businesses or assets (including, without limitation, any refinery or related assets) or any interest therein, or (2) to take or agree to take any other action or agree to any limitation, restriction or condition that could reasonably be expected to have a Material Adverse Effect on Valero or Premcor or substantially impair the benefits to Valero expected, as of the date of this Agreement, to be realized from consummation of the Merger, and neither Valero nor Premcor shall be required to agree to take any action that is not conditional on the consummation of the Merger.

        (b)   Each of Premcor and Valero shall, in connection with the efforts referenced in Section 6.3(a) to obtain all Required Approvals, use its reasonable best efforts, but in any event subject to applicable law, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Entity, (iii) promptly inform each other of (and, at the other party's reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

        (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 6.3(a) and 6.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Premcor and Valero shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has up to then complied with its obligations under this Section 6.3.

        (d)   Each of Valero and Premcor and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

        6.4    Acquisition Proposals.    (a) Premcor agrees that neither it nor any of its Subsidiaries nor any of its and its Subsidiaries' directors, officers and Affiliates shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries, "Representatives") not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided that, in the event that, following the date of this Agreement, Premcor receives an unsolicited bona fide written Acquisition Proposal not in breach of this Section 6.4, Premcor may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Premcor concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided further that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Premcor shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the

Confidentiality Agreement. Premcor shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Valero, with respect to any Acquisition Proposal. Premcor will promptly (within one day) advise Valero in writing following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, and shall keep Valero fully informed of the substance thereof (including the identity of the Person making such Acquisition Proposal and material terms thereof), and will keep Valero apprised of any related developments, discussions and negotiations on a current basis. Premcor shall use its reasonable best efforts to enforce any confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Premcor agrees to promptly inform its Subsidiaries, Affiliates, directors, officers, employees, agents and Representatives of the obligations undertaken in this Section 6.4. Nothing in this Section 6.4 shall (A) permit Premcor to terminate this Agreement or (B) affect or limit any other obligation of Valero or Premcor under this Agreement.

        (b)   Nothing contained in this Agreement shall prevent Premcor or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        6.5    Fees and Expenses.    Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Valero and Premcor.

        6.6    Directors' and Officers' Indemnification and Insurance.    Following the Effective Time, Valero shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Premcor and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Premcor pursuant to Premcor's Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date of this Agreement with, or for the benefit of, any directors, officers and employees of Premcor and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor to the business of the Surviving Corporation) certificate of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of Premcor and (iii) cause to be maintained by the Surviving Corporation (or any successor to the business of the Surviving Corporation) for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Premcor (provided that Valero (or any such successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Valero (or any such successor) be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Premcor for such insurance; and, provided further, that if the annual premiums of such insurance coverage exceed such amount, Valero (or any such successor) shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Valero (or any such successor) under this Section 6.6 shall not be terminated or modified following the Effective Time in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.6 applies and their respective heirs and other representatives shall be third-party beneficiaries of, and entitled to enforce, this Section 6.6).

        6.7    Employee Benefits.    (a) Following the Effective Time until December 31, 2006 (such period referred to herein as the "Benefit Protection Period"), except as otherwise provided in this Section 6.7, Valero shall provide, or shall cause to be provided, to individuals who are employees of Premcor and its Subsidiaries immediately before the Effective Time and who continue to be employed by Valero and its Subsidiaries after the Effective Time (other than those covered by a collective bargaining agreement) (the "Premcor Employees") compensation and employee benefits (other than compensation and benefits under any Premcor Stock Plans) that are, in the aggregate, not less favorable than those generally provided to Premcor Employees as of the date of this Agreement, as disclosed by Premcor to Valero immediately prior to the date of this Agreement. After the expiration of the Benefit Protection Period, Valero shall provide, or cause to be provided, to Premcor Employees compensation and employee benefit plans and programs that are, in the aggregate, not less favorable than those generally provided to other similarly situated employees of Valero and its Subsidiaries. After the Effective Time, the equity-based benefits to be provided to an eligible Premcor Employee shall be pursuant to the equity-based benefit plans and programs provided to similarly situated employees of Valero and its Subsidiaries. Nothing contained herein shall be construed to prevent the termination of employment of any Premcor Employee; provided, however, that in the event of a qualifying termination (which shall not include a termination for cause or voluntary resignation) of any Premcor Employee during the Benefit Protection Period, Valero shall provide, or cause to be provided, to such terminated Premcor Employee severance benefits that are not less than the amount of severance benefits that would have been payable under the terms of the Premcor severance plan or policy attached to Section 6.7(a) of the Premcor Disclosure Schedule as in effect as of the date of this Agreement that is applicable to any such Premcor Employee, subject to such Premcor Employee's execution of a release of claims in the form regularly used by Valero with respect to similarly situated employees and the expiration of any applicable revocation period.

        (b)   For all purposes under the employee benefit plans of Valero and its Subsidiaries providing benefits to any Premcor Employee after the Effective Time (the "New Plans"), each Premcor Employee shall be credited with his or her years of service with Premcor and its Subsidiaries and predecessor employers before the Effective Time, to the same extent as such Premcor Employee was entitled, before the Effective Time, to credit for such service under any similar Premcor Benefit Plans, except (i) to the extent such credit would result in a duplication of benefits and (ii) for credit for benefit accrual purposes under any defined benefit pension plan and any retiree medical plan. In addition, and without limiting the generality of the foregoing: (i) each Premcor Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Premcor Benefit Plan in which such Premcor Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Premcor Employee, Valero shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Valero shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (c)   Valero will honor, in accordance with their terms, all vested and accrued benefit obligations to, and contractual rights of, current and former employees of Premcor and its Subsidiaries to the extent that they are disclosed on Premcor's Disclosure Schedules. Nothing in this Agreement shall be interpreted as preventing Valero from amending, modifying or terminating any Premcor Benefit Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and applicable law.

        (d)   Valero hereby acknowledges that a "change of control" within the meaning of (i) each Premcor Stock Plan with respect to Premcor Stock Options outstanding on the date of this Agreement and (ii) the Premcor agreements in effect on the date of this Agreement and listed on Section 6.7(d) of the Premcor Disclosure Schedule will occur on the Effective Time.

        (e)   Notwithstanding anything contained herein to the contrary, Premcor Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time.

        (f)    Premcor and Valero will cooperate in good faith to mitigate the effects of Sections 280G and 409A of the Code on Premcor, Premcor employees and directors and Valero.

        6.8    Public Announcements.    Valero and Premcor shall use reasonable best efforts to develop a joint communications plan and each shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or broadly disseminated employee communication with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, and subject to Section 6.4(b), neither Valero nor Premcor shall issue any press release or otherwise make any public statement or disclosure or broadly disseminated employee communication concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        6.9    Listing of Shares of Valero Common Stock.    Valero shall use its reasonable best efforts to cause the shares of Valero Common Stock to be issued in the Merger and the shares of Valero Common Stock to be reserved for issuance upon exercise of the Premcor Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        6.10    Affiliates.    Not less than 45 days prior to the date of the Premcor Stockholders Meeting, Premcor shall deliver to Valero a letter identifying all persons who, in the judgment of Premcor, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Premcor, "affiliates" of Premcor for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Premcor shall use reasonable best efforts to cause each person identified on such list to deliver to Valero not later than ten days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A (an "Affiliate Agreement").

        6.11    Section 16 Matters.    In order to most effectively compensate and retain Premcor Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Premcor Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Premcor Common Stock and Premcor Stock Options into shares of Valero Common Stock and Valero Stock Options in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.11. Prior to the Effective Time, Valero and Premcor shall take all such steps as may be required to cause any dispositions of Premcor Common Stock (including derivative securities with respect to Premcor Common Stock) or acquisitions of Valero Common Stock (including derivative securities with respect to Valero Common Stock) resulting from the transactions contemplated by Article II or Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Premcor or will become subject to such reporting requirements with respect to Valero pursuant to the Merger (each such person, a "Premcor Insider"), to be exempt, to the extent permitted by law, under Rule 16b-3 promulgated under the Exchange Act.

        6.12    Indebtedness; Financing.    With respect to Premcor Indebtedness issued under indentures qualified under the Trust Indenture Act of 1939, and any other Premcor Indebtedness the terms of which require Valero to assume such debt in order to avoid default thereunder, which Premcor Indebtedness is listed in Section 6.12 of the Premcor Disclosure Schedule (collectively, the "Assumed Indentures"), Valero shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form satisfactory to the respective trustees or other representatives, expressly assuming the obligations of Premcor with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion obligations under, all debt securities issued by Premcor under the Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indentures to be kept or performed by Premcor and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures. The parties agree that on and after the date of this Agreement Valero may enter into and effect financing transactions, including but not limited to offerings and issuances of debt, equity or other securities, in connection with or in furtherance of this Agreement, the Merger and the other transactions contemplated hereby.

        6.13    Accountants' Letter.    Premcor shall use its reasonable best efforts to cause to be delivered to Valero a letter from its independent public accountants addressed to Valero, dated a date within two Business Days before the date on which the Form S-4 or other registration forms under the Securities Act shall become effective, in form and substance reasonably satisfactory to Valero and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        6.14    Dividends.    After the date of this Agreement, each of Valero and Premcor shall coordinate with the other the declaration of any dividends in respect of Valero Common Stock and Premcor Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Premcor Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with to respect their shares of Premcor Common Stock and any shares of Valero Common Stock any such holder receives in exchange therefor in the Merger.

        6.15    Registration Rights.    Premcor's existing registration rights agreements set forth on Section 6.15 of the Premcor Disclosure Schedule will be assumed by Valero in accordance with their terms and the holders of Premcor common stock party thereto shall have substantially the same rights with respect to the securities of Valero that they may receive as a result of the Merger as they currently possess under such agreements.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of Premcor and Valero to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    Premcor shall have obtained the Premcor Stockholder Approval.

          (b)    No Injunctions or Restraints; Illegality.    No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c)    HSR Act; Other Approvals.    (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all Other Approvals shall have been obtained, except those Other Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero or Premcor.

          (d)    NYSE Listing.    The shares of Valero Common Stock to be issued in the Merger and such other shares of Valero Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e)    Effectiveness of the Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        7.2    Additional Conditions to Obligations of Valero.    The obligations of Valero to effect the Merger are subject to the satisfaction, or waiver by Valero, on or prior to the Closing Date, of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Premcor set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Premcor set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties (except for the representations and warranties set forth in Section 4.1(b), which shall be true and correct in all material respects) shall be deemed to have failed to be true and correct for purposes of this Section 7.2(a) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premcor.

          (b)    Performance of Obligations of Premcor.    Premcor shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and Valero shall have received a certificate of an executive officer of Premcor to such effect.

          (c)    Tax Opinion.    Valero shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Valero, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Valero shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Valero and Premcor.

        7.3    Additional Conditions to Obligations of Premcor.    The obligations of Premcor to effect the Merger are subject to the satisfaction, or waiver by Premcor, on or prior to the Closing Date, of the following additional conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Valero set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Valero set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties (except for the representations and warranties set forth in Section 4.2(b), which shall be true and correct in all material respects) shall be deemed to have failed to be true and correct for purposes of this Section 7.3(a) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero. Premcor shall have received a certificate of an executive officer of Valero to the effect set forth in the immediately preceding sentence.

          (b)    Performance of Obligations of Valero.    Valero shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and Premcor shall have received a certificate of an executive officer of Valero to such effect.

          (c)    Tax Opinion.    Premcor shall have received from Stroock & Stroock & Lavan LLP, counsel to Premcor, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Premcor shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Valero and Premcor.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, and except as specifically provided below, whether before or after the Premcor Stockholders Meeting:

          (a)   By mutual written consent of Valero and Premcor;

          (b)   By either Valero or Premcor, if the Effective Time shall not have occurred on or before March 31, 2006 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c)   By either Valero or Premcor, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action that is necessary to fulfill the conditions set forth in Sections 7.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 6.3);

          (d)   By Valero, if Premcor shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date;

          (e)   By Premcor, if Valero shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date;

          (f)    By Valero, if (i) the Board of Directors of Premcor shall have failed to recommend that its stockholders vote in favor of this Agreement or shall have withdrawn, modified or qualified such recommendation in a manner adverse to Valero or (ii) Premcor shall have materially breached its obligations under this Agreement by reason of a failure to call the Premcor Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus in accordance with Section 6.1(a); or

          (g)   By either Valero or Premcor, if the Premcor Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Premcor Stockholders Meeting, duly convened therefor or at any adjournment or postponement thereof.

        8.2    Effect of Termination.    (a) In the event of termination of this Agreement by either Premcor or Valero as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors except with respect to the second sentence of Section 6.2, Section 6.5, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Valero nor Premcor shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

        (b)   If (A) (1) (x) either Premcor or Valero terminates this Agreement pursuant to Section 8.1(b) without the Premcor Stockholders Meeting having occurred or pursuant to Section 8.1(g) or (y) Valero terminates this Agreement pursuant to Section 8.1(d), (2) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Premcor shall have been publicly announced or communicated to the senior management, Board of Directors or stockholders of Premcor, or Premcor shall have breached in any material respect its obligations under Section 6.4, and (3) within twelve months of such termination Premcor or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, or the Board of Directors of Premcor or any of its Subsidiaries recommends that its respective stockholders approve, adopt or accept, any Acquisition Proposal, or (B) Valero terminates this Agreement pursuant to Section 8.1(f), then Premcor shall promptly, but in no event later than one Business Day after the date of such termination (or, in the case of clause (A), if later, the date Premcor or its Subsidiary enters into such agreement with respect to or consummates an Acquisition Proposal), pay Valero an amount equal to the Termination Fee, by wire transfer of immediately available funds.

        (c)   The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.5. The parties agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable under this Agreement, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

        8.3    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Premcor Stockholder Approval, but, after any such approval, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange requires further approval by Premcor stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.4    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

        9.2    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Valero to:

Valero Energy Corporation One Valero Way San Antonio, Texas 78249

	Attention:	Vice President—Legal Services

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019

	Attention:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.

(ii)	if to Premcor to:

Premcor Inc. 1700 East Putnam Avenue, Suite 400 Old Greenwich, Connecticut 06870

	Attention:	Senior Vice President and General Counsel

with a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038

	Attention:	Martin H. Neidell, Esq.

        9.3    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The word "or" shall be inclusive and not exclusive. In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the Valero Disclosure Schedule, the Premcor Disclosure Schedule and the other Schedules to this Agreement, and such other Sections of this Agreement to the extent that the matter in such Section of such Schedule is disclosed in such a way as to make its relevance called for by such other Section of this Agreement readily apparent. Words expressed in the singular number shall include the plural and vice versa.

        9.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        9.5    Entire Agreement; No Third Party Beneficiaries.    (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules to this Agreement and the other agreements and instruments of the parties delivered in connection with this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the Persons covered thereby).

        9.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

        9.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        9.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        9.9    Submission to Jurisdiction; Waivers.    Each of Valero and Premcor irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect of this Agreement brought by the other party or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Valero and Premcor hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Valero and Premcor hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts and (d) any right to a trial by jury.

        9.10    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, Valero and Premcor have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

VALERO ENERGY CORPORATION
By:	/s/ WILLIAM E. GREEHEY Name: William E. Greehey Title: Chairman and Chief Executive Officer
PREMCOR INC.
By:	/s/ JEFFERSON F. ALLEN Name: Jefferson F. Allen Title: Chief Executive Officer

EXHIBIT A

FORM OF AFFILIATE LETTER

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249

Ladies and Gentlemen:

        I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Premcor Inc., a Delaware corporation ("Premcor"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of April 24, 2005 (the "Merger Agreement"), by and between Valero Energy Corporation, a Delaware corporation ("Valero"), and Premcor, Premcor will merge with and into Valero (the "Merger"), and that as a result of the Merger, I may receive shares of Valero Common Stock (as defined in the Merger Agreement) in exchange for shares of Premcor Common Stock (as defined in the Merger Agreement) owned by me. Valero will be the surviving corporation in the Merger and is sometimes referred to herein as the "Surviving Corporation."

        I represent, warrant and covenant to Valero that in the event I receive any Valero Common Stock as a result of the Merger:

  (a)
  I shall not make any sale, transfer or other disposition of the Valero Common Stock in violation of the Act or the Rules and Regulations.

  (b)
  I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Valero Common Stock to the extent I believed necessary with my counsel or counsel to Premcor.

  (c)
  I have been advised that the issuance of Valero Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement of Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Premcor, I may be deemed to have been an affiliate of Premcor and the distribution by me of Valero Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Valero Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Valero or under a "no-action" letter obtained by me from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

  (d)
  I understand that the Surviving Corporation is under no obligation to register the sale, transfer or other disposition of the Valero Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

  (e)
  I also understand that stop transfer instructions will be given to the Surviving Corporation's transfer agents with respect to the Valero Common Stock and that there will be placed on the certificates for the Valero Common Stock issued to me, or any substitutions therefor, a legend stating in the substance:

      The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.

  (f)
  I also understand that unless the transfer by me of my Valero Common Stock issued to me as a result of the Merger has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Surviving Corporation reserves the right to put the following legend on the certificates issued to my transferee:

      The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Surviving Corporation a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Surviving Corporation, to the effect that such legend is not required for purposes of the Act. Notwithstanding the foregoing, (i) such legends will be removed by delivery of substitute certificates upon written request of the undersigned if at the time of making such request the undersigned would be permitted to dispose of the Valero Common Shares represented by such certificates pursuant to Rule 145(d)(2); (ii) nothing contained herein shall be construed as an admission that I am an "affiliate," or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter, and (iii) this letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Very truly yours,
By:	Name:
Accepted this	day of

, 2005 by

VALERO ENERGY CORPORATION

By:	Name: Title:

ANNEX B—OPINION OF MORGAN STANLEY & CO. INCORPORATED

                                    1585 Broadway
                                    New York, NY 10036

April 22, 2005

Board of Directors
Premcor Inc.
1700 East Putnam Avenue, Suite 400
Old Greenwich, CT 06870

Members of the Board,

        We understand that Premcor Inc. (the "Company") and Valero Energy Corporation (the "Buyer") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 16, 2005 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into the Buyer. Pursuant to the Merger, the separate existence of the Company will cease and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares held in treasury or held by the Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive, at the option of the holder of such Company Common Stock and subject to the provisions of the Merger Agreement, either (i) a number of shares of common stock, par value $0.01 per share, of the Buyer (the "Buyer Common Stock") equal to the product of one share of Buyer Common Stock and 0.990 (the "Stock Consideration") or (ii) an amount in cash equal to $72.76 (together with the Stock Consideration, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, prepared by the managements of the Company and the Buyer, respectively;

  iii)
  reviewed certain financial projections of the Company and the Buyer prepared by the managements of the Company and the Buyer, respectively;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Company and the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and the Buyer, respectively;

  v)
  reviewed the pro forma impact of the Merger on the Buyer's earnings per share;

  vi)
  reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

  vii)
  compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

  viii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  ix)
  reviewed the Merger Agreement and certain related documents; and

  x)
  considered such other factors and performed such other analyses as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information made available to us by the Company and the Buyer for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer.

        In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We are not legal, regulatory, or tax experts and have relied on the assessments provided by the Company's advisors with respect to legal, regulatory and tax issues. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof, may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have been retained to provide only a financial opinion letter in connection with the Merger. As a result, we have not been involved in structuring, planning or negotiating the Merger. We will receive a fee for our services. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any parties including the Buyer. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company and the Buyer and have received fees for the rendering of these services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Buyer, the Company or any other company or any currency or commodity that may be involved in this transaction.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any statement/prospectus to be distributed to holders of the Company Common Stock in connection with the Merger and filed with the U.S. Securities and Exchange Commission. Our opinion is limited to the fairness from a financial point of view of the Merger Consideration to be received by the holders of the Company Common Stock in the Merger and we express no opinion as to the underlying decision by the Company to enter into the Merger. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ STEPHEN R. MUNGER Stephen R. Munger Managing Director

ANNEX C—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

QuickLinks

  Filed Pursuant to Rule 424(b)(3) Registration No. 333-125082
ADDITIONAL INFORMATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
SUMMARY
SELECTED HISTORICAL FINANCIAL INFORMATION (Millions of dollars except per share amounts)
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
COMPARATIVE UNAUDITED PER SHARE DATA
RISK FACTORS
Risks Related to the Merger
Risks Related to Valero's Business
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
INFORMATION ABOUT VALERO
INFORMATION ABOUT PREMCOR
VALERO ENERGY CORPORATION UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
VALERO ENERGY CORPORATION UNAUDITED PRO FORMA COMBINED BALANCE SHEET March 31, 2005 (millions of dollars)
VALERO ENERGY CORPORATION UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME For the Three Months Ended March 31, 2005 (millions of dollars, except per share amounts)
VALERO ENERGY CORPORATION UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME For the Year Ended December 31, 2004 (millions of dollars, except per share amounts)
VALERO ENERGY CORPORATION NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
DESCRIPTION OF VALERO CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
Authorized Capital Stock
APPRAISAL RIGHTS
EXPERTS
LEGAL MATTERS
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A—THE MERGER AGREEMENT

W I T N E S S E T H
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS
EXHIBIT A FORM OF AFFILIATE LETTER
ANNEX C—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW